UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. 1)
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
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☐Preliminary Proxy Statement
☐Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑Definitive Proxy Statement
☐Definitive Additional Materials
☐Soliciting Material Under Rule 14a-12
NNN 2002 Value Fund, LLC

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☑	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11

1.	Title of each class of securities to which transaction applies:

Class A LLC Membership Interests
Class B LLC Membership Interests
Class C LLC Membership Interests

2.	Aggregate number of securities to which transaction applies: 5,960

3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

In accordance with Rule 0-11(c), the fee was calculated to be one-fiftieth of one percent of the aggregate of the cash and the value of the securities and other property that the Registrant expects to be distributed to its members

4.	Proposed maximum aggregate value of transaction: $21,794,000

5.	Total fee paid: $2,565

☑	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of the filing.

1.	Amount Previously Paid:

2.	Form, Schedule or Registration Statement No.:

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4.	Date Filed:

NNN 2002 Value Fund, LLC
1551 N. Tustin Avenue, Suite 200
Santa Ana, California 92705
Telephone: (877) 888-7348
August 5, 2005
Dear Member:
      On behalf of the Board of Managers of our Manager, Triple Net Properties, LLC, or our Manager, I cordially invite you to attend a special meeting of members of NNN 2002 Value Fund, LLC to be held at the Triple Net Properties, 1551 N. Tustin Ave, Suite 200, Santa Ana, CA 92705 on September 7, 2005 at 9:00 a.m. local time. We look forward to your attendance.
      At the special meeting, we will ask you to approve a plan of liquidation for our company. The principal purpose of the plan of liquidation is to maximize member value by selling our assets, paying our debts and distributing the net proceeds of our liquidation to our members. You will also be asked to approve a proposal allowing us to adjourn the special meeting, if necessary, to permit further solicitations of proxies if there are not sufficient votes at the time of the special meeting to approve the plan of liquidation.
      As set forth in our registration statement on Form 10, originally filed on December 30, 2004 and subsequently amended on February 28, 2005 and May 13, 2005, we were not formed with the expectation that we would be an entity that is required to file reports pursuant to the Securities Exchange Act of 1934, as amended, or the Exchange Act. We became subject to the registration requirements of Section 12(g) of the Exchange Act because the aggregate value of our assets exceeds applicable thresholds and our units are held of record by 500 or more persons. As a result of the registration of our securities with the Securities and Exchange Commission under the Exchange Act, we became subject to the reporting requirements of the Exchange Act. In particular, we are required to file Quarterly Reports on Form 10-Q, Annual Reports on Form  10-K, and Current Reports on Form 8-K and otherwise comply with the disclosure requirements of the Exchange Act applicable to issuers filing registration statements pursuant to Section 12(g) of that act. As a result of (i) current market conditions and (ii) the obligation to incur costs of corporate compliance (including, without limitation, all federal, state and local regulatory requirements applicable to us, including the Sarbanes-Oxley Act of 2002, as amended), the Board of Managers believes that a liquidation at this time will be more likely to provide you with a greater return on your investment, within a reasonable period of time, than you would receive through any other alternatives reasonably available to us.
      During the fourth quarter of 2004, management of our Manager and the Board of Managers considered the strategic alternatives available to us. Additionally, on January 18, 2005, we engaged Robert A. Stanger & Co., Inc., or Stanger, to perform financial advisory services in connection with the plan of liquidation, including rendering opinions to the Board of Managers, as to:

(i) whether our net real estate liquidation value range estimate and our estimated per unit distribution range are reasonable, and

(ii) the fairness of the consideration to be received by us from the transactions contemplated by the plan of liquidation and entered into prior to the date of this proxy statement, from a financial point of view.
      Additionally, if requested by the Board of Managers, and upon payment of additional fees, Stanger will render additional opinions as to the fairness of any transactions contemplated by the plan of liquidation and entered into after the date of this proxy statement, or prepare one or more appraisals of our properties.
      We currently estimate that if the plan of liquidation is approved and we are able to successfully implement the plan, our net proceeds from liquidation will range between approximately $20,646,000 and $21,794,000, and we estimate that you will receive for Class A Unit holders approximately between $3,606 and $3,810 in cash for each unit held by you; for Class B Unit holders approximately between $3,457 and

$3,649 in cash for each unit held by you; and for Class C Unit holders approximately between $3,328 and $3,509 in cash for each unit held by you. These amounts do not include the $12 million special distribution made to members on May 27, 2005 from the proceeds of the sale of the Bank of America Plaza West property. We cannot complete the transactions contemplated in our plan of liquidation unless you and our other members approve that plan. The plan of liquidation will not become effective without the affirmative vote of a majority of the investor units entitled to vote.
      The Board of Managers carefully reviewed and considered the terms and conditions of the plan of liquidation and the transactions contemplated by that plan, as well as other alternatives reasonably available to us. Based on its review, the Board of Managers unanimously determined that a liquidation at this time will be more likely to provide you with a greater return on your investment, within a reasonable period of time, than you would receive through other alternatives reasonably available to us and unanimously approved the adoption and implementation of the plan of liquidation, pending member approval. Accordingly, the Board of Managers unanimously recommends that you vote FOR approval of the plan of liquidation.
      The attached notice of special meeting and proxy statement explain the proposed plan of liquidation and provide specific information concerning the special meeting. Please read these materials, including the exhibits, carefully.
      Your vote is very important. Regardless of the number of our units you own, it is very important that your units be represented. ACCORDINGLY, WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE SPECIAL MEETING IN PERSON, WE URGE YOU TO SUBMIT YOUR PROXY AS SOON AS POSSIBLE. You may do this by completing, signing and dating the enclosed proxy card and returning it to us by fax to 1-212-645-8046 or in the accompanying postage-paid return envelope. You also may vote via the Internet at https://www.proxyvotenow.com/2002vf or by telephone by dialing toll-free 1-866-407-4371. Please follow the directions provided in the proxy statement. This will not prevent you from voting in person at the special meeting, but will assure that your vote will be counted if you are unable to attend the special meeting.
      YOUR VOTE COUNTS. THANK YOU FOR YOUR ATTENTION TO THIS MATTER AND FOR YOUR CONTINUED SUPPORT OF AND INTEREST IN OUR COMPANY.

Sincerely,

Louis J. Rogers
President of Triple Net Properties, LLC
(Manager of NNN 2002 Value Fund, LLC)
      This proxy statement is dated August 5, 2005 and is being first mailed to our members on or about August 5, 2005.

NNN 2002 VALUE FUND, LLC
1551 N. Tustin Avenue, Suite 200
Santa Ana, California 92705
Telephone: (877) 888-7348
NOTICE OF SPECIAL MEETING OF MEMBERS
To Be Held September 7, 2005
       NOTICE IS HEREBY GIVEN that a special meeting of the members of NNN 2002 Value Fund, LLC, a Virginia limited liability company, will be held on September 7, 2005 at 9:00 a.m. local time, at Triple Net Properties, 1551 N. Tustin Ave, Suite 200, Santa Ana, CA 92705 for the following purposes:

1. to consider and vote upon a proposal to approve a plan of liquidation of our company, pursuant to which we will, among other things:

•	dispose of all of our assets in exchange for cash, notes, redemption of equity, or such other assets as may be conveniently liquidated and distributed, which we expect to accomplish within 12 months of approval of the plan of liquidation attached to the proxy statement as Exhibit A;

•	liquidate and dissolve our subsidiaries, and distribute the net proceeds of such liquidation in accordance with the provisions of the Operating Agreement, our subsidiaries’ charters and the laws of Virginia and Delaware;

•	pay or provide for our liabilities and expenses, which may include the purchase of insurance or the establishment of a reserve fund to provide for payment of contingent or unknown liabilities;

•	distribute the remaining proceeds of the liquidation to you after the payment of or provision for our liabilities and expenses; and

•	wind up our operations and dissolve our company, all in accordance with the plan of liquidation attached to the proxy statement as Exhibit A.

2. to consider and vote on a proposal to permit the Board of Managers to adjourn the special meeting, if necessary, to permit further solicitations of proxies if there are not sufficient votes at the time of the special meeting to approve proposal 1; and

3. to transact any other business as may properly come before the special meeting or any postponements or adjournments thereof.
      These items are fully discussed in the following pages, which are made part of this notice. The Board of Managers does not know of or expect any other business to be transacted at the special meeting. The Board of Managers has fixed the close of business on August 1, 2005 as the record date for determining members entitled to notice of, and to vote at, the special meeting and any adjournment or postponement of the special meeting. A list of members entitled to vote will be available for inspection at the offices of NNN 2002 Value Fund, LLC, 1551 N. Tustin Avenue, Suite 200, Santa Ana, California 92705, for the ten-day period immediately preceding the special meeting.

      Whether or not you plan to attend the special meeting, you should complete, sign and date the accompanying proxy card and return it promptly by fax to 1-212-645-8046 or in the enclosed postage-paid envelope. You also may vote your units electronically via the Internet at https://www.proxyvotenow.com/2002vf or by telephone by dialing toll-free 1-866-407-4371. Instructions are included with the proxy card. If you attend the special meeting, you may vote in person if you wish, even if you previously have returned your proxy card or voted your units electronically. You may revoke your proxy at any time prior to its exercise.

BY ORDER OF NNN 2002 VALUE FUND, LLC

Talle A. Voorhies, Secretary
Triple Net Properties, LLC
(Manager of NNN 2002 Value Fund, LLC)

NNN 2002 VALUE FUND, LLC
1551 N. Tustin Avenue, Suite 200
Santa Ana, California 92705
Telephone: (877) 888-7348
PROXY STATEMENT

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THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION OR THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.
      Unless otherwise indicated or the context otherwise requires, in this proxy statement, the following defined terms have the following meanings: (1) “NNN 2002” refers to NNN 2002 Value Fund, LLC, a Virginia limited liability company; (3) “our company,” “we,” “us,” and “our” refer to NNN 2002 and its wholly-owned subsidiaries, (4) references to our “properties” include all of our real estate investments, including both consolidated and unconsolidated properties; (5) “our Manager” and “Triple Net” refer to Triple Net Properties, LLC, a Virginia limited liability company; (6) the “Board of Managers” refers to the Board of Managers of our Manager; (7) “you” or “members” or “Unit holders” refers to the holders of our units to whom the notice of special meeting and this proxy statement are addressed; (8) “Realty” refers to Triple Net Properties Realty, Inc. which is 88.0% owned by Anthony W. Thompson, chairman of our Manager and 12.0% owned by Louis J. Rogers, president of our Manager; (9) “the Operating Agreement” refers to the operating agreement of our company between us and our Manager; (10) “the Management Agreement” refers to the property management agreement of our company between us, our Manager and Realty; (11) “SEC” refers to the Securities and Exchange Commission of the United States; and (11) the “plan of liquidation” refers to the plan of liquidation and dissolution attached hereto as Exhibit A.

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QUESTIONS AND ANSWERS ABOUT THE PROPOSALS
Q: What am I being asked to vote upon?

A:	At the special meeting, we will ask you to approve our plan of liquidation and authorize our Manager to take all actions necessary and advisable to implement and conclude the plan of liquidation. In addition, you will also be asked to consider and vote on a proposal allowing us to adjourn the special meeting, if necessary, to permit further solicitations of proxies if there are not sufficient votes at the time of the special meeting to approve the plan of liquidation.
Q: What happens if I do not vote?

A:	If you do not vote, it will have the same effect as a vote against the plan of liquidation.
Q: Why is this proposal being made?

A:	The Board of Managers is seeking your approval to pursue a plan of liquidation in an effort to maximize member value. As set forth in our registration statement on Form 10, originally filed on December 30, 2004 and subsequently amended on February 28, 2005 and May 13, 2005, we were not formed with the expectation that we would be an entity that is required to file reports pursuant to the Securities Exchange Act of 1934, as amended, or the Exchange Act. We became subject to the registration requirements of Section 12(g) of the Exchange Act because the aggregate value of our assets exceeds applicable thresholds and our units are held of record by 500 or more persons. As a result of the registration of our securities with the Securities and Exchange Commission under the Exchange Act, we became subject to the requirements of the Exchange Act. In particular, we are required to file Quarterly Reports on Form 10-Q, Annual Reports on Form 10-K, and Current Reports on Form 8-K and otherwise comply with the disclosure obligations of the Exchange Act applicable to issuers filing registration statements pursuant to Section 12(g) of that act. As a result of (i) current market conditions and (ii) the obligation to incur costs of corporate compliance (including, without limitation, all federal, state and local regulatory requirements applicable to us, including the Sarbanes-Oxley Act of 2002, as amended), the Board of Managers believes that a liquidation at this time will be more likely to provide you with a greater return on your investment, within a reasonable period of time, than you would receive if a different alternative reasonably available was implemented, and the Board of Managers resolved to seek your approval to pursue the plan of liquidation.

In reaching this conclusion, the Board of Managers considered current market conditions, which it believes have made the liquidation of our assets relatively desirable at this time. Due to current, favorable commercial real estate market conditions, we estimate that we would receive net consideration of between approximately $20,646,000 and $21,794,000 upon the liquidation of all of our assets, and we estimate that you will receive between approximately $3,606 and $3,810 per unit for Class A Unit holders; $3,457 and $3,649 per unit for Class B Unit holders; and $3,328 and $3,509 per unit for Class C Unit holders per unit. We believe that the current levels of interest rates and the flow of capital into the real estate markets have created a market that favors sellers of commercial real estate over buyers of commercial real estate. We believe that commercial real estate market conditions are favorable for several reasons, including, without limitation, the following: the favorable contract terms and price received for our sale of the Bank of America Plaza West building in March 2005; the input of Stanger, our financial advisor; and announcements by our peers that they intend to liquidate their assets.

Due to such factors as the current market rental rates, the current and expected occupancy at our properties, the size of our portfolio, costs associated with maintaining our rental properties, including, without limitation, the costs of leasing commissions, tenant inducements (including, without limitation, tenant improvement allowances), and capital improvements at our properties, potential costs of litigation, and the increases in corporate compliance costs discussed elsewhere in this proxy statement, we have been unable to obtain our desired level of income from our properties. Based on Stanger’s presentation to the Board of Managers, the relatively low return on real property capital investments appears to be becoming more common in the industry. Accordingly, we believe that this factor, among others, may ultimately have an adverse affect on our ability to sell our assets at the current expected price at a future point in time. We also believe that expected increases in interest rates will adversely impact our return on capital in the future. We believe these decreases in net income have also limited our ability to complete further acquisitions, fund growth opportunities and enhance member value. These factors, combined with unexpected increases in corporate compliance costs, as described elsewhere in this proxy statement, have negatively affected our net annual income.

In reaching the decision to recommend our liquidation, the Board of Managers also relied on the increasingly significant cost of corporate compliance with all federal, state and local regulatory requirements applicable to us in conducting our business activities. These costs include, without limitation, the cost of preparing or causing to be prepared all financial statements required under applicable regulations and contractual undertakings and all reports, documents and filings required under the Exchange Act, or other federal or state laws. Moreover, recently enacted and proposed laws, regulations and standards relating to corporate governance and disclosure requirements applicable to public companies, including the Sarbanes-Oxley Act, have increased costs that we pay in connection with corporate governance, reporting and disclosure practices. Under the current operating agreement, we currently bear the increased cost of compliance under the Sarbanes-Oxley Act, and related rules and regulations. All such compliance and reporting costs were unanticipated at the time of our formation. Furthermore, we expect that these costs will increase in the future due to our continuing implementation of compliance programs mandated by these requirements. In addition, these new laws, rules and regulations create new legal bases for administrative enforcement, civil and criminal proceedings against us in case of non-compliance, thereby increasing our risks of liability, potential sanctions and litigation.

Q. What will happen if the plan of liquidation is not approved by the members?

A:	If the plan of liquidation is not approved, the Board of Managers will meet to determine what alternatives to pursue in the best interests of our company and our members, including continuing to operate under the current business plan. However, we believe that alternatives to the plan of liquidation are relatively less desirable for us, and that if we continue to operate under the current business plan we may be unable to resume monthly distributions at our historical levels given that our portfolio has been reduced by the sale of the Bank of America Plaza West property and that the remaining properties are not generating sufficient cash flow to sustain the historical level of distributions.
Q: What alternatives to liquidation have you considered?

A:	We explored the options of selling selected assets, refinancing properties, issuing additional debt or equity or continuing under the current business plan. However, after reviewing the issues facing our company and our alternatives, we have focused primarily on pursuing a plan of liquidation as the most desirable alternative.
Q: What is the plan of liquidation?

A:	The plan of liquidation authorizes us to undertake an orderly liquidation. In an orderly liquidation, we would sell all of our assets, pay all of our known liabilities, provide for the payment of our unknown or contingent liabilities, distribute our remaining cash to our members, wind up our operations and dissolve. Upon dissolution we will cease to exist.
Q: What are the key provisions of the plan of liquidation?

A:	The plan of liquidation provides, in pertinent part, that we will, among other things:

•	dispose of all of our assets in exchange for cash, notes, redemption of equity, or such other assets as may be conveniently liquidated and distributed, which we expect to accomplish within 12 months of approval of the plan of liquidation attached to the proxy statement as Exhibit A;

•	liquidate and dissolve our business and our subsidiaries, and distribute the net proceeds of such liquidation in accordance with the provisions of the Operating Agreement, our subsidiaries’ charters and the laws of Virginia and Delaware;

•	pay or provide for our liabilities and expenses, which may include the purchase of insurance or the establishment of a reserve fund to provide for payment of contingent or unknown liabilities;

•	distribute the remaining proceeds of the liquidation to you after the payment of or provision for our liabilities and expenses; and

•	wind up our operations and dissolve our company, all in accordance with the plan of liquidation attached hereto as Exhibit A.
Q: Can the Board of Managers amend the plan of liquidation after it is approved?

A:	The Board of Managers may modify or amend the plan of liquidation without further action by members to the extent permitted under applicable law. Further, the Board of Managers may terminate the plan of liquidation without further action by our members.
Q: Do you have agreements to sell our company’s assets?

A:	On March 15, 2005, we sold the Bank of America Plaza West building in Las Vegas, Nevada, to an unaffiliated third party for $24 million. On February 8, 2005, the Board of Managers approved the listing for sale of Congress Center, Chicago, Illinois, and Netpark, Tampa, Florida, properties, of which we own 12.3% and 50.0% interests, respectively.

Q.	How are the distribution payments in the liquidation distributed under the Operating Agreement?

A:	Any cash remaining upon dissolution and termination of our company will be distributed to our members according to the priorities set forth in the Operating Agreement, which provides generally that members who hold Class A units receive a 10% per annum cumulative return, members who hold Class B units receive a 9% per annum cumulative return, and members who hold Class C units receive an 8% per annum cumulative return. Our Manager is entitled to receive a portion of any distributions beyond these priority returns. For a complete description of how the Operating Agreement specifies that distributions are made, see the section titled “Interests in the Liquidation That Differ From Your Interests” under the heading “Proposal No. 1 — Plan of Liquidation Proposal.” To the extent that prior distributions have been inconsistent with the distribution priorities specified in the Operating Agreement, we intend to adjust future distributions in order to provide overall net distributions consistent with the priority provisions of the Operating Agreement.
Q: What will I receive in the liquidation?

A:	We estimate that you will receive between approximately $3,606 and $3,810 for Class A Unit holders; $3,457 and $3,649 for Class B Unit holders; and $3,328 and $3,509 for Class C Unit holders in the aggregate in cash for each unit that you own (assuming that you hold your units through the completion of the liquidation). We expect to make this liquidating distribution in one or more payments.

However, the amount that we expect to distribute to you in the liquidation also depends upon the amount of our liabilities and expenses and the amount we receive in the liquidation of our assets. If our liabilities and expenses (including any transfer tax liabilities) are greater than we currently expect and/or if the sales prices of our assets are less than we expect, you will receive less than the estimated liquidation payment for each unit. Further, if we establish a reserve fund to pay for liabilities following the liquidation, the timing and amount of your distributions in the liquidation may be adversely impacted. For a discussion of these and other risks which may adversely impact the timing and amount of your distributions, you should review “Risk Factors.”
Q: When will I receive my liquidating distributions?

A:	We expect to make liquidating distributions to our members throughout the plan of liquidation and to make the final liquidating distribution after we sell all of our assets, pay all of our known liabilities and provide for unknown liabilities. We expect to complete these activities within 12 months of member approval of the plan of liquidation. If we establish a reserve fund, we may make a final distribution from any funds remaining in the reserve fund after we determine that all of our liabilities have been paid.

The actual amounts and times of the liquidating distributions will be determined by our Manager in its discretion. If you transfer your interests during the liquidation, the right to receive liquidating distributions will transfer with those interests.
Q: What will happen to my regular monthly distributions?

A:	Following payment of the monthly April 2005 distribution, we are no longer paying regular monthly distributions in anticipation of the plan of liquidation. We paid a special distribution to our members of $12 million on May 27, 2005 from the proceeds of the sale of the Bank of America Plaza West building. Going forward, we do not expect to pay regular monthly distributions, but will instead pay liquidating distributions as appropriate under the plan of liquidation and applicable laws and regulations. Of course, every payment of distributions will be subject to the availability of cash, compliance with applicable law and the discretion of the Board of Managers.
Q: What will happen to my interests?

A:	If our members approve the plan of liquidation, all interests in our company will be cancelled at the end of the liquidation process.
Q: What are the tax consequences of the liquidation?

A:	In general, you will recognize your share of the gain or loss triggered upon the sale of our assets, as allocated to you under the Operating Agreement. In addition, if the plan of liquidation is approved and we are liquidated, you will realize, for federal income tax purposes, gain or loss equal to the difference between the cash distributed to you from the liquidating distributions and your adjusted tax basis in your interests (which will generally reflect your share of the gain or loss triggered upon the sale of our assets). A summary of the possible tax consequences to you begins on page 45 of this proxy statement. You should consult your tax advisor as to the tax effect of your particular circumstances.
Q: What other matters will be voted on at the special meeting?

A:	In addition to asking you to vote on the plan of liquidation, we are asking you to consider and vote on a proposal to permit the Board of Managers to adjourn the special meeting to permit further solicitation of proxies in the event that there are not sufficient votes at the time of the special meeting to approve the plan of liquidation. We refer to this as the adjournment proposal. The vote for the adjournment proposal is separate from the vote for the plan of liquidation.

Other than the plan of liquidation and the adjournment proposal, we do not expect to ask you to vote on any other matters at the special meeting. However, if matters other than the plan of liquidation are properly brought before the special meeting, or any adjournments or postponements of the special meeting, the persons appointed as proxies will have discretion to vote or act on those matters.
Q: What is the recommendation of the Board of Managers with respect to the proposals?

A:	The Board of Managers unanimously determined that the plan of liquidation is advisable and approved the adoption and implementation of the plan of liquidation. The Board of Managers reached these conclusions after comparing the merits of liquidating our company against both the merits of the other strategic alternatives reasonably available to our company and the merits of maintaining the status quo by continuing as a going concern. The Board of Managers has unanimously determined that the plan of liquidation is likely to provide returns to our members that are higher than we can obtain from continuing to operate based on our current business plan or pursuing any other strategic alternative reasonably available to us. Accordingly, the Board of Managers unanimously recommends that you vote FOR approval of the plan of liquidation. The Board of Managers also unanimously recommends that you vote FOR approval of the adjournment proposal.

Q: Are there any interests in the liquidation that differ from my own?

A:	Yes, the Board of Managers owes fiduciary duties to our Manager and not to our members. Our Manager has interests in the liquidation that are different from your interests as a member, including the following:

•	Based on estimated sales prices of our properties, if you approve the plan of liquidation, our Manager, Realty and/or affiliates of our Manager, will be entitled to:

(i) fees totaling approximately between $1,694,000 and $1,747,000 for disposing of our property interests pursuant to the Operating Agreement and the Management Agreement with our Manager and Realty; and

(ii) distributions estimated to be approximately $567,000 and $853,000 to be received as liquidating distributions by our Manager pursuant to the Operating Agreement.

•	While it is our company’s obligation to pay our public company compliance costs, including costs incurred in connection with preparing reports to be filed pursuant to the Exchange Act and costs relating to compliance with the Sarbanes-Oxley Act, the Board of Managers has voted and approved that all costs associated with public company compliance will be borne by our Manager. These costs are material and our Manager has incurred $370,000 and $152,000 respectively, for the year ended December 31, 2004 and the quarter ended March 31, 2005 in connection therewith. If the plan of liquidation is approved, we and our Manager will be relieved of these expenses once our company is no longer subject to the Exchange Act, the Sarbanes-Oxley Act and related rules and regulations. These costs, which we expect to increase, were unanticipated at the time of our formation.

•	If you approve the plan of liquidation, additional amounts may be due to the 2004 Notes Program, an affiliate of our Manager, pursuant to loans previously made in connection with the Congress Center property. Terms of the 2004 Notes Program provide for interest payments at 11.0% per annum. In addition, to interest, the 2004 Notes Program is entitled to receive the greater of a 1.0% prepayment penalty or 20.0% of the profits upon sale of the property, prorated for the amount of time the loan was outstanding. As of March 31, 2005, loans from the 2004 Notes Program to Congress Center, which have been repaid, may result in additional amounts due to the 2004 Notes Program upon the sale of this property, depending on the amount of profits, if any, upon sale. We cannot reasonably estimate at this time the additional amounts due, if any, to the 2004 Notes Program when the Congress Center property is sold.

•	The plan of liquidation provides that we may sell one or more of our properties to an affiliate, but only if Stanger opines as to the fairness of the proposed transaction to us, from a financial point of view, or we conduct an appraisal of the underlying property and the proposed sale price is within the range of values provided by the appraisal. In no event will the Board of Managers approve a transaction if: (i) Stanger concludes after a review of the information then available, including any pending offers, letters of intent, contracts for sale, appraisals or other data, that the consideration to be received by us is not fair to us from a financial point of view; (ii) Stanger concludes that the consideration to be received is less than the appraised value of the property; or (iii) we have received a higher offer for the property from a credible party whom we reasonably believe is ready, able and willing to close the transaction on the contract terms.
      Consequently, our Manager, the Board of Managers and its employees are more likely to support the plan of liquidation than might otherwise be the case if they did not expect to receive those payments. For further information please see the section titled “Interests in the Liquidation That Differ From Your Interests.”
Q: Did you obtain any opinions about the fairness of the plan of liquidation?

A:	Yes. Robert A. Stanger & Co., Inc., or Stanger, delivered opinions to the Board of Managers. Stanger opined that, as of the date of its opinions, the consideration to be received by us in the sale of our interest in is fair to us, from a financial point of view, and our net real estate liquidation value range estimate and our estimated per unit distribution range are reasonable from a financial point of view. In forming its opinions, Stanger conducted site visits and gathered data on each of our properties, determined an estimated range of market value of our portfolio of properties, reviewed the consideration to be paid in the transactions contemplated by the plan of liquidation, reviewed our net real estate liquidation value range estimate and reviewed our estimated per unit distribution range. The opinions of Stanger are addressed to our Manager, and do not constitute a recommendation as to how you should vote your interests at the special meeting.

Q: What vote of members is required to approve the proposals?

A:	Approval of the plan of liquidation will require the affirmative vote of a majority of the investor units entitled to vote. Approval of the adjournment proposal will require the affirmative vote of a majority of the investor units represented in person or by proxy at the special meeting.
Q: What do I need to do now?

A:	You should complete, date and sign your proxy card and return it promptly by fax to 1-212-645-8046 or mail it in the enclosed postage-paid envelope, or vote your interests by internet or telephone, as soon as possible so that your interests may be represented at the special meeting, even if you plan to attend the special meeting in person.
Q: If my units are held in “street name” by my broker, will my broker vote my units for me?

A:	Your broker will be unable to vote your units with respect to the plan of liquidation, unless you provide your broker with instructions on how to vote. You should follow the procedures provided by your broker regarding how to provide instructions on vote your interests.
Q: May I change my vote after I have mailed my signed proxy card?

A:	Yes. You can change your vote by sending in a later dated, signed proxy card or a written revocation before the special meeting or by attending the special meeting and voting in person. Your attendance at the special meeting will not, by itself, revoke your proxy. If you have instructed a broker to vote your interests, you must follow the directions received from your broker to change those instructions.
Q: What happens if I do not give my proxy or if I abstain from voting?

A:	If you do not give your proxy or do not instruct your broker to vote your interests or if you abstain from voting, it will have the same effect as a vote against the plan of liquidation. If you do not give your proxy or do not instruct your broker to vote your interests or if you abstain from voting, it will have no effect on a vote regarding the adjournment proposal, approval of which requires the affirmative vote of a majority of the investor units represented in person or by proxy at the special meeting.
Q: Do I have appraisal rights?

A:	No. Under Virginia law, you are not entitled to any dissenters’ or appraisal rights in connection with the plan of liquidation.
Q: Who can help answer my questions?

A:	If you have additional questions about the plan of liquidation, or would like additional copies of the proxy statement, you should contact our Manager’s President, Louis J. Rogers, at 877-888-7348 or 714-667-8252.

SUMMARY
      This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. For additional information concerning the plan of liquidation, you should read this entire proxy statement, including the exhibits, and the other documents referred to in this proxy statement. A copy of the plan of liquidation is included in this proxy statement as Exhibit A. The following summary should be read in conjunction with, and is qualified in its entirety by, the more detailed information appearing elsewhere in this proxy statement.
Our Organizational Structure
      Our Company is a Virginia limited liability company that was formed on May 15, 2002 to purchase, own, operate and subsequently sell all or a portion of up to three properties. We initially expected to own our interests in the three properties we subsequently acquired for approximately three to five years from the respective acquisition of each asset; however, we sold one property, the Bank of America Plaza West on March 15, 2005, and we may sell the other properties in less time in the event that the plan of liquidation is approved by our members. Our principal objectives at the time of our formation were to: (i) preserve our members’ capital investment; (ii) realize income through the acquisition, operation and sale of our properties, (iii) make monthly distributions to the members from cash generated by operations in an amount equal an 8% annual return of our members’ investment; and (iv) subject to market conditions, within approximately three to five years from the respective acquisition of each asset, realize income from the sale of the properties.
      Triple Net Properties, LLC, a Virginia limited liability company, or our Manager, manages our company pursuant to the terms of an operating agreement, or the Operating Agreement, between the initial member of our company and our Manager which was amended to include the holders of our units as members. In addition, Triple Net Properties Realty, Inc., a California corporation, or Realty, which is an affiliate of our Manager and is 88.0% owned by Anthony W. Thompson, our Manager’s chief executive officer, serves as our property manager pursuant to the terms of the Operating Agreement and a property management agreement, or the Management Agreement, between our company and Realty. Each of the Operating Agreement and the Management Agreement was effective as of May 15, 2002. The Operating Agreement terminates upon our dissolution. Our members may not vote to terminate our Manager prior to the termination of the Operating Agreement or our dissolution except for cause. The Management Agreement terminates with respect to each of our properties upon the earlier of the sale of such property or December 31, 2012. Realty may be terminated with respect to any of our properties without cause prior to the termination of the Management agreement or our dissolution, subject to certain conditions, including the payment by us to Realty of a termination fee as provided in the Management Agreement.
The Special Meeting
      The special meeting will be held at 9:00 a.m., local time, on September 7, 2005, at Triple Net Properties, 1551 N. Tustin Ave, Suite 200, Santa Ana, CA 92705.

Vote Required
      Approval of the plan of liquidation will require the affirmative vote of a majority of the investor units entitled to vote. If a quorum is present at the special meeting, approval of the adjournment proposal will require the affirmative vote of a majority of the investor units represented in person or by proxy at the special meeting.

Record Date for Voting
      The close of business on August 1, 2005 is the record date for determining eligibility to vote at the special meeting. Each holder of units at that time will be entitled to one vote per unit. On the record date, there were 545 units entitled to vote at the special meeting.

The Plan of Liquidation
      At the special meeting, you will be asked to consider and vote upon a proposal to approve the plan of liquidation attached to this proxy statement as Exhibit A. The plan of liquidation provides that we will sell our assets for cash, notes and/or other types of consideration. We will use the proceeds from the sales of our assets to pay our known liabilities and provide for our unknown or contingent liabilities. After selling all of our assets, paying of all of our known liabilities and expenses, and making reasonable provision for any unknown or contingent liabilities, we expect to distribute the net proceeds of our liquidation to our members. We believe that the total amount that we will distribute to our members after approval of the plan of liquidation will be between approximately $3,606 and $3,810 for Class A Unit holders; $3,457 and $3,649 for Class B Unit holders; and $3,328 and $3,509 for Class C Unit holders per unit.
      We expect to sell all of our assets during the 12-month period following approval by our members of the plan of liquidation. At that point, we expect to terminate our registration under the Exchange Act, cease filing reports with the SEC, and file a certificate of cancellation in Virginia. Furthermore, the plan of liquidation authorizes the Board of Managers to create a reserve fund for the payment of unknown or contingent liabilities.

Background of the Plan of Liquidation; Reasons for the Liquidation
      During the fourth quarter of 2004, after reviewing the issues facing us, and various strategic alternatives for maximizing member value, the Board of Managers concluded that we should begin to explore a plan of liquidation. On December 27, 2004, the Board of Managers approved the preparation of a plan of liquidation and dissolution of our company, subject to final approval of the Board of Managers and the filing of a proxy and the required approval of the members, in order to maximize member value. The Board of Managers believes that the increasing cost of corporate compliance with federal (including, without limitation, the Sarbanes-Oxley Act), state and local regulatory requirements applicable to us with regard to our business activities, among other factors, has made it more likely in our Manager’s judgment that liquidation would provide members with greater returns on their investments than would otherwise be realized if we continued to operate as a public reporting company.
      The Board of Managers based its decision on a number of factors including, among others, the following:

•	current market conditions, which have made the sale of our real estate investments desirable at this time; and

•	the significant and increasing cost of corporate compliance with all federal, state and local regulatory requirements applicable to us in conducting our business activities. These costs include the cost of preparing or causing to be prepared all financial statements required under applicable regulations and contractual undertakings and all reports, documents and filings required under the Exchange Act, or other federal or state laws. Moreover, recently enacted and proposed laws, regulations and standards relating to corporate governance and disclosure requirements applicable to public companies, including the Sarbanes-Oxley Act of 2002, as amended, require that we pay significant costs in connection with corporate governance, reporting and disclosure practices. While it is our company’s obligation to pay our public company compliance costs, including costs incurred in connection with preparing reports to be filed pursuant to the Exchange Act and costs relating to compliance with the Sarbanes-Oxley Act, the Board of Managers has voted and approved that all costs associated with public company compliance will be borne by our Manager. These costs are material and our Manager has incurred $370,000 and $152,000, respectively, for the year ended December 31, 2004 and the quarter ended March 31, 2005 in connection therewith. If the plan of liquidation is approved, we and our Manager will be relieved of these expenses once our company is no longer subject to the Exchange Act, the Sarbanes-Oxley Act and related rules and regulations. These costs, which we expect to increase, were unanticipated at the time of our formation.

Recommendation of the Board of Managers
      The Board of Managers has unanimously determined that the plan of liquidation is fair to you and in our and your best interests and unanimously recommends that you vote FOR approval of the plan of liquidation.

Interests in the Liquidation That Differ From Your Interests
      In considering the recommendation of the Board of Managers that you vote in favor of the plan of liquidation, you should be aware that our Manager and its affiliates have interests in the liquidation that are different from your interests as a member, including the following:

(i) fees totaling approximately between $1,694,000 and $1,747,000 for disposing of our property interests pursuant to the advisory agreement and the Management Agreement with our Manager and its affiliates; and

(ii) distributions estimated to be approximately $567,000 and $853,000 to be received as liquidating distributions by our Manager pursuant to the Operating Agreement.
Additionally, the Board of Managers has voted and approved that all costs associated with compliance with public company filings will be borne by our Manager. Accordingly, our Manager has paid costs incurred in connection with preparing reports to be filed pursuant to the Exchange Act, and certain of our state, federal and local compliance costs. These costs are material and our Manager has incurred $370,000 and $152,000, respectively, for the year ended December 31, 2004 and three months ended March 31, 2005 in connection therewith. If the plan of liquidation is approved, we and our Manager will be relieved of these expenses once our company is no longer subject to the Exchange Act, the Sarbanes-Oxley Act, and related rules and regulations.

•	If you approve the plan of liquidation, additional amounts may be due to the 2004 Notes Program, an affiliate of our Manager, pursuant to loans previously made in connection with the Congress Center property. Terms of the 2004 Notes Program provide for interest payments at 11.0% per annum. In addition, to interest, the 2004 Notes Program is entitled to receive the greater of a 1.0% prepayment penalty or 20.0% of the profits upon sale of the property, prorated for the amount of time the loan was outstanding. As of March 31, 2005, loans from the 2004 Notes Program to Congress Center, which have been repaid, may result in additional amounts due to the 2004 Notes Program upon the sale of this property, depending on the amount of profits, if any, upon sale. We cannot reasonably estimate at this time the additional amounts due, if any, to the 2004 Notes Program when the Congress Center property is sold.

•	The plan of liquidation provides that we may sell one or more of our properties to an affiliate, but only if Stanger opines as to the fairness of the proposed transaction to us, from a financial point of view, or we conduct an appraisal of the underlying property and the proposed sale price is within the range of values provided by the appraisal. In no event will the Board of Managers approve a transaction if: (i) Stanger concludes after a review of the information then available, including any pending offers, letters of intent, contracts for sale, appraisals or other data, that the consideration to be received by us is not fair to us from a financial point of view; (ii) Stanger concludes that the consideration to be received is less than the appraised value of the property; or (iii) we have received a higher offer for the property from a credible party whom we reasonably believe is ready, able and willing to close the transaction on the contract terms.
      Consequently, the Board of Managers and our Manager and its employees are more likely to support the plan of liquidation than might otherwise be the case if they did not expect to receive those payments. Given we do not have our own officers or board of managers, you are relying upon the recommendation of the Board of Managers in regard to this proposal.

Opinions of Robert A. Stanger & Co., Inc.
      We engaged Stanger, an independent financial advisor, to render opinions to the Board of Managers as to: (i) whether our net real estate liquidation value range estimate and our estimated per unit distribution range are reasonable, and (ii) the fairness of the consideration to be received by us from the transactions contemplated by the plan of liquidation and entered into as of the date of this proxy statement, from a financial point of view. Stanger concluded that our net real estate liquidation value range estimate and our estimated per unit distribution range were reasonable, and that the consideration we received in the sale of the Bank of America Plaza West property is fair to us, from a financial point of view.
      The Stanger opinions constitute neither a recommendation to you as to how you should vote on the proposals set forth in this proxy statement nor a guarantee as to the actual amount of consideration that will be received by you in connection with the transactions contemplated by the plan of liquidation. The full text of the opinions, which sets forth, among other things, assumptions made, matters considered and limitations on the review undertaken, are attached as Exhibit B to this proxy statement. You are urged to read the opinions in their entirety.
Properties
      As of March 31, 2005, we owned interests in two properties: a 50.0% interest in a consolidated property, Netpark in Tampa, Florida, and a 12.3% interest in an unconsolidated property, Congress Center in Chicago, Illinois. We owned a 100% interest in a third property, Bank of America Plaza West, that we sold on March 15, 2005 for $24,000,000.

RISK FACTORS
      In addition to general risks and the other information contained in this proxy statement, you should carefully consider the following important factors in evaluating the proposals to be voted on at our special meeting.
RISKS THAT MAY DELAY OR REDUCE OUR LIQUIDATING DISTRIBUTIONS
      We currently estimate that our net liquidation value is approximately between $20,646,000 and $21,747,000 and you will receive approximately between $3,606 and $3,810 per unit for Class A Unit holders; $3,457 and $3,649 per unit for Class B Unit holders; and $3,328 and $3,509 per unit for Class C Unit holders in liquidating distributions, which we anticipate paying within 12 months of member approval of the plan of liquidation. However, our expectations about the amount of liquidating distributions we will make and when we will make them are based on many estimates and assumptions, one or more of which may prove to be incorrect. As a result, the actual amount of liquidating distributions we pay to you may be more or less than we predict in this proxy statement. In addition, the liquidating distributions may be paid later than we predict. Factors that could cause actual payments to be later or lower than we expect include, among others, the following:
Lack of diversification and illiquidity of real estate may make it difficult for us to sell underperforming properties or recover its investment in one or more properties.
      Our business is subject to risks associated with investment solely in real estate. Real estate investments are relatively illiquid. Our ability to vary our portfolio in response to changes in economic and other conditions is limited. We cannot provide assurance that we will be able to dispose of a property when we want or need to dispose of it. Consequently, the sale price for any property may not recoup or exceed the amount of our investment.
If we are unable to find buyers for our assets at our expected sales prices, our liquidating distributions may be delayed or reduced.
      Neither of our two properties is currently subject to a sale agreement. In calculating our estimated range of liquidating distributions, we assumed that we will be able to find buyers for our remaining assets at amounts based on our estimates of their fair market values. However, we may have overestimated the sales prices that we will ultimately be able to obtain for these assets. For example, in order to find buyers in a timely manner, we may be required to lower our asking price below our estimate of the asset’s fair value. If we are not able to find buyers for these assets in a timely manner or if we have overestimated the sales prices we will receive, our liquidating payments to our members may be delayed or reduced. Furthermore, the projected amount of liquidating distributions is based upon the appraisals of our properties, but real estate market values are constantly changing and fluctuate with changes in interest rates, supply and demand dynamics, occupancy percentages, lease rates, the availability of suitable buyers, the perceived quality and dependability of income flows from tenancies and a number of other factors, both local and national. In addition, environmental contamination or unknown liabilities, if any, at our properties may adversely impact the sales price of those assets.
If we are unable to maintain the occupancy rates of currently leased space and lease currently available space, if tenants default under their leases or other obligations to us during the liquidation process, or if our cash flow during the liquidation is otherwise less than we expect, our liquidating distributions may be delayed or reduced.
      In calculating the amount of our estimated liquidating distributions, we assumed that we would maintain the occupancy rates of currently leased space, would be able to rent currently available space and would not experience any tenant defaults during the liquidation process that are not subsequently cured. Negative trends in one or more of these factors during the liquidation process may adversely affect the resale value of the properties, which would reduce our liquidating distribution. To the extent that we receive less rental income than we expect during the liquidation process, our liquidating distribution will be reduced. We may also decide in the event of a tenant default to restructure the lease, which could require us to substantially reduce the rent payable to us under the lease, or make other modifications that are unfavorable to us.
If our liquidation costs or unpaid liabilities are greater than we expect, our liquidating distributions may be delayed or reduced.
      Before making the final liquidating distribution, we will need to pay or arrange for the payment of all of our transaction costs in the liquidation and all valid claims of our creditors. Our Manager may also decide to acquire one or more insurance policies covering unknown or contingent claims against us, for which we would pay a premium which has not yet been determined. Our Manager may also decide to establish a reserve fund to pay for these contingent claims. None of those amounts are yet final and we have used estimates in calculating the amount of our projected liquidating distributions. To the extent that we have underestimated them in calculating our projections, our actual aggregate liquidating distributions will be lower than we have projected. Further, if a reserve fund is established, payment of liquidating distributions to our members may be delayed or reduced.
The pending Securities and Exchange Commission investigation of our Manager could result in actions against us which could decrease or delay liquidating distributions.
      On September 16, 2004, our Manager advised us that it learned that the SEC is conducting an investigation referred to as “In the matter of Triple Net Properties, LLC.” The SEC has requested information from our Manager relating to disclosure in securities offerings (including offerings by G REIT, Inc., T REIT, Inc. and A REIT, Inc.) and the exemption from the registration requirements of the Securities Act for the private offerings in which our Manager and its affiliated entities were involved and exemptions from the registration requirements of the Exchange Act for several entities. The SEC has requested financial and other information regarding these entities as well as the limited liability companies advised by our Manager, including us. This investigation could focus on our failure to timely file our Form 10 and the required reports under the Exchange Act and could result in fines, penalties or administrative remedies, which could decrease or delay the liquidating distributions.
The pending SEC investigation of our Manager could result in defaults or alleged defaults under our loan documents or limit our ability to obtain debt financing in the future.
      We rely on debt financing for our acquisition of new investments and for meeting capital expenditure obligations, among other things. The SEC investigation of our Manager described above, or any related enforcement action by government authorities against our Manager or us, could result in defaults or alleged defaults under our loan agreements or could make it more difficult for us to obtain new debt financing or prevent us from satisfying customary debt covenants or conditions required by existing loan documents, which could reduce or delay our liquidating distributions.
As a result of our failure to timely file our Form 10 and other reports and documents required by the Exchange Act, we may be subject to SEC enforcement action or other legal action.
      As a result of our failure to timely file our Form 10 and other reports and documents required by the Exchange Act, we may be subject to SEC enforcement action or other legal action. Such actions could restrict or eliminate certain exemptions available under the Securities Act or cause us or our Manager to incur financial liability in the form of fines or judgments and impose injunctive burdens on us. Under the Operating Agreement, we could be responsible for reimbursement or indemnification in the event that our Manager suffers damage as a result of any action involving us. Costs incurred in defending against any such actions or proceedings, and any liability or sanctions incurred in connection with such actions or proceedings could reduce or delay our liquidating distributions.

Erroneous disclosures in the prior performance tables in our offering documents could result in lawsuits or other actions against us which could have a material adverse effect upon our business and results of operations.
      In connection with our offering of the sale of our units from May 15, 2002 through July 14, 2003, we disclosed the prior performance of all public and non-public investment programs sponsored by our Manager. We now have determined that there were certain errors in those prior performance tables. In particular, the financial information in the tables was stated to be presented on a GAAP basis. Generally the tables for the public programs were not presented on a GAAP basis and the tables for the non-public programs were prepared and presented on a tax or cash accounting basis. Moreover, a number of the prior performance data figures were themselves erroneous, even as presented on a tax or cash basis. In particular, certain calculations of depreciation and amortization were not on an income tax basis for a limited liability company investment. In general, the resulting effect is an overstatement of our Manager’s program and aggregate portfolio operating results. The overstatement of results could result in lawsuits or other actions against us which could reduce or delay our liquidating distributions.
We expect to incur significant costs in connection with Exchange Act compliance and we may become subject to liability for any failure to comply.
      As a result of our obligation to register our securities with the SEC under the Exchange Act, we will be subject to the rules of the Exchange Act and related reporting requirements. This compliance with the reporting requirements of the Exchange Act will require timely filing of Quarterly Reports on Form 10-Q, Annual Reports on Form 10-K and Current Reports on Form 8-K, among other actions. Further, recently enacted and proposed laws, regulations and standards relating to corporate governance and disclosure requirements applicable to public companies, including the Sarbanes-Oxley Act and new SEC regulations have increased the costs of corporate governance, reporting and disclosure practices which are now required of us. Our efforts to comply with applicable laws and regulations, including requirements of the Exchange Act and the Sarbanes-Oxley Act, are expected to involve significant, and potentially increasing, costs. In addition, these laws, rules and regulations create new legal bases for administrative enforcement, civil and criminal proceedings against us in case of non-compliance, thereby increasing its risks of liability and potential sanctions. Costs incurred in defending against any such actions or proceedings, and any liability or sanctions incurred in connection with such actions or proceedings could reduce or delay our liquidating distributions.
We expect to incur increasingly significant costs in connection with Sarbanes-Oxley compliance and we may become subject to liability for any failure to comply.
      The Sarbanes-Oxley Act and related laws, regulations and standards relating to corporate governance and disclosure requirements applicable to public companies have increased the costs of corporate governance, reporting and disclosure practices which are now required of us as a reporting company under the Exchange Act. We expect that our efforts to comply with the Sarbanes-Oxley Act and applicable laws and regulations will continue to involve significant, and potentially increasing, costs. In addition, these laws, rules and regulations create new legal bases for administrative enforcement, civil and criminal proceedings against us in case of non-compliance, thereby increasing its risks of liability and potential sanctions.
      We were formed prior to the enactment of these new corporate governance standards and did not intend to become subject to those provisions. As a result, we did not have all necessary procedures and policies in place at the time of their enactment. Any failure to comply could result in fees, fines, penalties or administrative remedies, which could reduce and/or delay the amount of distributions under the plan of liquidation.

Increases in regulatory compliance costs, including compliance with the Americans with Disabilities Act, may affect our ability to make distributions to you.
      Under the American with Disabilities Act, or ADA, all public accommodations must meet federal requirements related to access and use by disabled persons. The ADA requirements could require removal of access barriers and could result in the imposition of fines by the federal government or an award of damages to private litigants. Non-compliance with the ADA or related laws or regulations by us or our tenants could result in the imposition of fines by government authorities or in the award to private litigants of damages against us. In addition, state and federal laws in this area are constantly evolving and could evolve to place a greater cost or burden on us as landlord of the properties we own. The imposition of any such costs could negatively impact our operations and our ability to make liquidating distributions to our members.
Losses for which we either could not or did not obtain insurance will adversely affect our earnings.
      We could suffer a loss due to the cost to repair any damage to properties that are not insured or are underinsured. There are types of losses, generally of a catastrophic nature, such as losses due to terrorism, wars, earthquakes, floods or acts of God that are either uninsurable or not economically insurable. If such a catastrophic event were to occur, or cause the destruction of one or more of our properties, we could lose both its invested capital and anticipated profits from such property or properties.
We could be treated as a publicly-traded partnership for U.S. federal income tax purposes.
      We could be deemed to be a publicly-traded partnership for U.S. federal income tax purposes if our interests are either (i) traded on an established securities market, or (ii) readily tradable on a secondary market (or the substantial equivalent thereof). If we are treated as a publicly-traded partnership, we may be taxed as a corporation unless we meet certain requirements as to the nature of our income. In such circumstances, our income (including gains from the sale of our assets, if any) would be subject to corporate-level tax, which could reduce distributions to you. While we do not believe that we will be taxable as a corporation, we have not requested a ruling from the Internal Revenue Service, or the IRS, and there can be no assurance that the IRS will not successfully challenge our status as a partnership.
The sale of our assets could cause you to recognize income in excess of cash distributions to you.
      We plan to sell, transfer or otherwise dispose of all of our assets if our plan of liquidation is approved. The sale of our assets will generate taxable income or loss that must be taken into account by you based upon the amount of income or loss allocated to you. The amount of income, if any, derived from the sale of our assets may be greater than the amount of cash distributed to you in connection with such sale. Under certain circumstances, such cash distributions may not be sufficient to pay your tax liabilities resulting from the sale.
If we are unable to retain our Manager and sufficient executives and staff members to complete the plan of liquidation in a reasonably expeditious manner, our liquidating distributions might be delayed or reduced.
      Our ability to locate buyers for our other assets and negotiate and complete any such sales depends to a large extent upon the experience and abilities of our Manager and its executives and employees and their experience and familiarity with our assets, our counter-parties and the market for our properties. A loss of the services of our Manager could harm our ability to complete the plan of liquidation in a reasonably expeditious manner and our prospects of selling our assets at expected prices. Our ability to complete the plan of liquidation in a timely manner also depends on our Manager’s ability to retain appropriate qualified executives and staff to complete our plan of liquidation in a reasonably expeditious manner. If our Manager is unable to retain such individuals, liquidating distributions might be delayed or reduced.

You may not receive any profits resulting from the sale of one of our properties, or receive such profits in a timely manner, because we may provide financing to the purchaser of such property.
      If you approve the plan of liquidation, you may experience a delay before receiving your share of the proceeds of such liquidation. In a liquidation, we may sell our properties either subject to or upon the assumption of any then outstanding mortgage debt or, alternatively, may provide financing to purchasers. We may take a purchase money obligation secured by a mortgage on an asset we have sold as partial payment therefore. We do not have any limitations or restrictions on our taking such purchase money obligations. To the extent we receive promissory notes or other property in lieu of cash from sales, such proceeds, other than any interest payable on those proceeds, will not be included in net sale proceeds until and to the extent the promissory notes or other property are actually paid, sold, refinanced or otherwise disposed of. In many cases, we will receive initial down payments in the year of sale in an amount less than the selling price and subsequent payments will be spread over a number of years. In such event, you may experience a delay in the distribution of the net proceeds of a sale until such time as the installment payments are paid.
OTHER RISKS OF THE PROPOSALS
Our entity value may be jeopardized by adoption of the plan of liquidation.
      Once our members approve the plan of liquidation, we will be committed to winding-up our operations. This jeopardizes the value that a potential acquirer might place on us. It may also preclude other possible courses of action not yet identified by the Board of Managers.
There can be no assurance that our adoption of the plan of liquidation will result in greater returns to you on your investment, within a reasonable period of time, than you would receive through other alternatives reasonably available to us.
      If our members approve the plan of liquidation, you will no longer participate in any future earnings or growth of our assets or benefit from any increases in the value of our assets once such assets are sold. While the Board of Managers believes that the plan of liquidation is likely to result in greater returns to you than you would receive if we continue the status quo or pursue other alternatives, it is possible that continuing with the status quo or pursuing one or more of the other alternatives would be better for you and for us. In that case, we will be foregoing those alternative opportunities if we implement the plan of liquidation. If the plan of liquidation is not approved by you and our other members, the Board of Managers intends to re-consider other strategic alternatives, including:

•	submitting a revised plan of liquidation to our members;

•	selling selected assets; or

•	continuing as a going concern.
The Board of Managers may amend the plan of liquidation even if you approve it.
      Even if you vote to approve the plan of liquidation, the Board of Managers may amend the plan of liquidation without further member approval, except as required by Virginia law. Thus, we may decide to conduct the liquidation differently than described in this proxy statement, to the extent that Virginia law permits us to so do. Further, the Board of Managers may terminate the plan of liquidation without further action by our members, except as required by Virginia law.
The Board of Managers may sell our assets under unfavorable terms.
      If our members approve the plan of liquidation, our Manager will have the authority to sell any and all of our assets on such terms as the Board of Managers determines in its sole discretion. Notably, you will have no subsequent opportunity to vote on such matters and will, therefore, have no right to approve or disapprove the terms of such sales.
Approval of the plan of liquidation may lead to member litigation which could result in substantial costs and distract our Manager and its employees.
      Historically, extraordinary corporation actions by a company, such as our proposed plan of liquidation, often lead to securities class action lawsuits being filed against that company. We may become involved in this type of litigation as a result of our proposal of the plan of liquidation, which risk may be increased if members approve the plan of liquidation. As of the date of this proxy statement, no such lawsuits were pending. However, if such a lawsuit is filed against us, the litigation is likely to be expensive and, even if we ultimately prevail, the process will divert the attention of our Manager and its employees from implementing the plan of liquidation and otherwise operating our business. If we do not prevail in such a lawsuit, we may be liable for damages. We cannot predict the amount of such damages, but they may be significant and could reduce our cash available for distribution.
Our Manager and the Board of Managers have conflicts of interest that may influence them to support the plan of liquidation.
      In considering the recommendations of the Board of Managers with respect to the plan of liquidation, you should be aware that the Board of Managers and our Manager have interests in the liquidation that are different from your interests as a member. Some of the conflicts of interests presented by the liquidation are summarized below.
      Our Manager, Realty or their affiliates receive compensation under the Operating and Management Agreements, including fees for disposing of our properties. Our Manager has engaged Realty, an affiliate of our Manager, to provide various services in connection with our properties, including disposing of our properties. If you approve the plan of liquidation, our Manager, Realty or another affiliate of our Manager will be paid to liquidate our assets pursuant to the Operating and Management Agreements. If you approve the plan of liquidation, based on our estimated sales prices, we estimate the fees paid to our Manager, Realty, or another affiliate of our Manager, in connection with the sale of our property interests will range approximately between $1,694,000 and $1,747,000.
      If you approve the plan of liquidation, based on our expected per-unit distributions, our Manager will be entitled to receive between approximately $567,000 and $853,000 in distributions pursuant to the Operating Agreement.
      While it is our company’s obligation to pay our public company compliance costs, including costs incurred in connection with preparing reports to be filed pursuant to the Exchange Act and costs relating to compliance with the Sarbanes-Oxley Act, the Board of Managers has voted and approved that all costs associated with public company compliance will be borne by our Manager. These costs are material and our Manager has incurred $370,000 and $152,000, respectively, for the year ended December 31, 2004 and the quarter ended March 31, 2005 in connection therewith. If the plan of liquidation is approved, we and our Manager will be relieved of these expenses once our company is no longer subject to the Exchange Act, the Sarbanes-Oxley Act and related rules and regulations.
      Consequently, the Board of Managers and our Manager and its employees may have been more likely to support the plan of liquidation than if they did not have an expectation of receiving those payments. For further information see the section titled “Interests in the Liquidation that Differ from Your Interests.”
The plan of liquidation allows for the sale of our properties to our affiliates.
      The plan of liquidation provides that we may sell one or more of our properties to an affiliate, but only if Stanger opines as to the fairness of the proposed transaction to us, from a financial point of view, or we conduct an appraisal of the underlying property as a condition to their approval and the proposed sale price is within the range of values provided by the appraisal. In no event will the Board of Managers approve a transaction if: (i) Stanger concludes after a review of the information then available, including any pending offers, letters of intent, contracts for sale, appraisals or other data, that the consideration to be received by us is not fair to us from a financial point of view; (ii) Stanger concludes that the consideration to be received is less than the appraised value of the property; or (iii) we have received a higher offer for the property from a credible party whom we reasonably believe is ready, able and willing to close the transaction on the contract terms.
Approval of the plan of liquidation will cause our accounting basis to change, which could require us to write down our assets.
      Once the members approve the proposed plan of liquidation or adoption of the plan of liquidation appears imminent, we will change our basis of accounting from the going-concern basis to that of the liquidation basis of accounting. In order for our financial statements to be in accordance with generally accepted accounting principles under the liquidation basis of accounting, all of our assets must be stated at their estimated net realizable value, and all of our liabilities (including those related to severance agreements) must be recorded at the estimated amounts at which the liabilities are expected to be settled. Based on the most recent available information, if the plan of liquidation is adopted, we may make liquidating distributions that exceed the carrying amount of our net assets. However, we cannot assure you what the ultimate amounts of such liquidating distributions will be. Therefore, there is a risk that the liquidation basis of accounting may entail write downs of certain of our assets to values substantially less than their respective carrying amounts, and may require that certain of our liabilities be increased or certain other liabilities be recorded to reflect the anticipated effects of an orderly liquidation.
      Until we determine that the plan of liquidation is about to be approved, we will continue to use the going-concern basis of accounting. If our members do not approve the plan of liquidation, we will continue to account for our assets and liabilities under the going-concern basis of accounting. Under the going-concern basis, assets and liabilities are expected to be realized in the normal course of business. However, long-lived assets to be sold or disposed of should be reported at the lower of carrying amount or estimated fair value less cost to sell. For long-lived assets to be held and used, when a change in circumstances occurs, our management must assess whether we can recover the carrying amounts of our long-lived assets. If our management determines that, based on all of the available information, we cannot recover those carrying amounts, an impairment of value of our long-lived assets has occurred and the assets should be written down to their estimated fair value.
      Writing down our assets could make it more difficult to negotiate amendments to our credit agreements or result in defaults under any restructured credit agreements that we may enter. In addition, write downs in our assets could reduce the price that a third party would be willing to pay to acquire your units or our assets.
We may be unable to sell jointly held properties.
      We currently hold our Netpark investment through an undivided tenant-in-common, or TIC, interest in the property, which we consolidate into our operations and our Congress Center investment as a member of a limited liability company that holds an undivided TIC interest in the property, which is accounted for using the equity method of accounting. As of March 31, 2005, the combined book value of these properties was $11,992,000. Because of the nature of joint ownership, we will need to agree with our co-owners on the terms of each property sale before such sale can be effected. There can be no assurance that we will agree with the co-owners on satisfactory sales terms for any of the properties. If the parties are unable to agree, the matter could ultimately go before a court of law, and a judicial partition could be sought. This could delay or reduce the liquidating distributions.

Members could be liable to the extent of liquidating distributions received if contingent reserves are insufficient to satisfy our liabilities.
      If we fail to create an adequate contingency reserve for payment of our expenses and liabilities, each member could be held liable for the payment to creditors of such member’s pro rata portion of the excess, limited to the amounts previously received by the member in distributions from us. If a court holds at any time that we have failed to make adequate provision for our expenses and liabilities or if the amount ultimately required to be paid in respect of such liabilities exceeds the amount available from the contingency reserve, our creditors could seek an injunction to prevent us from making distributions under the plan of liquidation on the grounds that the amounts to be distributed are needed to provide for the payment of our expenses and liabilities. Any such action could delay or substantially diminish the cash distributions to be made to members and/or holders of beneficial interests of the liquidation trust under the plan of liquidation.
RISKS RELATED TO OUR BUSINESS
Lack of geographic diversity may expose us to regional economic downturns that could adversely impact our operations or our ability to recover our investment in one or more properties.
      Our portfolio lacks geographic diversity due to its limited size and the fact that we own properties in only two geographic regions: Tampa, Florida and Chicago, Illinois. This geographic concentration of properties exposes us to economic downturns in these regions. A regional recession in any of these two regions could adversely affect our ability to generate or increase operating revenues, attract new tenants or dispose of properties. In addition, our properties may face competition in these geographic regions from other properties owned, operated or managed by our Manager or its affiliates. Our Manager or its affiliates have interests that may vary from ours in such geographic markets.
Due to the limited number of properties in our portfolio, we are dependent upon those tenants that generate significant rental income, which may have a negative impact on our financial condition if these tenants are unable to meet their rental obligations.
      As of March 31, 2005, rent paid by the four largest tenants at our consolidated property represented 60.2% of our annualized revenues. The revenues generated by the properties these tenants occupy is substantially dependent on the financial condition of these tenants and, accordingly, any event of bankruptcy, insolvency or a general downturn in the business of any of these large tenants may result in the failure or delay of such tenants’ rental payments which may have an adverse impact on our financial performance and our ability to pay distributions to our members.
Due to the risks involved in the ownership of real estate, there is no guarantee of any return on your investment and you may lose some or all of your investment.
      By owning our units, you will be subjected to the risks associated with owning real estate. Ownership of real estate is subject to significant risks. The performance of your investment in us is subject to risks related to the ownership and operation of real estate, including:

•	changes in the general economic climate;

•	changes in local conditions such as an oversupply of space or reduction in demand for real estate;

•	changes in interest rates and the availability of financing; and

•	changes in laws and governmental regulations, including those governing real estate usage, zoning and taxes.
      If our assets decrease in value the value of your investment will likewise decrease and you could lose some or all of your investment.

Our properties face significant competition.
      We face significant competition from other owners, operators and developers of office properties. All or substantially all of our properties face competition from similar properties in the same markets. Such competition may affect our ability to attract and retain tenants and may reduce the rents we are able to charge. These competing properties may have vacancy rates higher than our properties, which may cause their owners to rent space at lower rental rates than those charged by us or to provide greater tenant improvement allowances or other leasing concessions. This combination of circumstances could adversely affect our results of operations, liquidity and financial condition, and could reduce the value of these properties, which could reduce or delay liquidating distributions.
We depend on our tenants to pay rent, and their inability to pay rent may substantially reduce our revenues and cash available for distribution to our members.
      Our investments in office properties are subject to varying degrees of risk that generally arise from the ownership of real estate. The underlying value of our properties and the ability to make distributions to our members depend upon the ability of the tenants of our properties to generate enough income in excess of their operating expenses to make their lease payments to us. Changes beyond our control may adversely affect our tenants’ ability to make lease payments and, consequently, would substantially reduce both our income from operations and our ability to make distributions to our members pursuant to the plan of liquidation or otherwise. These changes include, among others, the following:

•	downturns in national, regional or local economic conditions where our properties are located, which generally will negatively impact the demand for office space and rental rates;

•	changes in local market conditions such as an oversupply of office properties, including space available by sublease, or a reduction in demand for office properties, making it more difficult for us to lease space at attractive rental rates or at all;

•	competition from other available office properties, which could cause us to lose current or prospective tenants or cause us to reduce rental rates;

•	the ability to pay for adequate maintenance, insurance, utility, security and other operating costs, including real estate taxes and debt service payments, that are not necessarily reduced when circumstances such as market factors and competition cause a reduction in income from a property; and

•	changes in federal, state or local regulations and controls affecting rents, prices of goods, interest rates, fuel and energy consumption.
      Due to these changes, among others, tenants and lease guarantors, if any, may be unable to make their lease payments. A default by a tenant or the failure of a tenant’s guarantor to fulfill its obligations, or other early termination of a lease could, depending upon the size of the leased premises and our Manager’s ability to successfully find a substitute tenant, have a material adverse effect on our results of operations, which could reduce the amount of cash available for distribution pursuant to the plan of liquidation.
Our co-ownership arrangements with other entities may not reflect solely our members’ best interests and may subject these investments to increased risks.
      We acquired our interests in the Netpark and Congress Center properties through co-ownership arrangements with one or more entities managed by our Manager. The terms of these co-ownership arrangements may be more favorable to the co-owner than to our members. In addition, investing in properties through co-ownership arrangements subjects that investment to risks not present in a wholly-owned property, including the following, for example:

•	the risk that the co-owner(s) in the investment might become bankrupt;

•	the risk that the co-owner(s) may at any time have economic or business interests or goals which are inconsistent with our business interests or goals;

•	the risk that the co-owner(s) may not be able to make required payments on loans that could result in loan defaults and possible loss of such property or properties in a foreclosure proceeding;

•	the risk that all the co-owners may not approve refinancings, leases and lease amendments requiring unanimous consent of co-owners that would have adverse consequences for our members; or

•	the risk that the co-owner(s) may be in a position to take action contrary to our instructions or requests or contrary to our policies or objectives, such as selling a property at a time when it would have adverse consequences to us.
      Actions by co-owner(s) might have the result of subjecting the applicable property to liabilities in excess of those otherwise contemplated and may have the effect of reducing our cash available for liquidating or other distributions to our members. It also may be difficult for us to sell our interest in any co-ownership arrangement at the time we deem best for our members.
Distributions by us have included and will continue to include a return of capital.
      Distributions payable to members have included and will continue to include a return of capital as well as a return in excess of capital. Distributions exceeding taxable income will constitute a return of capital for federal income tax purposes to the extent of a member’s adjusted tax basis. Distributions in excess of adjusted tax basis will generally constitute capital gain.
Our use of borrowings to partially fund acquisitions and improvements on properties could result in foreclosures and unexpected debt service expenses upon refinancing, both of which could have an adverse impact on our operations and cash flow, and restrictive covenants in our loan documents may restrict our operating or acquisition activities.
      We rely on borrowings and other external sources of financing to partially fund the costs of new investments, capital expenditures and other items. As of March 31, 2005, we had $33,255,000 of debt outstanding related to our consolidated property. Accordingly, we are subject to the risks normally associated with debt financing, including, without limitation, the risk that our cash flow may not be sufficient to cover required debt service payments. There is also a risk that, if necessary, existing indebtedness will not be able to be refinanced or that the terms of such refinancing will not be as favorable as the terms of the existing indebtedness.
      In addition, if we cannot meet our required mortgage payment obligations, the property or properties subject to such mortgage indebtedness could be foreclosed upon by, or otherwise transferred to, one or more of our lenders, with a consequent loss of income and asset value to us. For tax purposes, a foreclosure of any of our properties would be treated as a sale of the property for a deemed purchase price equal to the outstanding balance of the debt relieved upon the foreclosure plus cash or other proceeds, if any. If such deemed purchase price exceeds our adjusted tax basis in the property, we would recognize taxable income on foreclosure, but we may not receive any cash proceeds.
      The mortgages on our properties contain customary restrictive covenants such as satisfaction of certain total debt-to-asset ratios, secured debt-to-total-asset ratios, and debt service coverage ratios. The mortgages also include provisions that may limit the borrowing subsidiary’s ability, without the prior consent of the lender, to incur additional indebtedness, further mortgage or transfer the applicable property, discontinue insurance coverage, change the conduct of its business or make loans or advances to, enter into any transaction of merger or consolidation with, or acquire the business, assets or equity of, any third party. In addition, any future lines of credit or loans may contain financial covenants, further restrictive covenants and other obligations.
      If we materially breach such covenants or obligations in our debt agreements, the lender may, including, without limitation, seize our income from the property securing the loan or legally declare a default on the obligation, require us to repay the debt immediately and foreclose on the property securing the loan. If we were to breach such covenants or obligations, we may then have to sell properties either at a loss or at a time that prevents us from achieving a higher price. Any failure to pay our indebtedness when due or failure to cure events of default could result in higher interest rates during the period of the loan default and could ultimately result in the loss of properties through foreclosure. Additionally, if the lender were to seize our income from property securing the loan, we would no longer have any discretion over the use of the income, which may adversely impact our ability to make distributions.
Our past performance is not a predictor of our future results.
      Neither the track record of our Manager in managing us, nor its performance with entities similar to ours, shall imply or predict (directly or indirectly) any level of our future performance or the future performance of our Manager. Our Manager’s performance and our performance is dependent on future events and is, therefore, inherently uncertain. Past performance cannot be relied upon to predict future events for a variety of factors, including, without limitation, varying business strategies, different local and national economic circumstances, different supply and demand characteristics relevant to buyers and sellers of assets, varying degrees of competition and varying circumstances pertaining to the capital markets.
There is currently no public market for our units. Therefore, it will likely be difficult for you to sell your units and, if you are able to sell your units, you will likely do so at a substantial discount from the price you paid.
      There currently is no public market for our units. Additionally, the Operating Agreement contains restrictions on the ownership and transfer of your units, and these restrictions may inhibit your ability to sell your units. It may be difficult for you to sell your units promptly or at all. If you are able to sell your units, you may only be able to do so at a substantial discount from the price you paid.
We do not expect to register as an investment company under the Investment Company Act of 1940 and therefore we will not be subject to the requirements imposed on an investment company by such Act.
      We believe that we will not operate in a manner that requires us to register as an “investment company” under the Investment Company Act of 1940, or the Act. Investment companies subject to this Act are required to comply with a variety of substantive requirements such as requirements relating to:

•	limitations on the capital structure of the entity;

•	restrictions on certain investments;

•	prohibitions on transactions with affiliated entities; and

•	public reporting disclosures, record keeping, voting procedures, proxy disclosure and similar corporate governance rules and regulations.
      Many of these requirements are intended to provide benefits or protections to security holders of investment companies. Because we do not expect to be subject to these requirements, you will not be entitled to these benefits or protections.
      In order to maintain our exemption from regulation under the Act, we must engage primarily in the business of buying real estate. In addition, in order to operate in a manner to avoid being required to register as an investment company we may be unable to sell assets we would otherwise want to sell, and we may need to sell assets we would otherwise wish to retain. This may reduce the cash available for distribution to members and possibly lower your returns.

If we are required to register as an investment company under the Investment Company Act of 1940, the additional expenses and operational limitations associated with such registration may reduce your investment return.
      We do not expect that we will operate in a manner that requires us to register as an “investment company” under the Act. However, the analysis relating to whether a company qualifies as an investment company can involve technical and complex rules and regulations. If we own assets that qualify as “investment securities” as such term is defined under this Act and the value of such assets exceeds 40% of the value of our total assets, we may be deemed to be an investment company. It is possible that many, if not all, of our interests in real estate may be held through other entities and some or all of these interests in other entities may be deemed to be investment securities.
      If we held investment securities and the value of these securities exceeded 40% of the value of our total assets we may be required to register as an investment company. Investment companies are subject to a variety of substantial requirements that could significantly impact our operations. The costs and expenses we would incur to register and operate as an investment company, as well as the limitations placed on our operations, could have a material adverse impact on our operations and your investment return.
      If we were required to register as an investment company but failed to do so, we would be prohibited from engaging in our business, criminal and civil actions could be brought against us, our contracts would be unenforceable unless a court were to require enforcement, and a court could appoint a receiver to take control of us and liquidate our business.

CONFLICTS OF INTEREST
The conflicts of interest described below may mean we will not be managed solely in the best interests of our members.
      Our Manager’s executives and the managers on its Board of Managers have conflicts of interest relating to the management of our business and properties. Accordingly, those parties may make decisions or take actions based on factors other than the interests of our members.
      Our Manager also advises G REIT, Inc., T REIT, Inc., NNN 2003 Value Fund, LLC and other private TIC and other programs that may compete with us or otherwise have similar business interests and/or investment objectives. Some of our Manager’s managers and executives also serve as officers and directors of G REIT and T REIT. Mr. Thompson and members of the Board of Managers and key executives of our Manager collectively own approximately 40% of our Manager.
      As officers, directors, managers and partial owners of entities that do business with us or that have interests in competition with us own interests, these individuals will experience conflicts between their fiduciary obligations to us and their fiduciary obligations to, and pecuniary interests in, our Manager and its affiliated entities. These conflicts of interest could:

•	limit the time and services that our Manager devotes to us, because they will be providing similar services to G REIT, T REIT, 2003 Value Fund and other real estate programs and properties;

•	impair our ability to compete for tenants in geographic areas where other properties are advised by our Manager and its affiliates; and

•	impair our ability to compete for the acquisition of properties with other real estate entities that are also advised by our Manager and its affiliates.
      If our Manager or its affiliates breach their fiduciary obligations to us, we may not meet our investment objectives, which could reduce the expected cash available for distribution to our members.
Our success is dependent on the performance of our Manager as well as key employees of our Manager.
      We are managed by our Manager. Thus, our ability to achieve our investment objectives and to pay distributions is dependent upon the performance of our Manager and its key employees in the acquisition and disposition of investments, the selection of tenants, the determination of any financing arrangements, the management of our assets, the preparation of our financial statements and public company filings and operation of our day-to-day activities. If our Manager suffers or is distracted by adverse financial or operational problems in connection with its operations unrelated to us, our Manager’s ability to allocate time and/or resources to our operations may be adversely affected. If our Manager is unable to allocate sufficient resources to oversee and perform our operations for any reason, our results of operations would be adversely impacted.
The absence of arm’s length bargaining may mean that our agreements are not as favorable to members as these agreements otherwise would have been.
      Any existing or future agreements between us and our Manager, Realty or their affiliates were not and will not be reached through arm’s length negotiations. Thus, such agreements may not solely reflect your interests as a member. For example, the Operating Agreement and the Management Agreement were not the result of arm’s length negotiations. As a result, these agreements may be relatively more favorable to the other counterparty than to us.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
      This proxy statement and the materials incorporated by reference in this proxy statement contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Exchange Act. Forward-looking statements are those that predict or describe future events or trends and that do not relate solely to historical matters. You can generally identify forward-looking statements as statements containing the words “believe,” “expect,” “will,” “anticipate,” “intend,” “estimate,” “project,” “assume” or other similar expressions.
      Among many other examples, the following statements are examples of the forward-looking statements in this document:

•	all predictions of the amount of liquidating distributions to be received by members;

•	all statements regarding future distribution rates;

•	all statements regarding how the Board of Managers will interpret and comply with the terms of the plan of liquidation;

•	all statements regarding the timing of asset dispositions and the sales price we will receive for assets; and

•	all statements regarding future cash flows, future business prospects, future revenues, future working capital, the amount of cash reserves to be established in the future, future liquidity, future capital needs, future interest costs, future income or the effects of the liquidation.
      You should not place undue reliance on our forward-looking statements because the matters they describe are subject to known (and unknown) risks, uncertainties and other unpredictable factors, many of which are beyond our control. Many relevant risks are described under the caption “Risk Factors” on page [11] as well as throughout this proxy statement and the incorporated documents, and you should consider these important cautionary factors as you read this document.
      Our actual results, performance or achievements may differ materially from the anticipated results, performance or achievements that are expressed or implied by our forward-looking statements. Among the factors that could cause such a difference are:

•	uncertainties relating to our asset portfolio;

•	uncertainties relating to our operations;

•	uncertainties relating to the implementation of our liquidation strategy;

•	uncertainties relating to domestic and international economic and political conditions;

•	uncertainties regarding the impact of regulations, changes in government policy and industry competition; and

•	other risks detailed from time to time in our reports filed with the SEC. Please refer to our SEC filings for a description of such factors.
      The cautionary statements contained or referred to in this proxy statement should be considered in connection with any subsequent written or oral forward-looking statements that may be issued by us or persons acting on our behalf. Except for our ongoing obligations to disclose certain information as required by the federal securities laws, we undertake no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date of this proxy statement or to reflect the occurrence of unanticipated events.

THE SPECIAL MEETING
      The enclosed proxy is solicited by the Board of Managers for use in voting at the special meeting of members to be held on September 7, 2005 at 9:00 a.m. local time, at the Triple Net Properties, 1551 N. Tustin Ave, Suite 200, Santa Ana, CA 92705 and at any adjournment or postponement thereof, for the purposes set forth in the attached notice. The proxy solicitation materials were mailed to members on or about August 5, 2005.
      No manager on the Board of Managers has informed us that he or she intends to oppose any action intended to be taken by us. If sufficient proxies are not returned in response to this solicitation, supplementary solicitations may be made by mail or by telephone or personal interview by our Manager, its officers and its regular employees, none of whom will receive additional compensation for these services. We reserve the right to retain an outside proxy solicitation firm to assist in the solicitation of proxies, but at this time we do not have plans to retain such a firm. We will bear the cost of solicitation of proxies. If any adjournment or postponement is made and the adjournment proposal has been approved, we may solicit additional proxies during the adjournment period.
Voting and Revocability of Proxies
      When proxies are properly dated, executed and returned, the units they represent will be voted at the special meeting in accordance with the instructions of the member. If no specific instructions are given, the units will be voted FOR approval of the plan of liquidation and FOR approval of the adjournment proposal. In addition, if other matters come before the special meeting, the persons named in the accompanying proxy will vote in accordance with his or her discretion with respect to such matters. A member giving a proxy has the power to revoke it at any time prior to its exercise by voting in person at the special meeting, by giving written notice to the secretary of our Manager prior to the special meeting or by delivering a later dated proxy or electronic vote.
      Each unit outstanding on August 1, 2005, the record date, is entitled to one vote on all matters coming before the special meeting. If a unit is represented for any purpose at the special meeting it is deemed to be present for quorum purposes and for all other matters as well. A member may withhold his or her vote in the vote to approve the plan of liquidation or abstain, with respect to each item submitted for member approval. Abstentions will be counted for purposes of determining the existence of a quorum. Abstentions will not be counted as voting in favor of an item. The effect of abstentions on the result of the vote with respect to a proposal depends upon whether the vote required for that proposal is based upon a proportion of the votes cast (no effect) or a proportion of the votes entitled to be cast (effect of a vote against). To obtain approval of the proposed plan of liquidation, the affirmative vote of the holders of a majority of the investor units entitled to vote must be case in favor of this proposal. An abstention would have the same effect as a vote against the proposed plan of liquidation.
      Except for certain items for which brokers are prohibited from exercising their discretion, a broker who holds units in “street name” has the authority to vote on routine items when it has not received instructions from the beneficial owner. Where brokers do not have or do not exercise such discretion, the inability or failure to vote is referred to as a “broker non-votes.” If the broker returns a properly executed proxy, the units are counted as present for quorum purposes. If the broker crosses out, does not vote with respect to, or is prohibited from exercising his or her discretion, resulting in a broker non-vote, the effect of the broker non-vote on the result of the vote depends upon whether the vote required for that proposal is based upon a proportion of the votes cast (no effect) or a proportion of the votes entitled to be cast (effect of a vote against). If the broker returns a properly executed proxy, but does not vote or abstain with respect to a proposal and does not cross out the proposal, the proxy will be voted “for” proposals 1 and 2 and in the proxy holder’s discretion with respect to any other matter that may come before the meeting or any adjournments or postponements thereof. Approval of the plan of liquidation is an item for which brokers are prohibited from exercising their discretion. Members will need to provide brokers with specific instructions on whether to vote in the affirmative for or against the plan of liquidation and the adjournment proposal.

      To obtain approval of the plan of liquidation, the affirmative vote of the holders of a majority of the investor units entitled to vote must be cast in favor of the plan of liquidation. A member’s failure to return the proxy statement or give instructions to his or her broker, or abstention from voting will have the same effect as an affirmative vote against the proposed plan of liquidation.
      To obtain approval of the plan of liquidation, the affirmative vote of a majority of the investor units entitled to vote is required for the plan of liquidation. A vote for the plan of liquidation does not constitute a vote for the adjournment proposal. You must vote separately on each proposal.
      Approval of the adjournment proposal is not a condition to the plan of liquidation. Approval of the adjournment proposal will permit the adjournment of the special meeting to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve the plan of liquidation.
      Assuming a quorum is present, a majority of the investor units entitled to vote is sufficient to take or authorize action upon any other matter that may properly come before the special meeting, unless our charter or bylaws or Virginia law requires a greater number for matters of that type.
      Your vote is important. Please return your marked proxy card promptly so your units can be represented, even if you plan to attend the special meeting in person.
      Voting by Mail — Members may vote by completing the attached proxy card and mailing it to us in the enclosed self-addressed postage-paid return envelope.
      Voting by Fax — Members may vote by completing the attached proxy card and faxing it to 1-212-645-8046 by 5:00 p.m. Eastern Daylight Time on September 6, 2005.
      Voting by Telephone — Members may vote by telephone by dialing toll-free 1-866-407-4371 until 5:00 p.m. Eastern Daylight Time on September 6, 2005. The touch-tone telephone voting procedures are designed to authenticate the member’s identity and to allow members to vote their units and confirm that their instructions have been properly recorded. Members should have their proxy card available when voting by telephone.
      Voting by Internet — Members may vote electronically using the Internet at https://www.proxyvotenow.com/2002vf until 5:00 p.m. Eastern Daylight Time on September 6, 2005. The Internet voting procedures are designed to authenticate the member’s identity and to allow members to vote their units and confirm that their instructions have been properly recorded. Members should have their proxy card available when voting by the Internet.
Record Date and Number of Units Outstanding
      As of June 1, 2005, we had 5,960 units issued and outstanding. Only holders of record of units at the close of business on August 1, 2005 will be entitled to vote at the special meeting.

PROPOSAL NO. 1
PLAN OF LIQUIDATION PROPOSAL
General
      At the special meeting, our members will be asked to consider and vote upon a proposal to approve the plan of liquidation.
      The plan of liquidation provides that we will sell our assets for cash, notes, redemption of equity or such other assets as may be conveniently liquidated and distributed. We will use the proceeds from the sales of our assets to pay our known liabilities and provide for our unknown or contingent liabilities. After selling all of our assets, paying all of our known liabilities and expenses, and making reasonable provision for any unknown or contingent liabilities, we expect to make a final distribution of the net proceeds of our liquidation to you. We believe that the total amount that we will distribute to you after approval of the plan of liquidation will be approximately between $3,606 and $3,810 per unit for Class A Unit holders; $3,457 and $3,649 per unit for Class B Unit holders; and $3,328 and $3,509 per unit for Class C Unit holders. However, we cannot be sure how many liquidating distributions will be made or when they will be made. Moreover, our financial advisor, Stanger, has estimated that you would receive approximately $3,707 for per unit Class A Unit holders; $3,552 per unit for Class B Unit holders; and $3,418 per unit for Class C Unit holders in liquidating distributions.
      We expect to sell all of our assets during the 12-month period following approval by our members of the plan of liquidation. At that point, we expect to terminate our registration under the Exchange Act, cease filing reports with the SEC, and file a certificate of cancellation in Virginia. However, we cannot be certain that we can complete our liquidation in that period of time. Furthermore, the plan of liquidation authorizes our Manager to create a reserve fund for the payment of unknown or contingent liabilities and, if such a reserve fund is created, the final payout of the fund’s unclaimed assets to our members may not occur for three or more years following the filing of a certificate of cancellation.
Background of the Plan of Liquidation

Overview
      As set forth in our registration statement on Form 10, originally filed on December 30, 2004 and subsequently amended on February 28, 2005 and May 13, 2005, we were not formed with the expectation that we would be an entity that is required to file reports pursuant to the Exchange Act of 1934, as amended. We became subject to the registration requirements of Section 12(g) of the Exchange Act because the aggregate value of our assets exceeds applicable thresholds and our units are held of record by 500 or more persons. As a result of the registration of our securities with the SEC under the Exchange Act, we became subject to the reporting requirements of the Exchange Act. In particular, we are required to file Quarterly Reports on Form 10-Q, Annual Reports on Form 10-K, and Current Reports on Form 8-K and otherwise comply with the disclosure requirements of the Exchange Act applicable to issuers filing registration statements pursuant to Section 12(g) of that act. As a result of (i) current market conditions and (ii) the obligation to incur costs of corporate compliance (including, without limitation, all federal, state and local regulatory requirements applicable to us, including the Sarbanes-Oxley Act of 2002, as amended), during the fourth quarter of 2004, our Manager began to investigate whether liquidating now would provide you with a greater return on your investment than any other alternative. After reviewing the issues facing us, the Board of Managers concluded on December 27, 2004 that we should prepare a plan of liquidation.
      On January 18, 2005, we also engaged Stanger to perform financial advisory services in connection with our liquidation, including rendering opinions to the Board of Managers as to:

(i) whether our net real estate liquidation value range estimate and our estimated per-unit distribution range are reasonable, and

(ii) the fairness of the consideration to be received by us from the transactions contemplated by the plan of liquidation and entered into prior to the date of this proxy statement, from a financial point of view.
Also, if requested by our Manager and upon payment of additional fees, Stanger will render additional opinions as to the fairness of any transactions contemplated by the plan of liquidation and entered into after the date of this proxy statement, or prepare one or more appraisals of our properties.
      On June 14, 2005, the Board of Managers unanimously determined that the terms of the plan of liquidation are fair to, and in our and your best interests and approved the plan of liquidation. The decision of the Board of Managers to seek a dissolution following the sale of all of our assets was made after considering various strategic alternatives reasonably available to us including the following: liquidating all of our assets; selling selected assets; refinancing properties; issuing additional debt or equity; or continuing under the current business plan. As discussed more fully below, the Board of Managers concluded that our liquidation would be more likely to provide our members with a greater return on their investment, within a reasonable period of time, than they would receive through any other alternatives reasonably available to us.

Chronology of Events
      At a meeting of the Board of Managers on December 2, 2004, our legal counsel reviewed with the Board of Managers the fact that, although we were not formed with the expectation that we would be an entity that is required to file reports pursuant to the Exchange Act of 1934, as amended, we had become subject to the registration requirements of Section 12(g) of the Exchange Act because the aggregate value of our assets exceeded applicable thresholds and because our units were held of record by 500 or more persons. Our legal counsel noted that as a result of the requirement that we register our securities with the Securities and Exchange Commission under the Exchange Act, we would become subject to the reporting requirements of the Exchange Act and that, in particular, we would be required to file Quarterly Reports on Form  10-Q, Annual Reports on Form 10-K, and Current Reports on Form 8-K and otherwise comply with the disclosure requirements of the Exchange Act applicable to issuers filing registration statements pursuant to Section 12(g) of that act. The Board of Managers requested that the officers of our Manager present to the board of managers regarding possible strategic alternatives for the board of managers to consider in light of the increasingly significant cost of corporate compliance with all federal, state and local regulatory requirements applicable to us in conducting our business activities. These costs include the cost of preparing or causing to be prepared all financial statements required under applicable regulations and contractual undertakings and all reports, documents and filings required under the Exchange Act, or other federal or state laws. The Board of Managers additionally noted that recently enacted and proposed laws, regulations and standards relating to corporate governance and disclosure requirements applicable to public companies, including the Sarbanes-Oxley Act, have increased costs that we pay in connection with corporate governance, reporting and disclosure practices. The Board of Managers also noted that these costs were unanticipated at the time of our formation and that these costs would likely increase in the future due to our continuing implementation of compliance programs mandated by these requirements. In addition, the Board of Managers discussed the fact that these new laws, rules and regulations create new legal bases for administrative enforcement, civil and criminal proceedings against us in case of non compliance, thereby increasing our risks of liability and potential sanctions. Based on these discussions, the Board of Managers determines that management of our Manager should explore a plan of liquidation.
      At the special meeting of the Board of Managers on December 27, 2004, the officers of our Manager reviewed with the Board of Managers the state of our strategic planning alternatives, including a discussion of then-current market conditions, and the increased compliance costs facing us. The Board of Managers considered, and assessed the merits of the alternatives of liquidating as opposed to continuing as a going concern. As discussed more thoroughly below under the heading “Reasons for the Liquidation,” the Board of Managers concluded that the liquidation of all of our assets would provide you with a greater return on your investment, within a reasonable period of time, than continuing under the current business plan, due to the following factors: current market conditions, which have made the sale of our real estate investments desirable at this time; our potential inability to resume the payment of monthly distributions at our historical levels; and the increasingly significant cost of corporate compliance with all federal, state and local regulatory requirements applicable to us in conducting our business activities. Based on management’s presentation, and after reviewing the issues facing us, the Board of Managers concluded that we should explore a plan of liquidation. The Board of Managers concluded that liquidation of all of our assets would be more likely to provide our members with a greater return on their investment, within a reasonable period of time, than they would receive through any other alternatives reasonably available to us, and approved the preparation of a plan of liquidation and proxy. The Board of Managers also approved negotiations with Stanger regarding the performance of financial advisory services in connection with our liquidation.
      On January 18, 2005, the Board of Managers approved the engagement of Stanger to provide financial advisory services in connection with our liquidation.
      During January and February 2005, Stanger discussed with our Manager the estimated values that might be received in a liquidation. Stanger estimated that our real estate liquidation value, net of our then-existing obligations and liquidation expenses estimated at that time, would likely be $3,707 per unit for Class A Unit holders; $3,552 per unit for Class B Unit holders; and $3,418 per unit for Class C Unit holders, based upon the following: site visits of our properties by Stanger; interviews by Stanger with our management; reviews by Stanger of published surveys of buyers’ acquisition criteria and related information; Stanger’s estimation of a range of market value of our portfolio of properties; and reviews of our net real estate liquidation value range estimate for our properties and of our estimated per unit distribution range. These estimates were also based in part on certain expressions of interest to purchase our properties that we had received at that time.
      On June 14, 2005, the Board of Managers unanimously determined that the terms of the plan of liquidation are fair to, and in our and your best interests and approved the plan of liquidation. The decision of the Board of Managers to seek a dissolution following the sale of all of our assets was made after considering various strategic alternatives reasonably available to us including the following: liquidating all of our assets; selling selected assets; refinancing properties; issuing additional debt or equity; or continuing under the current business plan.

Actions We Have Taken That Will Facilitate the Plan of Liquidation
      On March 15, 2005, we sold the Bank of America Plaza West building in Las Vegas, Nevada, to an unaffiliated third party for $24,000,000. On February 8, 2005, the Board of Managers approved the listing for sale of Congress Center, Chicago, Illinois, and Netpark, Tampa, Florida, properties, of which we own 12.3% and 50.0% interests, respectively.
      If the plan of liquidation is approved, we will seek buyers for both of our remaining properties; we expect that we will sell these assets within 12 months after you approve the plan of liquidation. Even if the plan of liquidation is not approved, we might choose to sell either or both of these properties in accordance with our regular business practices regarding purchases and sales of our properties.
Reasons for the Liquidation
      For reasons discussed more thoroughly below, the Board of Managers concluded that liquidation of all of our assets would be more likely to provide our members with a greater return on their investment, within a reasonable period of time, than they would receive through any other alternatives reasonably available to us.
      In reaching this conclusion, the Board of Managers considered current market conditions, which we believe have made the liquidation of our assets particularly desirable at this time. Due to favorable commercial real estate market conditions at present, we estimate that we would receive approximately between $20,646,000 and $21,794,000 upon the liquidation of all of our assets, and we estimate that you would receive between approximately $3,606 and $3,810 per unit for Class A Unit holders; $3,457 and $3,649 per unit for Class B Unit holders; and $3,328 and $3,509 per unit for Class C Unit holders.
      We believe that the current levels of interest rates and the flow of capital into the real estate markets have created a market that favors sellers of commercial real estate over buyers of commercial real estate. We believe that commercial real estate market conditions are favorable for several reasons, including, without limitation, the following: the favorable contract terms and price we received for our sale of the Bank of America Plaza West building in March 2005; the input of Stanger, our financial advisor; and announcements by our peers that they intend to liquidate their assets.
      At the same time, despite the favorable prices that we expect to receive upon the sale of our properties, we believe the capital return that we are able to receive on our investments, in comparison to the cost of the investment, is relatively low. Due to such factors as the current market rental rates, the current and expected occupancy at our properties, the size of our portfolio, costs associated with maintaining our rental properties, including, without limitation, the costs of leasing commissions, tenant inducements (including, without limitation, tenant improvement allowances), and capital improvements at our properties, potential costs of litigation, and the increases in corporate compliance costs discussed elsewhere in this proxy statement, we have been unable to obtain our desired level of income from our properties. Based on Stanger’s presentation to the Board of Managers, the relatively low return on real property capital investments appears to be becoming more common in the industry. Accordingly, we believe that this factor, among others, may ultimately have an adverse affect on our ability to sell our assets at the current expected price at a future point in time. We also believe that expected increases in interest rates will adversely impact our return on capital in the future. We believe these decreases in net income have also limited our ability to complete further acquisitions, fund growth opportunities and enhance member value. These factors, combined with unexpected increases in corporate compliance costs, as described elsewhere in this proxy statement, have negatively affected our net annual income.
      The current market conditions discussed above would also harm our ability to pay monthly distributions. Therefore, if you do not approve the plan of liquidation and we continue to operate under the current business plan, we may be unable to resume monthly distributions at our historical levels given that our portfolio has been reduced by the sale of the Bank of America Plaza West building and that the remaining properties are not generating sufficient cash flow to sustain the historical level of distributions.
      In reaching the decision to recommend our liquidation, the Board of Managers also relied on the increasingly significant cost of corporate compliance with all federal, state and local regulatory requirements applicable to us in conducting our business activities. These costs include the cost of preparing or causing to be prepared all financial statements required under applicable regulations and contractual undertakings and all reports, documents and filings required under the Exchange Act, or other federal or state laws. Moreover, recently enacted and proposed laws, regulations and standards relating to corporate governance and disclosure requirements applicable to public companies, including the Sarbanes-Oxley Act, have increased costs that we pay in connection with corporate governance, reporting and disclosure practices. Under the current operating agreement, we bear the increased cost of compliance under the Sarbanes-Oxley Act, and related rules and regulations. The Board of Managers has voted and approved that all costs associated with compliance with public company filings will be borne by our Manager. These costs are material and our Manager has incurred $370,000 and $152,000, respectively, for the year ended December 31, 2004 and the quarter ended March 31, 2005, in connection therewith. These costs were unanticipated at the time of our formation. Furthermore, these costs will increase in the future due to our continuing implementation of compliance programs mandated by these requirements. In addition, these new laws, rules and regulations create new legal bases for administrative enforcement, civil and criminal proceedings against us in case of non compliance, thereby increasing our risks of liability and potential sanctions.

      In reaching its determinations, the Board of Managers considered the following factors:

•	the significant costs of compliance with federal, state and local tax filings and reports;

•	its review of possible alternatives to the liquidation, including the sale of some of our company’s assets, refinancing properties, issuing additional debt or equity and the continuation of our operations in the ordinary course of business, in which, based on a variety of factors, including the opinions of Stanger and the officers of our Manager concluded that none of the alternatives considered were reasonably likely to provide equal or greater value to our members than the proposed plan of liquidation;

•	the aggregate cash liquidating distributions that we estimate will range approximately between $3,606 and $3,810 per unit for Class A Unit holders; $3,457 and $3,649 per unit for Class B Unit holders; and $3,328 and $3,509 per unit for Class C Unit holders;

•	the opinion of Stanger dated June 16, 2005 to the effect that, as of such date, the net real estate liquidation value range estimate and our estimated per unit distribution range were reasonable, and that the consideration received by us from the sale of the Bank of America Plaza West building is fair to us, from a financial point of view;

•	its belief that the range of cash liquidating distributions that we estimate we would make to our members is fair relative to its own assessment of our current and expected future financial condition, earnings, business opportunities, strategies and competitive position and the nature of the market environment in which we operate;

•	that the per-unit price to be received by our members in the liquidation is payable in cash, thereby eliminating any uncertainties in valuing the consideration to be received by our members; and

•	the terms and conditions of the plan of liquidation.
      The Board of Managers believed that each of these factors generally support its determination and recommendation. The Board of Managers also considered and reviewed with our Manager’s officers potentially negative factors concerning the plan of liquidation, including those listed below:

•	the fact that following the plan of liquidation, our members will no longer participate in any future earnings or growth of our assets or benefit from any increases in the value of our assets;

•	the actual or potential conflicts of interest that our Manager, certain of its affiliates, its officers and the Board of Managers have in connection with the plan of liquidation, including those identified under “Risk Factors” and specified under the heading “Interests in the Liquidation That Differ From Your Interests;”

•	the costs that we will incur in carrying out the liquidation, including significant legal, accounting and financial advisory fees and costs under the existing Operating Agreement with our Manager; and

•	the taxable gain that our members may recognize, depending on their tax basis in their units, upon the completion of the liquidation.
      The above discussion concerning the information and factors considered is not intended to be exhaustive, but includes all of the material factors considered by the Board of Managers in making its determination. In addition, individual managers on the Board of Managers may have given different weight to different factors and therefore may have viewed certain factors more positively or negatively than others.
Recommendation of the Board of Managers
      On June 14, 2005 the Board of Managers unanimously determined that our liquidation would be more likely to provide our members with a greater return on their investment, in a reasonable time period, than they would receive through any other alternatives reasonably available to us and that the plan of liquidation is in our and your best interests. Accordingly, the Board of Managers approved the plan of liquidation and unanimously recommend that you vote FOR the approval of the plan of liquidation.
Uses of Liquidation Proceeds
      The proceeds from our liquidation may include repayment of our debt, cash and/or promissory notes and may be used to pay or provide for our liabilities and expenses, which may include the purchase of insurance or the establishment of a reserve fund to provide for payment of contingent or unknown liabilities. We will distribute the remaining proceeds of the liquidation to our members after the payment of, or provision for, our liabilities and expenses. We estimate that the net consideration received by us will range approximately between $20,646,000 and $21,794,000. We have summarized below the estimated uses of the cash proceeds we expect to receive in the transactions contemplated by the plan of liquidation. Our actual uses of the liquidation proceeds may vary from those summarized below, depending on the actual dates of the closings of, and the amounts received in, the transactions contemplated by the plan of liquidation and the amount needed to pay or provide for our liabilities and expenses, including any reserves established to satisfy contingent liabilities.
Uses of Liquidation Cash Proceeds

	Low	High

	(In thousands)
Estimated Cash Proceeds	$20,646	$21,794

Use of Cash Proceeds:
Fees and expenses	$300	$300
Liquidating distributions:
To our Manager	567	853
Common equity holders	19,779	20,641

	$20,646	$21,794

Opinions of Robert A. Stanger & Co., Inc.
      Robert A. Stanger & Co., Inc., which we refer to as Stanger, an independent investment banking firm with substantial real estate and partnership transaction experience, was engaged by the Company to render: (1) its opinion as to the fairness from a financial point of view of the Consideration received by the Company in the Third Party Transaction, as identified herein; and (2) its opinion as to the reasonableness from a financial point of view of Management’s Net Real Estate Liquidation Value Range Estimate and Management’s Estimated Per Unit Distribution Range for each class of units. This opinion is referred to as the Opinion.
      The full text of the Opinion, which contains a description of the assumptions, qualifications and limitations applicable to the review and analysis by Stanger, is set forth in Appendix A to this Proxy Statement and should be read carefully and in its entirety. The material assumptions and qualifications to the Opinion is summarized below, although this summary does not purport to be a complete description of the various inquiries and analyses undertaken by Stanger in rendering the Opinion. Arriving at a fairness opinion is a complex analytical process not necessarily susceptible to partial analysis or amenable to summary description.
      Although the Company and the Board of Managers advised Stanger that certain assumptions were appropriate in their view, the Company and the Board of Managers imposed no conditions or limitations on the scope of the investigation by Stanger or on the methods and procedures to be followed by Stanger in rendering the Opinion. The fees and expenses of Stanger will be treated as a transaction expense and will be borne by the Company. In addition, the Company has agreed to indemnify Stanger against certain liabilities.

Qualifications to Opinions
      In connection with rendering the Opinion, Stanger was not engaged to and therefore did not: (i) appraise the Company or the assets and liabilities of the Company; (ii) select the method of determining the type or amount of consideration to be received in any transaction; (iii) make any recommendation to the Company, the Board of Managers or the Members with respect to whether or not to pursue a Plan of Liquidation, whether to accept or reject any transaction, or the impact, tax or otherwise, of acceptance or rejection of any transaction or the Plan of Liquidation; (iv) express any opinion as to (a) the business decision to pursue a Plan of Liquidation, or alternatives to the Plan of Liquidation including, but not limited to, refinancing of the Properties or continuing the Company as a going concern; (b) the amount or allocation of expenses relating to the Plan of Liquidation or any transaction; (c) any terms of any transaction other than the Consideration; and (d) the rights of any member or tenant-in-common interest holder to acquire any Property, to prevent the sale of any Property, or to retain a tenant-in-common interest in any Property; and (e) provide any implied or explicit guarantee or warrantee that the amounts actually realized in a transaction involving the Real Estate Assets will be within Management’s Net Real Estate Liquidation Value Range Estimate or that the distributions Per Unit for each class of units resulting from the Plan of Liquidation will be within Management’s Estimated Per Unit Distribution Range, which realized amounts may be higher or lower than the estimates.
      Stanger’s Opinion is based on business, economic, real estate and securities markets, and other conditions as they existed and could be evaluated on the date of its analysis and address the Consideration and management estimates in the context of information available as of the date of its analysis. Events occurring after that date may materially affect the assumptions used in preparing the Opinion.
      In connection with preparing the Opinion, Stanger was not engaged to, and consequently did not, prepare any written report or compendium of its analysis for internal or external use beyond the Opinion set forth in Appendix A, other than a status report which was presented to the Board of Managers in June, 2005. Stanger will not deliver any additional written summary of the analysis.

Experience of Stanger
      Since its founding in 1978, Stanger has provided information, research, appraisal, investment banking and consulting services to clients located throughout the United States, including major New York Stock Exchange member firms, insurance companies and over seventy companies engaged in the management and operation of partnerships and real estate investment trusts. The investment banking activities of Stanger include mergers and acquisitions advisory and fairness opinion services, asset and securities valuations, industry and company research and analysis, litigation support and expert witness services, and due diligence investigations in connection with both publicly registered and privately placed securities transactions.
      Stanger was selected because of its experience in the valuation of businesses and their securities in connection with mergers, acquisitions, reorganizations and for estate, tax, corporate and other purposes, including the valuation of partnerships, partnership and real estate investment trust securities and the assets typically held through partnerships and real estate investment trusts, including real estate assets. The Company considered no other firm for purposes of rendering the fairness opinion.

Summary of Materials Considered and Reviews Undertaken
      Stanger’s analysis of the transaction involved, among other things, the review of the following information: (i) a draft of the Proxy Statement related to the Plan of Liquidation, which draft was substantially in the form finalized and filed with the Securities and Exchange Commission; (ii) the Company’s annual report to Members filed with the Securities and Exchange Commission on Form 10-K for the year ending December 31, 2004 and the Company’s quarterly report filed with the SEC on Form 10-Q for the quarter ended March 31, 2005, which reports management indicated to be the most current financial statements available; (iii) a rent roll for each Property along with historical operating statements for the period of Company ownership, as available, and the 2005 operating budget for each

Property, including capital expenditures, tenant improvement allowances and leasing commissions; (iv) published national surveys and certain other available published information relating to acquisition criteria for properties similar to the properties owned by the Company; (v) appraisals of the Congress Center property performed at or around the time of acquisition or refinancing of such Property; (vi) offering materials prepared by real estate brokers engaged by the Company to identify qualified potential buyers, solicit interest and market each of the Properties; (vii) information provided by representatives of the broker firms concerning the efforts undertaken to market each Property, the terms of offers received, and the general conditions for sales of properties in the market in which the property was located; (viii) internal financial analyses and derivations prepared by the Company of the Net Real Estate Liquidation Value Range; (ix) internal financial analyses and projections prepared by the Company of Management’s Estimated Per Unit Distribution Range for Class A, Class B and Class C units, which estimate reflects Management’s Net Real Estate Liquidation Value Range Estimate, and the terms and conditions of the Company’s Agreement and Management Agreement and the agreements of other entities through which the Company holds interests in the properties relating to operating and liquidating distributions and compensation to the Manager.
      In addition, representatives of Stanger performed site visits of each Property and made inquiries and reviewed information concerning local market conditions and competing properties. Stanger also discussed with the Manager and Property Manager conditions in office property markets in general, and the local market of each Property, in particular, market conditions for the sale or acquisition of properties similar to those owned by the Company, the current and projected operation and performance of each of the Properties, the debt encumbering each Property, and the financial condition and future prospects of the Company.

Stanger’s Analysis
      Stanger’s analysis and reviews may be described as involving the following steps: (1) site visits and data gathering, including local market inquiries; interviews with key personnel, including the Manager, Property Manager and real estate brokers; reviews of published surveys of buyers acquisition criteria and related information; (2) estimation of a range of market value of the Company’s portfolio of properties; (3) review of the consideration paid in the Third Party Transaction; (4) reviews of Management’s Net Real Estate Liquidation Value Range Estimate; and (5) reviews of Management’s Estimated Per Unit Distribution Range for each class of units.

Site Visits & Data Gathering
      Representatives of Stanger performed site inspections of each of the Properties during December 2004 and January, 2005. In the course of these site visits, the physical facilities of the properties were inspected, current market rental rates for competing properties were obtained, and available information on the local market, the subject property, competing properties and area sales was gathered. Where necessary, information gathered during the site visits was supplemented by information provided by the Manager and Property Manager and reviews of published information concerning economic, demographic and real estate trends in local, regional and national markets.
      Stanger also interviewed on-site and Property Management personnel to obtain information relating to the condition of each Property, including any deferred maintenance, capital budgets, environmental conditions, status of on-going or newly planned property additions, reconfigurations, improvements, and other factors affecting the physical condition of the Property improvements, competitive conditions in the local markets, near-term lease expirations and anticipated renewals, financing terms, and historical and anticipated lease revenues and expenses and capital expenditures. Stanger also reviewed historical operating statements and year 2005 operating budgets for each of the Properties.

Estimation of Range of Market Value of Portfolio
      Stanger estimated the market value of the Company’s portfolio of properties utilizing the sales comparison approach and the income approach to valuation. The sales comparison approach involves a comparative analysis of the subject property with other similar properties that have sold recently or that are currently offered for sale in the market. Comparable sale data is analyzed and indices of value are extracted to develop a market value estimate for a property.
      The income approach involves an economic analysis of the subject property based on its potential to provide future net annual income. This approach is based on the assumption that the value of a property is dependent upon the property’s ability to produce income. In the income approach, a direct capitalization analysis and a discounted cash flow (“DCF”) analysis was used to determine the value of the leased fee interest in each property. The direct capitalization analysis is based upon the net operating income of a property capitalized at an appropriate capitalization rate for the property based upon property’s characteristics and competitive position and market conditions at the date of valuation. The DCF analysis utilizes projections of net operating cash flow from each property and estimated residual proceeds from sale of the property at the end of a multi-year holding period and discounts such cash flows to present value at a rate deemed appropriate to estimate the present value of the property. The indicated value by the income approach represents the amount an investor may pay for the expectation of receiving the net cash flow from the property.
      Since the primary buyer group for the type of properties owned by the Company is investors, Stanger considered the income approach and sales comparison approach the primary valuation methodologies.
      In the course of preparing the Income Approach analysis, Stanger developed an estimate of effective gross income for each Property. At the time of the site inspections, competing properties were identified and data on local market rental rates and occupancy was obtained. Such data was compared to the available quoted rental rates and occupancy reports for each property. The property’s recent historical effective gross income was also reviewed. After assessing the above factors, an effective gross income estimate was prepared based upon the existing leases, square footage configuration, market rental rates, occupancy rate and other income estimates.
      Historical data provided to Stanger on expenses was reviewed and property tax assessments were confirmed with local municipalities. Expenses were estimated based upon this review and expense data derived from the review of expenses at similar properties. Stanger then estimated the net operating income of each Property by deducting estimated expenses from estimated effective gross income. Stanger then employed both the direct capitalization and DCF analysis to estimate the value of the properties.
      Direct Capitalization Analysis — Stanger capitalized the net operating income, estimated in accordance with the analyses of effective gross income and expenses described above, utilizing a range of capitalization rates in accordance with surveys of buyers of office properties, as confirmed by a review of comparable sales transactions as described below. Based upon the Direct Capitalization Analysis described above, Stanger estimated a range of value for the Company’s portfolio of properties (excluding the Bank of America West property) of $213,010,000 to $230,840,000, assuming 100% interest in the properties and $52,368,000 to $55,270,000 reflecting the Company’s percentage interest in each property.
      Discounted Cash Flow Analysis — In applying the DCF analysis, Stanger reviewed pro forma statements of operations for each of the properties, including revenues and expenses, and a ten-year projection of cash flows was prepared, at the end of which the property was assumed to be sold. Such projection was prepared using ARGUS software and considered the following factors: (i) the terms of the existing leases, including any rent escalations during the terms of the lease; (ii) the releasing of vacant space; (iii) estimated market rental rates per square foot for similar properties in the local market; (iv) tenant improvement allowances and leasing commissions upon releasing of space at the expiration of existing leases; (v) property operating expenses and expense reimbursements to the owner; and (vi) reserves for capital expenditures.

      The reversion value of each property which might be realized upon sale at the end of the ten-year holding period was estimated based on the capitalization of the estimated net operating income of the property in the eleventh year, utilizing a capitalization rate deemed appropriate in light of the age, anticipated functional and economic obsolescence and competitive position of the property at the time of sale. Net proceeds to owners were determined by deducting estimated costs of sale. The estimated net cash flows from each Property for the ten-year period (including the reversion value net of selling expenses) were discounted to present value at a discount rate deemed appropriate for the subject Property based upon national surveys of target rates of return for buyers of similar properties as described above. Based upon the discounted cash flow analysis described above, Stanger estimated a range of value for the Company’s portfolio of properties (excluding the Bank of America West property) of between $197,930,000 and $206,100,000, assuming 100% ownership of the properties and $48,029,000 to $50,342,000 assuming the Company’s percentage ownership in each property.
      Sales Comparison Approach — Based upon available data gathered for actual and proposed sales transactions identified in each property’s region or local market, an index of value based on a range of observed sale prices per rentable square foot was derived considering each property’s age, location and other factors. The range of price per square foot, as estimated by reference to comparable sales transactions, was multiplied by the rentable square footage of each Property to derive an estimate of the range of value of the properties.
      Based upon the Sales Comparison Approach described above, Stanger estimated a range of value for the Company’s portfolio of properties (excluding the Bank of America West property) of between $210,660,000 and $220,470,000, assuming 100% ownership and $49,941,000 to $52,867,000 assuming the Company’s percentage ownership in each property.
      Reconciliation — Stanger then reconciled the estimated range of value in the Sales Comparison Approach and the Direct Capitalization and Discounted Cash Flow analyses in the Income Approach. Stanger observed that the Income Approach reflects the quality, durability and risk of the estimated income stream. Properties such as those owned by the Company are typically purchased and sold based upon their income characteristics. Stanger, therefore, gave the Income Approach primary consideration. The Sales Comparison Approach was given secondary consideration.
      Based upon the methodology described above, Stanger estimated the probable market value of the Company’s portfolio of properties (excluding the Bank of America West property) at $221,500,000 assuming 100% ownership and $51,561,000 assuming the Company’s percentage ownership. Based upon our representations, Stanger then reduced that value for estimated commissions and disposition fees payable in accordance with any existing or anticipated contractual arrangements with third party brokers and contractual agreements with our affiliates and for our estimated other transaction expenses of 0.20% of the estimated market value of the other real estate assets. Stanger then factored into its analysis, the terms and balances of mortgage debt outstanding, other net assets associated with each of our properties, and our percentage ownership interest in each property, and estimated its probable net real estate liquidation value for our real estate assets (excluding the Bank of America West property) at $21,036,000.
      In conducting its analysis, Stanger relied upon our representation that we are not aware of any material deferred maintenance, adverse physical conditions, or the existence of any hazardous materials on our property.
      Reviews of Consideration in Third Party Transactions — Stanger reviewed the consideration paid for the Bank of America West property which was sold on March 15, 2005 in a Third Party Transaction for $24,000,000. Stanger compared the contract consideration to Stanger’s estimated range of value for such property, derived as described above, and with such property’s original purchase price. The tables below summarizes the results of this comparison.

	Contract		Original
Property	Consideration	Stanger Value Range Estimate	Purchase Price	Date Acquired

Bank of America West	$24,000,000	$20,980,000 to $23,820,000	$16,200,000	9/12/02

      With respect to the Third Party Transaction, Stanger observed that the total consideration of $24,000,000 is slightly above Stanger’s range of estimated value of $20,980,000 to $23,820,000 and is approximately $7,800,000 above the original purchase price paid by the Company.

Review of Our Net Real Estate Liquidation Value Range Estimate
      Stanger observed that we developed our estimate of the Net Real Estate Liquidation Value by first estimating the market value of our real estate assets and then reducing that value for estimated commissions and disposition fees payable in accordance with any existing or anticipated contractual agreements with third party brokers and contractual agreements with our affiliates and for estimated other transaction expenses of approximately 0.20% of the estimated market value of the real estate assets. Stanger observed that our estimate of the net real estate liquidation value of our real estate assets, before consideration of other Company balance sheet items, ranged between approximately $20,313,000 and $21,747,000, after considering fees and expenses, debt outstanding, miscellaneous other net assets, and our ownership interest in each property. Stanger observed that its estimated probable net real estate liquidation value of $21,036,000 fell within management’s range of values. The following table shows the results of that comparison:
Range of Estimated Net Real Estate Liquidation Value of our Real Estate Assets
(excluding the Bank of America West property)

	Management’s	Management’s
	Estimated	Estimated	Stanger’s Estimated
	Low Value	High Value	Probable Value

Net Real Estate Liquidation Value of our Real Estate Assets	$20,313,000	$21,747,000	$21,036,000

Review of our Estimated Per Unit Distribution Range
      Stanger observed that our estimate of the range of per unit distributions resulting from the plan of liquidation compares to Stanger’s estimate of such amounts based upon Stanger’s probable value of each real estate asset as follows after a $12,000,000 distribution paid in May, 2005:

	Per the Company

	Low	High	Per Stanger

Estimated Per Unit Distribution
Class A	$3,606	$3,810	$3,707
Class B	$3,457	$3,649	$3,552
Class C	$3,328	$3,509	$3,418
      Stanger further observed that we intend to make a final distribution of cash at or around the time of the finalization of the plan of liquidation, approximately equal to the value of our net financial assets and liabilities in conformity with the provisions relating to liquidating distributions as set forth in our Operating Agreement, and the agreements of all entities through which we hold interests in the properties.
      Stanger reviewed the derivation of our estimate of distributions. Stanger noted that such estimate equaled the sum of the following for each entity through which we own interests in the properties: (i) the estimated proceeds from the sale of the property owned by the entity after deduction of contractual and/or estimated brokerage commissions and contractual disposition fees to affiliates and estimated transaction expenses equal to approximately 0.20% of property value; plus (ii) the net value of other non-real estate assets after satisfaction of other outstanding non-mortgage debt liabilities; less (iii) the outstanding mortgage debt on the property as of March 31, 2005. The resulting values for each entity were then multiplied by our ownership interest to arrive at a net equity value for each real estate investment, and these values were summed and added to our other estimated net assets, after considering (i) the distribution of $12,000,000 to Unit holders in May, 2005; and (ii) deductions for contingency reserves of $300,000 to arrive at our estimated net liquidation value range. Stanger noted that our estimated net liquidation value range is between approximately $21,213,000 and $22,647,000 after the special distribution of $12,000,000 paid in May 2005, while Stanger’s estimate of our probable net liquidation value is $21,923,000 after such distribution. Finally, Stanger noted that our estimate net liquidation value range was then allocated among the Class A, Class B, and Class C investments and the Manager in accordance with the Operating Agreement, after considering the estimated distribution preferences through March 31, 2005. The amounts allocated to each class of investment was divided by the number of units outstanding to arrive at our estimated per share distribution range.
      Stanger noted that the estimated proceeds from our real estate assets used in the determination of the estimated distribution range are consistent with such values previously cited and in the aggregate fall within Stanger’s estimated range of value for such transactions. Stanger also observed that the values utilized relating to other non-real estate assets and outstanding mortgage debt were consistent with amounts shown in the most recent financial statements of the ownership entities provided to Stanger and were reasonable relative to amounts shown on financial statements filed with the SEC on Form  10-Q as of March 31, 2005, as adjusted for the contingency reserves and the $12,000,000 distribution paid in May, 2005 for the after-distribution calculations.

Assumptions
      In rendering its opinions, Stanger has relied upon and assumed, without independent verification, the accuracy and completeness in all material respects of all financial and other information contained in the Proxy Statement or furnished or otherwise communicated to Stanger by us, our Manager or the Property Manager. Stanger has not performed an independent appraisal of our assets and liabilities and has relied upon the assumed the accuracy of any estimated of potential environmental liabilities, physical condition and deferred maintenance contained in third party reports or provided to Stanger by us, and the balance sheet value determinations for non-real estate assets and liabilities of us and any transaction expenses, reserves or other adjustments thereto made by us to determine our net real estate liquidation value range estimate and our per unit distribution range for each class of units.
      With our approval, Stanger has assumed that:

(i) we will maintain our status as a limited liability company for the entire period of the plan of liquidation and will meet any tests and will not incur any tax liabilities or any kind in connection with the failure to so comply with tax rules of any nature;

(ii) we will not incur any fees or costs associated with reserves or insurance for liabilities, contingent or otherwise, during the term of the plan of liquidation which are not funded by operating cash flow subsequent to the commencement of the plan of liquidation;

(iii) we will not incur any contingency reserves in excess of our estimate of $300,000;

(iv) our interest in and the value of each real estate investment will not be encumbered or reduced by any incentive interest, fees or expenses associated with any management agreement, tenant-in-common agreement or other program agreement or any discount relating to a minority interest or tenant-in-common interest, other than such fees and compensation as estimated by us and authorized by the related agreements;

(v) we will not incur any fines, penalties, assessments, charges, settlement costs, judgments or any other costs, legal or otherwise associated with any regulatory inquiry or litigation, including, but not limited to that regulatory investigation and litigation identified in the Proxy as: the SEC Investigation “In the matter of Triple Net Properties, LLC” or any potential shareholder litigation relating to the Plan of Liquidation or any other matter;

(vi) we will not sell any assets under duress at prices less than market value, including any sales of assets due to influence exerted by any lender, or accept any consideration for the sale or exchange of any of our assets which has a market value which is less than the assets exchanged therefore, including any deferred, contingent or earn-out type consideration;

(vii) we will not incur any costs associated with the assumption or prepayment of mortgages;

(viii) we will not incur any transaction expenses in excess of amounts expected by us which will not be funded by cash flow from operations subsequent to the date of Stanger’s opinion; and

(ix) we will not incur any additional wind down cost associated with the plan of liquidation which is in excess of the operating cash flow realized by us subsequent to the date hereof.
      Stanger has also relied on our assurance and the assurances of our Manager and the Property Manager that any pro forma financial statements, projections, budgets, value or distribution estimates or adjustments provided or communicated to Stanger, were reasonably prepared on bases consistent with actual historical experience and reflect the best currently available estimates and good faith judgments; that the allocation of consideration between the classes of Units and the Manager and the fees associated with the plan of liquidation are consistent with the provisions of our Operating Agreement and our property management agreements; that no material change has occurred in the value of the assets or the information reviewed between the date such information was provided to Stanger and the date of Stanger’s opinions; and that we, our Manager and the Property Manager are not aware of any information or facts that would cause the information supplied to Stanger to be in complete or misleading in any material respect.

Conclusions
      Stanger concluded that, based upon and subject to its analysis and assumptions, qualifications and limited conditions, as of the date of the opinion: (i) our Net Real Estate Liquidation Value range estimate and our Estimated Per Unit Distribution Range for Class A, Class B and Class C Units are reasonable form a financial point of view; and (ii) the consideration received by us in the sale agreement for the Bank of America West property is fair to us from a financial point of view.
      The above does not purport to be a complete description of the analyses performed or the matters considered by Stanger in rendering this opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis of summary descriptions. Stanger has advised the Board of Managers that its entire analysis must be considered as a whole and that selecting portions of the analysis and the factors considered by Stanger, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying the opinion. In rendering the opinion judgment was applied to a variety of complex analyses and assumptions. The assumptions made and the judgments applied in rendering the opinions are not readily susceptible to partial analysis or summary description.

Compensation and Material Relationships
      Stanger has been paid a fee of $130,000 for its services as described herein and in preparing to deliver the opinions. In addition, Stanger will be reimbursed for reasonable out-of-pocket expenses, including legal fees, and Stanger will be indemnified against certain liabilities, including certain liabilities under the securities laws. The fee was negotiated between the Company and Stanger. Payment of the fee to Stanger is not dependent upon completion of the transaction or upon Stanger’s findings. During the past three years, Stanger was retained by our affiliates to render consulting services, for which it was paid a total of $950,000 in connection with such assignments. Stanger may be engaged by our affiliates to render additional services in the future on terms which have not yet been defined.
Interests in the Liquidation That Differ From Your Interests
      In considering the recommendations of the Board of Managers with respect to the plan of liquidation, you should be aware that our Manager, its affiliates and employees and managers on the Board of Managers have interests in the liquidation that are different from your interests as a member. The Board of Managers was aware of these actual and potential conflicts of interest. Some of the conflicts of interests presented by the liquidation are summarized below.

Fees received by our Manager in connection with the liquidation and distributions made to our Manager
      Our Manager or its affiliates receive compensation under the Operating Agreement and the Management Agreement, including fees for disposing of our properties. Our Manager has engaged Realty, an affiliate of our Manager, to provide a number of services in connection with our properties, including disposing of our property interests. If you approve the plan of liquidation, our Manager, Realty, or another affiliate of our Manager will be paid to liquidate our assets pursuant to the Operating Agreement and the Management Agreement. Such fee will be a selling commission equal to up to 5% of the gross sales price of any of the properties if the terms of the sale are approved by us. If you approve the plan of liquidation, we estimate the fees paid to our Manager, Realty, or another affiliate of our Manager will range approximately between $1,694,000 and $1,747,000.
      Any cash remaining upon dissolution and termination of our company will be distributed to our members (and, in certain circumstances, to our Manager) as described below, depending on the source of such cash.
      We refer to Cash from Capital Transactions as the net cash realized by us from certain transactions such as financings, refinancings, sales, exchanges, or other dispositions or condemnations of, or casualties to, the properties (after payment of all our cash expenditures, including fees payable to our Manager and its affiliates, payments of principal and interest on indebtedness, and such reserves and retentions as our Manager reasonably determines to be necessary and desirable in connection with our condition).
      Cash from Capital Transactions will be distributed as follows:

(a) first, pro rata to our members, up to an amount equal to the amount of a member’s gross amount invested in us and equal in amount to the cash purchase price paid by the member for the units purchased, or Unrecovered Equity, reduced, but not below zero, by the cumulative cash from Capital Transactions previously distributed to such members;

(b) second:

(1) a pro rata share to members until each has received an 8% cumulative (but not compounded) return on such member’s unrecovered capital contributions, on an annualized basis, properly adjusted for any partial years and/or fractional interests;

(2) then, if a balance of Cash from Capital Transactions remains after the payments referenced in item (b)(1), a pro rata share to holders of Class A units and Class B units until each has received, pursuant to items (b)(1) and (b)(2), a 9% cumulative (but not compounded) return on such member’s unrecovered capital contributions, on an annualized basis, properly adjusted for any partial years and/or fractional interests; and

(3) then, if a balance of Cash from Capital Transactions remains after the payments referenced in item (b)(2), a pro rata share to holders of Class A units until each has received, pursuant to items (b)(1), (b)(2) and (b)(3), a 10% cumulative (but not compounded) return on such member’s unrecovered capital contributions, on an annualized basis, properly adjusted for any partial years and/or fractional interests; and

(c) third, the aggregate balance, if any, of Cash from Capital Transactions that remains after the payments referenced in item (b) shall be divided by the total number of units, with the resulting fraction referred to as the Per Unit Allocation, and then distributed to the member and our Manager in the following ratios:

(1) with respect to each Class A unit, 85% of the Per Unit Allocation to the member and 15% to our Manager;

(2) with respect to each Class B unit, 80% to the Per Unit Allocation to the member and 20% to our Manager; and

(3) with respect to each Class C unit, 75% to the Per Unit Allocation to the member and 25% to our Manager.
      We refer to Cash from Operations as the net cash realized by us from any source other than the sources of Cash from Capital Transactions (after payment of all our cash expenditures, including operating expenses, payments of principal and interest on indebtedness, expenses for repairs and maintenance, capital improvements and replacements, and such reserves and retentions as our Manager reasonably determines to be necessary and desirable in connection with our condition).
      Cash from Operations will be distributed as follows:

(a) first:

(1) a pro rata share to members until each has received an 8% cumulative (but not compounded) return on such member’s unrecovered capital contributions, on an annualized basis, properly adjusted for any partial years and/or fractional interests;

(2) then, if a balance of Cash from Operations remains after the payments referenced in item (a)(1), a pro rata share to holders of Class A units and Class B units until each has received, pursuant to items (a)(1) and (a)(2), a 9% cumulative (but not compounded) return on such member’s unrecovered capital contributions, on an annualized basis, properly adjusted for any partial years and/or fractional interests; and

(3) then, if a balance of Cash from Operations remains after the payments referenced in item (a)(2), a pro rata share to holders of Class A units until each has received, pursuant to items (a)(1), (a)(2) and (a)(3), a 10% cumulative (but not compounded) return on such member’s unrecovered capital contributions, on an annualized basis, properly adjusted for any partial years and/or fractional interests; and

(b) second, the aggregate balance, if any, of Cash from Operations that remains after the payments referenced in item (a) shall be divided by the total number of units, with the resulting fraction referred to as the Per Unit Allocation, and then distributed to our members and our Manager in the following ratios:

(1) with respect to each Class A unit, 85% of the Per Unit Allocation to the member and 15% to our Manager;

(2) with respect to each Class B unit, 80% of the Per Unit Allocation to the member and 20% to our Manager; and

(3) with respect to each Class C unit, 75% of the Per Unit Allocation to the member and 25% to our Manager.
      Based upon our estimated net real estate liquidation value of between $20,646,000 and $21,794,000, we estimate that our Manager will receive approximately between $567,000 and $853,000 in distributions upon our liquidation.

Our Manager will be relieved of its obligations with respect to public reporting and compliance costs
      While it is our company’s obligation to pay our public company compliance costs, including costs incurred in connection with preparing reports to be filed pursuant to the Exchange Act and costs relating to compliance with the Sarbanes-Oxley Act, the Board of Managers has voted and approved that all costs associated with public company compliance will be borne by our Manager. These costs are material and our Manager has incurred $370,000 and $152,000, respectively, for the year ended December 31, 2004 and the quarter ended March 31, 2005 in connection therewith. If the plan of liquidation is approved, we and our Manager will be relieved of these expenses once our company is no longer subject to the Exchange Act, the Sarbanes-Oxley Act and related rules and regulations.

An affiliate of our Manager may receive additional amounts for loans previously made to our properties
      If you approve the plan of liquidation, additional amounts may be due to the 2004 Notes Program, an affiliate of our Manager, pursuant to loans previously made in connection with the Congress Center property. Terms of the 2004 Notes Program provide for interest payments at 11.0% per annum. In addition, to interest, the 2004 Notes Program is entitled to receive the greater of a 1.0% prepayment penalty or 20.0% of the profits upon sale of the property, prorated for the amount of time the loan was outstanding. As of March 31, 2005, loans from the 2004 Notes Program to Congress Center, which have been repaid, may result in additional amounts due to the 2004 Notes Program upon the sale of this property, depending on the amount of profits, if any, upon sale. We cannot reasonably estimate at this time the additional amounts due, if any, to the 2004 Notes Program when the Congress Center property is sold.

The plan of liquidation allows for the sale of our properties to our affiliates.
      The plan of liquidation provides that we may sell one or more of our properties to an affiliate, but only if Stanger opines as to the fairness of the proposed transaction to us, from a financial point of view, or we conduct an appraisal of the underlying property and the proposed sale price is within the range of values provided by the appraisal. In no event will the Board of Managers approve a transaction if: (i) Stanger concludes after a review of the information then available, including any pending offers, letters of intent, contracts for sale, appraisals or other data, that the consideration to be received by us is not fair to us from a financial point of view; (ii) Stanger concludes that the consideration to be received is less than the appraised value of the property; or (iii) we have received a higher offer for the property from a credible party whom we reasonably believe is ready, able and willing to close the transaction on the contract terms.
Litigation Arising From Our Actions in Connection With the Plan of Liquidation
      There is currently no litigation arising from our actions in connection with the plan of liquidation.
Appraisal Rights of Members
      Under Virginia law, our members are not entitled to any rights of appraisal or similar rights of dissenters in connection with the approval of the plan of liquidation.

THE PLAN OF LIQUIDATION
      The following is a brief summary of the material provisions of the plan of liquidation. The following summary is qualified in its entirety by reference to the plan of liquidation, which we have attached as Exhibit A to this proxy statement and is incorporated by reference into this proxy statement. We encourage you to read the plan of liquidation in its entirety.
Purpose of the Plan of Liquidation; Certain Effects of the Liquidation
      The principal purpose of the plan of liquidation is to maximize the value we provide to our members. In the liquidation we expect each member will be entitled to receive liquidating distributions that we estimate will range approximately between $3,606 and $3,810 per unit for Class A Unit holders; $3,457 and $3,649 per unit for Class B Unit holders; and $3,328 and $3,509 per unit for Class C Unit holders.
      In the liquidation we will sell or otherwise dispose of all of our assets, and the purchasers of our assets will be the sole beneficiaries of any earnings and growth of these assets following the liquidation. Accordingly, we and our members will no longer benefit from any potential increase in the value of our assets, nor will we or our members bear the risk of any potential decrease in the value of these assets following the liquidation.
      Following the completion of the sale or transfer of all of our assets in accordance with the plan of liquidation, we will pay or provide for our liabilities and expenses, distribute the remaining proceeds of the liquidation of our assets to our members, wind up our operations, and dissolve.
      Our membership interests are currently registered under the Exchange Act. Pursuant to our plan of liquidation, we expect to terminate registration of our membership interests under the Exchange Act.
Principal Terms of the Plan of Liquidation

Authorized Transactions
      The plan of liquidation authorizes us to, among other things:

•	dispose of all of our assets in exchange for cash, notes, redemption of equity, or such other assets as may be conveniently liquidated and distributed, which we expect to accomplish within 12 months of approval of the plan of liquidation attached to the proxy statement as Exhibit A;

•	liquidate and dissolve our subsidiaries, and distribute the net proceeds of such liquidation in accordance with the provisions of the Operating Agreement, our subsidiaries’ charters and the laws of Virginia and Delaware;

•	pay or provide for our liabilities and expenses, which may include the purchase of insurance or the establishment of a reserve fund to provide for payment of contingent or unknown liabilities;

•	distribute the remaining proceeds of the liquidation to you after the payment of, or provision for, our liabilities and expenses; and

•	wind up our operations and dissolve our company, all in accordance with the plan of liquidation attached to the proxy statement as Exhibit A;

Liquidating Distributions and Procedures
      We currently anticipate making one or more liquidating distributions to our members. We intend to make the final liquidating distribution to our members no later than 12 months after approval of the plan of liquidation, although the timing of this distribution will depend on when we can sell our assets. We cannot assure you that the final distribution will be made within that time period.
      The plan of liquidation gives the Board of Managers the authority, in its discretion, to determine how best to provide for any unknown or contingent liabilities consistent with Virginia law. Our Manager may authorize us to obtain insurance policies to cover such costs and/or to establish a reserve fund out of which to pay such costs. If a reserve fund is established, we would expect a final liquidating distribution to be made once our Manager of this fund determines that no further claims are likely to be made upon the fund. Such a determination could be made, for example, upon the expiration of the time periods specified in the statutes of limitations applicable to the type of claims that may be made against the fund. If such a reserve fund is created, the final payout of the fund’s assets remaining after payment of claims against the fund to our members may not occur for three or more years following the filing of our certificate of cancellation.
      We may make more than one liquidating distribution. Further, the initial liquidating distribution and/or the aggregate of all liquidating distributions may be less or more than the amounts we anticipate. The actual amounts and times of payment of the liquidating distributions to be made to you will be determined by the Board of Managers in its discretion. If you transfer your units during the liquidation, the right to receive liquidating distributions will transfer with those units.

Dissolution
      The plan of liquidation authorizes our Manager, when appropriate, to file a certificate of cancellation and to take other action to dissolve our company under Virginia law.
Vote Required and Recommendation of the Board of Managers
      Approval of the plan of liquidation will require the affirmative vote of the majority of the investor units entitled to vote. Failure to return a proxy card, abstentions and broker non-votes have the effect of a vote against the proposal.
      THE BOARD OF MANAGERS HAS UNANIMOUSLY DETERMINED THAT THE PLAN OF LIQUIDATION IS IN OUR BEST INTERESTS AND THE BEST INTERESTS OF OUR MEMBERS AND HAVE APPROVED THE PLAN OF LIQUIDATION PROPOSAL. ACCORDINGLY, THE BOARD OF MANAGERS RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE PLAN OF LIQUIDATION PROPOSAL.
OTHER MATTERS AT THE SPECIAL MEETING
      The Board of Managers does not know of any matters to be presented at the special meeting other than those mentioned in this proxy statement. If any other matters are properly brought before the special meeting, the proxies will be voted in accordance with the best judgment of the person or persons voting such proxies. These matters may include an adjournment or postponement of the special meeting from time to time if the Board of Managers so determines.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
      THE DISCUSSION SET FORTH IN THIS PROXY STATEMENT IS NOT ADVICE INTENDED TO BE RELIED UPON AND USED, AND CANNOT BE USED BY ANY TAXPAYER, FOR THE PURPOSE OF AVOIDING ANY PENALTIES IMPOSED ON THE TAXPAYER. THE DISCLOSURE OF TAX CONSEQUENCES IN THIS PROXY STATEMENT WAS WRITTEN TO SUPPORT THE PROMOTION OR MARKETING OF THE PROPOSALS DESCRIBED IN THIS PROXY STATEMENT, INCLUDING THE PLAN OF LIQUIDATION. YOU SHOULD SEEK ADVICE FROM AN INDEPENDENT TAX ADVISOR CONCERNING THE INCOME AND OTHER TAX CONSEQUENCES OF VOTING FOR OR AGAINST THE PROPOSALS DESCRIBED IN THIS PROXY STATEMENT.
      The following discussion summarizes the material U.S. federal income tax considerations that may be relevant to you from the transactions described in this proxy statement. This discussion is based on current law and is not exhaustive of all possible tax considerations. This summary neither gives a detailed discussion of any state, local or foreign tax considerations nor does it discuss all of the aspects of U.S. federal income taxation that may be relevant to you in light of your particular circumstances or to certain types of members (including insurance companies, tax-exempt entities, financial institutions or broker-dealers, foreign corporations, partnerships or entities treated as partnerships for U.S. federal income tax purposes, and persons who are not citizens or residents of the United States) subject to special treatment under the U.S. federal income tax laws. This discussion is not intended to be, and should not be construed as, tax advice to any of our members. Your tax analysis of the transactions contemplated herein, including the liquidation, is based upon your particular circumstances, which may differ from those of other members. Accordingly, the following discussion may not apply to your particular situation.
      YOU ARE STRONGLY ADVISED TO CONSULT WITH YOUR TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO YOU FROM THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT AND YOUR RECEIPT OF DISTRIBUTIONS FROM US IN THE LIQUIDATION.
Entity Classification
      We believe that we are classified as a partnership for tax purposes. An organization formed as a partnership will be treated as a partnership, rather than as a corporation, for federal income tax purposes if (i) it is not expressly classified as a corporation under Section 301.7701-2(b)(1) through (8) of the Treasury Regulations; (ii) it does not elect to be classified as an association taxable as a corporation; and (iii) it is not treated as a corporation by virtue of being classified as a “publicly traded partnership.”
      We have not requested a ruling from the IRS that we are classified as a partnership for federal income tax purposes. If the IRS were to challenge our status as a partnership for federal income tax purposes, and the challenge were sustained by a court, we would be treated as a corporation for federal income tax purposes, as described below.
      Under Section 7704 of Internal Revenue Code of 1986, as amended, or the Code, a partnership is treated as a corporation for federal income tax purposes if it is a “publicly traded partnership.” A partnership is deemed to be publicly traded if its interests are either (i) traded on an established securities market, or (ii) readily tradable on a secondary market (or the substantial equivalent thereof).
      The Treasury Department has issued regulations, or the PTP Regulations, governing the classification of partnerships under Section 7704. These regulations provide that the classification of partnerships is generally based on a facts and circumstances analysis. However, the regulations also provide limited “safe harbors” which preclude publicly traded partnership status. Pursuant to one of those safe harbors, interests in a partnership will not be treated as readily tradable on a secondary market or the substantial equivalent thereof if the sum of the percentage interests in partnership capital or profits transferred during the taxable year of the partnership (other than certain specified transfers) does not exceed 2 percent of the total interests in partnership capital or profits.

      We believe that we presently qualify for the safe harbors provided in the PTP Regulations. Even if we were not able to satisfy these safeharbors, we nevertheless would be treated as a partnership for federal income tax purposes (rather than an association taxable as a corporation) if at least 90% of our gross income in each taxable year (commencing with the year in which we were first treated as a publicly traded partnership) consists of “qualifying income” within the meaning of Section 7704(c)(2) of the Code (including interest, dividends, “real property rents” and gains from the disposition of real property), or the 90% Passive-Type Income Exception. However, there is no assurance that we will at all times in the future be able to avoid treatment as a publicly traded partnership.
      If for any reason we were taxable as a corporation, rather than as a partnership, for federal income tax purposes, our items of income and deduction would not pass through to you, and you would be treated as a shareholder for tax purposes. Consequently, we would be required to pay income tax at corporate tax rates on our net income, and distributions to you that are not pursuant to the plan of liquidation would constitute dividends to the extent of our current or accumulated earnings and profits. Distributions pursuant to the plan of liquidation would be treated as distributions made in exchange for our units. In addition, any change in our status for tax purposes might be treated as a taxable event, in which case we might incur a tax liability without any related cash distribution.
      The following discussion assumes that we are and continue to be classified as a partnership for federal income tax purposes.
Tax Consequences of Partnership Status Generally
      As a partnership, we generally do not pay federal income tax. Rather, each member is required to report on its federal income tax return its distributive share of our income, gains, losses, deductions and credits for our taxable year that ends within or with your taxable year. You will be taxed on such distributive share of our income or gain whether or not you receive any actual distribution of money or property from us during the taxable year. It is possible in a given year that you will be allocated income or gain that will be subject to tax in an amount in excess of the amount of cash distributed by us to you, thus requiring you to use personal funds to pay any tax liability arising from such allocation.
      Income, gains, losses, deductions and credits from us are allocated among all members for federal income tax purposes in accordance with the Operating Agreement. Such allocations are intended to conform with existing Treasury Regulations.
Tax Consequences of the Sale of the Company Assets
      We plan to sell, transfer or otherwise dispose of all of our assets if our plan of liquidation is approved. Because we have not entered into any binding sale agreements for each property, we do not know the exact amount that we will receive for the disposition of our assets. We estimate that the gross sales price for all of our assets will range approximately between $210,660,000 and $220,470,000, assuming 100% ownership and $49,941,000 to $52,867,000 assuming the Company’s percentage ownership in each property.
      The sale of our assets will generate taxable income or loss that must be taken into account by you based upon the amount of income or loss allocated to you under the terms of the Operating Agreement, including any income or loss allocated under Section 704(c) of the Code.
      Upon the sale of our assets, gain or loss will be recognized to the extent that the amount realized by us (including any liabilities assumed by the purchaser or to which the property remains subject) exceeds our adjusted tax basis in the property. Gain or loss will be treated as capital gain or loss (except to the extent that gain is treated as a recapture of depreciation or amortization), unless (i) the property sold constitutes stock in trade, inventory or property held primarily for sale to customers in the ordinary course of our trade or business, or (ii) the property sold constitutes “Section 1231” property, generally meaning real property and depreciable assets used in a trade or business and held for more than twelve months. If the property constitutes Section 1231 property, then your proportionate share of gain or loss from the sale would be combined with your other Section 1231 gains or losses for the year, and your net Section 1231 gain or loss would be taxed as capital gain if a net gain, or as ordinary loss, if a net loss. However, net Section 1231 gain will be treated as ordinary income to the extent of “unrecaptured” net Section 1231 losses claimed for the five most recent prior years. Any gain or loss on the sale or other disposition of property described in (i) above would be treated as ordinary income or loss.
      Under certain circumstances, the cash proceeds distributed from the sale or other disposition of our property may not be sufficient to pay your tax liabilities resulting from such event.
Basis of Your Membership Interests
      Your adjusted tax basis in your interest in us will include the amount of money that you contributed to us, increased principally by (i) any additional contributions made by you to us, (ii) your distributive share of any of our income or gain, and (iii) the amount, if any, of your share of our indebtedness; and decreased, but not below zero, principally by (x) distributions from us to you, (y) the amount of your distributive share of our losses, and (z) any reduction in your share of our indebtedness.
Interim and Liquidating Distributions
      We may distribute cash to you prior to the final liquidating distributions or as part of the final liquidating distribution. Generally, you will only recognize gain to the extent that the amount you receive in any such distribution exceeds your adjusted tax basis in your membership interest (as adjusted after taking into account any taxable income or loss allocated to you from such taxable year). Gain recognized, if any, generally will be long-term capital gain if you have held your membership interest for more than twelve months at the time of the distribution. Your tax basis in your membership interest will be reduced, but not below zero, by the amount of such distributions. If you are not a corporation, you may be eligible for a reduced tax rate on long-term capital gains.
      You will not recognize any loss as a result of a non-liquidating distribution. Instead, you will recognize a loss only upon the final liquidating distribution if, generally, the final liquidating distribution consists solely of cash, in an amount equal to your then basis in your membership interest (as adjusted after taking into account the cash proceeds of the final liquidating distribution). Such loss generally will be long-term capital loss if you have held your membership interest for more than twelve months at the time of the distribution. There are limitations on use of capital losses.
State and Local Taxes
      You may be subject to state or local taxation in various state or local jurisdictions, including those in which you transact business or reside. Your state and local tax treatment may not conform to the U.S. federal income tax consequences discussed above. Consequently, you should consult your own tax advisors regarding the effect of state and local tax laws on the transactions described herein and on the receipt of the liquidating distributions from us.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
      As of June 30, 2005, there were 5,960 units outstanding, owned by 545 investors. The following table sets forth as of June 30, 2005, the beneficial ownership of units of:

•	each person who is known to us to hold more than a 5% interest in us;

•	the chief executive officer of our Manager(1);

•	the managers on the Board of Managers(1); and

•	the managers on the Board of Managers and executive officers our Manager (1) as a group.

		Percentage of
Name(2)	No. of Units	Outstanding Units

Our Manager	None	0%
Anthony W. Thompson	None	0%
Managers on the Board of Managers as a group	None	0%
Managers on the Board of Managers and executive officers of our Manager as a group	None	0%

(1)	We have no directors or executive officers.

(2)	The address for all persons named is 1551 N. Tustin Avenue, Suite 200, Santa Ana, California 92705.
      We are not aware of any arrangements which may, at a subsequent date, result in a change in control of our company.
Section 16(a) Beneficial Ownership Reporting Compliance
      Section 16(a) of the Exchange Act requires our officers, directors and persons who own more than ten percent of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC. Officers, directors, and greater than ten percent members are required by the SEC’s regulations to furnish us with copies of all forms they file pursuant to section 16(a).
      Based solely on the review of the copies of such forms received, or written representations received from certain reporting persons, we believe that all of our officers and directors, of which we have none, have complied with all applicable filing requirements under Section 16(a) during fiscal year 2004. To our knowledge, we did not have any members owning more than ten percent of our units during fiscal year 2004.

DESCRIPTION OF BUSINESS
Our Company
      NNN 2002 Value Fund, LLC is a Virginia limited liability company formed on May 15, 2002 to purchase, own, operate and subsequently sell all or a portion of up to three properties. As of March 31, 2005, we owned interests in two properties: Congress Center in Chicago, Illinois (12.3% interest) and Netpark in Tampa, Florida (50.0% interest). We owned a 100% interest in a third property, Bank of America Plaza West, that was sold on March 15, 2005 for $24,000,000. At the time of formation, we expected to own our interest in each acquired property for approximately three to five years from the acquisition date of each asset.
      Our Manager, Triple Net Properties, LLC, a Virginia limited liability company, manages us pursuant to the terms of the Operating Agreement. While we have no employees, certain employees of our Manager provide services to us in connection with the Operating Agreement. In addition, Realty, an affiliate of our Manager, serves as our property manager pursuant to the terms of the Operating Agreement and the Management Agreement. The Operating Agreement terminates upon our dissolution. The members may not vote to terminate our Manager prior to the termination of the Operating Agreement or our dissolution except for cause. The Management Agreement terminates with respect to each of our properties upon the earlier of the sale of such property or December 31, 2012. Realty may be terminated with respect to any of our properties without cause prior to the termination of the Management Agreement or our dissolution, subject to certain conditions, including the payment by us to Realty of a termination fee as provided in the Management Agreement.
      Our Manager’s principal executive offices are located at 1551 N. Tustin Avenue, Suite 200, Santa Ana, California 92705 and the telephone number is (877) 888-7348. Our Manager’s website is www.1031nnn.com. We will make our periodic and current reports available on our Manager’s website after these materials are filed with the SEC. They will also be available in print to any member upon request. We do not maintain our own website or have an address or telephone number separate from our Manager. We do not pay rent to our Manager for the use of its space.
Distributions
      We have made monthly distributions to our members at a rate of 8.00% per annum for October 2002 through July 2004 and at a rate of 8.51% per annum for August 2004 through April 2005. Members holding Class A, Class B and Class C units have received the same distributions as of March 31, 2005. On May 27, 2005, we made a special distribution of $12 million to our members from the proceeds from the sale of the Bank of America Plaza West property. Following payment of the monthly April 2005 distribution, we will no longer pay regular monthly distributions in anticipation of the vote of the members on the plan of liquidation. To the extent that prior distributions have not conformed to the distribution priorities specified in the Operating Agreement, we intend to adjust future distributions in order to provide overall net distributions consistent with the priority provisions of the Operating Agreement.
Current Investment Objectives and Policies Prior to the Plan of Liquidation

General
      Subject to the plan of liquidation, our primary investment objective is to obtain current income from investments in real estate. Pursuant thereto, we have sought to:

•	preserve our members’ capital investment;

•	realize income through the acquisition, operation and sale of the properties;

•	make monthly distributions to our members from cash generated by operations in an amount equal to an 8% or greater annual return of our members’ investment; however, the distributions among the Class A unit holders, Class B unit holders and Class C unit holders may vary; and

•	within approximately three to five years from the date of acquisition of each asset and subject to market conditions, realize income from the sale of the properties.

Disposition Strategies
      Subject to the plan of liquidation, we currently consider various factors when evaluating potential property dispositions. These factors include, without limitation, the following:

•	the ability to sell the property at a price we believe would provide an attractive return to the unit holders;

•	whether the property is strategically located;

•	tenant composition and lease rollover for the property;

•	general economic conditions and outlook, including job growth in the local market; and

•	the general quality of the asset.

Operating Strategies
      Subject to the plan of liquidation, our primary operating strategy is to acquire suitable properties and to enhance the performance and value of those properties through management strategies designed to address the needs of current and prospective tenants. Management strategies include:

•	managing costs and seeking to minimize operating expenses by centralizing management, leasing, marketing, financing, accounting, renovation and data processing activities;

•	improving rental income and cash flow by aggressively marketing rentable space and raising rents when feasible;

•	emphasizing regular maintenance and periodic renovation to meet the needs of tenants and to maximize long-term returns;

•	re-positioning properties, including, for example, shifting from single to multi-tenant use in order to maximize desirability and utility for prospective tenants; and

•	financing acquisitions and refinancing properties when favorable financing terms are available to increase the cash flow.

Financing Policies
      To date, we have financed our investments through a combination of equity as well as secured debt. A primary objective of our financing policy is to manage our financial position to allow us to raise capital at competitive rates.
      In addition, we utilize certain derivative financial instruments at times to limit interest rate risk. The derivatives we enter into, and the only derivative transactions approved by the Board of Managers, are those which are used for hedging purposes rather than speculation. If an anticipated hedged transaction does not occur, any positive or negative value of the derivative will be recognized immediately in net income.
Competition
      Subject to the plan of liquidation, we compete with a considerable number of other real estate companies to lease office space, many of which may have greater marketing and financial resources. Principal factors of competition in our business are the quality of properties (including the design and condition of improvements), leasing terms (including rent and other charges and allowances for tenant improvements), attractiveness and convenience of location, the quality and breadth of tenant services provided and reputation as an owner and operator of quality office properties in the relevant market. Our ability to compete also depends upon, among other factors, trends of the national and local economies, financial condition and operating results of current and prospective tenants, availability and cost of capital, including capital raised by incurring debt, construction and renovation costs, taxes, governmental regulations, legislation and population trends.
      We hold interests in properties located in Chicago, Illinois and Tampa, Florida. Other entities managed by our Manager also own interests in the Chicago, Illinois property. An entity managed by Realty owns a property in Florida located outside the Tampa, Florida metropolitan area in Plantation, Florida. Our properties may face competition in these geographic regions from such other properties owned, operated or managed by our Manager or its affiliates. Our Manager or its affiliates have interests that may vary from our interests in such geographic markets.
Government Regulations
      Many laws and government regulations are applicable to our properties and changes in these laws and regulations, or their interpretation by agencies and the courts, occur frequently.
      Costs of Compliance with the Americans with Disabilities Act. Under the Americans with Disabilities Act of 1990, or ADA, all public accommodations must meet federal requirements for access and use by disabled persons. Although we believe that we are in substantial compliance with present requirements of the ADA, none of our properties have been audited, nor have investigations of its properties been conducted to determine compliance. We may incur additional costs in connection with the ADA. Additional federal, state and local laws also may require modifications to our properties or restrict our ability to renovate our properties. We cannot predict the cost of compliance with the ADA or other legislation. If we incur substantial costs to comply with the ADA or any other legislation, our financial condition, results of operations, cash flow and ability to satisfy our debt service obligations and pay distributions could be adversely affected.
      Costs of Government Environmental Regulation and Private Litigation. Environmental laws and regulations hold us liable for the costs of removal or remediation of certain hazardous or toxic substances on our properties. These laws could impose liability without regard to whether we are responsible for the presence or release of the hazardous materials. Government investigations and remediation actions may have substantial costs and the presence of hazardous substances on a property could result in personal injury or similar claims by private plaintiffs. Various laws also impose liability on persons who arrange for the disposal or treatment of hazardous or toxic substances for the cost of removal or remediation of hazardous substances at the disposal or treatment facility. These laws often impose liability whether or not the person arranging for the disposal ever owned or operated the disposal facility. As the owner and operator of our properties, we may be deemed to have arranged for the disposal or treatment of hazardous or toxic substances.
      Use of Hazardous Substances by Some of Our Tenants. Some of our tenants routinely handle hazardous substances and wastes on our properties as part of their routine operations. Environmental laws and regulations subject these tenants, and potentially us, to liability resulting from such activities. We require the tenant, in their leases to comply with these environmental laws and regulations and to indemnify us for any related liabilities. We are unaware of any material noncompliance, liability or claim relating to hazardous or toxic substances or petroleum products in connection with any of our properties.
      Other Federal, State and Local Regulations. Our properties are subject to various federal, state and local regulatory requirements, such as state and local fire and life safety requirements. If we fail to comply with these various requirements, we may incur governmental fines or private damage awards. While we believe that our properties are currently in material compliance with all of these regulatory requirements, we do not know whether existing requirements will change or whether future requirements will require us to make significant unanticipated expenditures that will adversely affect our ability to make distributions to our members. We believe, based in part on engineering reports which are generally obtained at the time the properties are acquired, that all of our properties comply in all material respects with current regulations. However, if we were required to make significant expenditures under applicable regulations, our financial condition, results of operations, cash flow and ability to satisfy our debt service obligations and to pay distributions could be adversely affected.
Significant Tenants
      As of March 31, 2005, four of our tenants at our consolidated property accounted for 10% or more of our aggregate annual rental income.

		Percentage of			Lease
	2005 Annual	2005 Annual		Square	Expiration
Tenant	Base Rent(1)	Base Rent	Property	Footage	Date

Merck Medco	$1,566,000	18.8%	Netpark	143,000	10/31/11
GMC Worldwide	$1,495,000	17.9%	Netpark	100,000	11/30/06
Alltel Communications, Inc.	$1,048,000	12.6%	Netpark	73,000	11/30/05
Marriot Vacation Club Int’l	$907,000	10.9%	Netpark	66,000	11/30/08

(1)	Annualized rental income based on contractual base rent from leases in effect at March 31, 2005.
      The loss of any of these tenants or their inability to pay rent could have a material adverse effect on our business and results of operations.
Employees
      We have no employees or executive officers. Substantially all of our work is performed by employees of our Manager and its affiliates.
Financial Information About Industry Segments
      Subject to the plan of liquidation, we are in the business of owning, managing, operating, leasing, acquiring, developing, investing in and disposing of office properties. We internally evaluate all properties as one industry segment and, accordingly, do not report segment information.

PROPERTIES
      The following is a summary of the two properties in which we owned interests as of March 31, 2005:

			Net Rentable	Percent	2005 Annual
Property	Location	Type	Square Feet	Owned	Base Rent(1)

Consolidated Properties
Netpark	Tampa, Florida	Office	919,000	50.0%	$8,597,000
Unconsolidated Properties
Congress Center	Chicago, Illinois	Office	525,000	12.3%	$12,460,000

(1)	Annual base rent is the contractual rent for 2005.
Real Estate Investments
      Our portfolio consists of interests in one consolidated property and one unconsolidated property as of March 31, 2005. We previously owned a 100% interest in a third property, the Bank of America Plaza West building, which we sold on March 15, 2005 to an unaffiliated third party for $24,000,000. Each of our properties is subject to a non-recourse loan, which means that the borrower will not be personally obligated to repay the loan. Therefore, if the loan were in default, for example, for failure to make the payments or breach of a term or covenant thereof, the lender would not be able to seek a deficiency judgment against the borrower. However, the loan is secured by the property and the lender would be able to foreclose on the property if the loan were in default.
      The following information generally applies to our two properties:

•	we believe both of our properties are adequately covered by insurance and are suitable for their intended purposes;

•	we have no plans for any material renovations, improvements or development of our properties, except in accordance with planned budgets;

•	our properties are located in markets where we are subject to competition in attracting new tenants and retaining current tenants; and

•	depreciation is provided on a straight-line basis over the estimated useful lives of the buildings, ranging primarily from 15 to 39 years and over the shorter of the lease term or useful lives of the tenant improvements.
Organizational Structure
      The following is a summary of certain of our relationships and our affiliates at March 31, 2005:
NNN 2002 Value Fund, LLC

Netpark Ownership
      The following is a summary of our relationship with entities with ownership interests in Netpark:

(1)	No one tenant in common owns more than a 4% interest in the property.

Congress Center Ownership
      The following is a summary of our relationship with entities with ownership interests in Congress Center.

Affiliated Companies
      The following is a summary detailing the relationships that Anthony W. Thompson has with Triple Net Properties, LLC, NNN Capital Corp., and Realty at March 31, 2005.
Consolidated Property

Netpark, Tampa, Florida
      On June 3, 2003, through our wholly-owned subsidiary, NNN Netpark 25, LLC, we purchased a 50% TIC interest in Netpark, a 911,000 square foot, two-story office and technology center located in Tampa, Florida. In the purchase transaction, AWT Family LP, a limited partnership, wholly owned by Anthony W. Thompson, chief executive officer and chairman of our Manager, acquired a 0.625% TIC interest in Netpark and 22 unaffiliated parties acquired TIC interests totaling 44.625% of Netpark. The remaining 4.75% was acquired by unaffiliated limited liability members through NNN Netpark, LLC. The property was purchased from an unaffiliated third party for a purchase price of $47,000,000. Our cash investment was $8,705,000. We engaged an independent third party to provide assistance in the allocation of the purchase price of Netpark to tangible and intangible assets based on their respective fair values in accordance with Statement of Financial Accounting Standards, or SFAS No. 141, “Accounting for the Impairment or Disposal of Long Lived Assets.” The seller of the property paid a sales commission to Realty of $1,410,000, or 3.0% of the total purchase price, of which 75% of the commission paid was passed through to our Manager pursuant to an agreement between our Manager and Realty, or the Realty-Triple Net Agreement.
      At the time of the acquisition, we and other purchasers obtained a non-recourse loan from an unaffiliated lender in the amount of $31,500,000, with monthly interest only payments until June 6, 2006, at which time the loan must be paid in full or refinanced. The loan bears interest at LIBOR plus 300 basis points. The rates were 5.75%, 5.35% and 4.05% at March 31, 2005, December 31, 2004 and December 31, 2003, respectively.
      On February 8, 2005, the Board of Managers approved the listing for sale of Netpark.
Unconsolidated Property

Congress Center, Chicago, Illinois
      On January 9, 2003, we, as a member of NNN Congress Center, LLC, a Delaware limited liability company, purchased a 12.3% interest in Congress Center, a 16-story, Class A office building of 525,000 square feet located in Chicago, Illinois.

      As of March 31, 2005, Congress Center was owned by the following interest holders as TICs:

Tenant in Common	Interest Held

G REIT, Inc.	30.0%
NNN Congress Center, LLC	28.9%
Unaffiliated third parties	41.1% (combined)
      As of March 31, 2005, NNN Congress Center, LLC, which owned an aggregate 28.9% interest in Congress Center, was owned by the following members, with the proportionate membership interest and interest in Congress Center listed, respectively:

	Membership Interest in
Member	NNN Congress Center, LLC	Interest in Congress Center

NNN 2002 Value Fund, LLC	42.5%	12.3%
T REIT, Inc.	35.5%	10.3%
Unaffiliated members	22.0% (combined)	6.3% (combined)
      The property was purchased from an unaffiliated third party for a purchase price of $136,108,000. Our cash investment was $6,811,000. Our total investment consisted of our proportionate share of the purchase price of $17,422,000 (consisting of $5,006,000 in cash and $12,416,000 in debt), plus $1,805,000 for our proportionate share of closing costs, loan fees and reserves. We engaged an independent third party to provide assistance in the allocation of the purchase price of Netpark to tangible and intangible assets based on their respective fair values in accordance with SFAS No. 141. The seller of the property paid a sales commission to Realty of $2,000,000, or 1.5% of the total purchase price, of which 75% was passed through to our Manager pursuant to the Realty-Triple Net Agreement.
      At the time of acquisition, the purchasers obtained a first mortgage loan in the amount of $81,989,000, with an interest rate at the 30-day LIBOR rate plus 175 basis points. The purchasers also obtained a mezzanine loan for $15,000,000. This loan reflected an interest rate at the 30-day LIBOR rate plus 675 basis points. On September 3, 2004, our Manager refinanced both the mortgage and mezzanine loans with three loans totaling $97,500,000 through Principal Commercial Funding and Principal Life Insurance. We own a 12.3% interest in Congress Center and in connection with our payment obligations under the three loans, our liability is limited to the extent of our interest in Congress Center and any rents we are entitled to therefrom. In connection with the Congress Center refinancing, the total unamortized portion of the capitalized loan costs of $580,000 along with $253,000 in prepayment penalties related to the early termination of the loan were expensed in September 2004 by Congress Center.
      On February 8, 2005, the Board of Managers approved the listing for sale of Congress Center.

Lease Expiration Table
      The following schedule presents the sensitivity of the annual base rent due to lease expirations for the next ten years at our properties as of December 31, 2004, by number, percentage of total aggregate gross leaseable area, or GLA, and annual base rent.

			Percent of		Percent of Total
	Number of	Total Square	Total GLA		Annual Base Rent
	Leases	Footage of	Represented by	Annual Base	Represented by
Year Ended December 31,	Expiring	Expiring Leases	Expiring Leases	Rent	Expiring Leases

2005	8	85,000	11.5%	$1,294,000	12.0%
2006	8	127,000	17.1	2,184,000	20.3
2007	7	88,000	11.9	1,199,000	11.1
2008	4	71,000	9.6	1,034,000	9.6
2009	8	69,000	9.3	949,000	8.8
2010	2	5,000	0.7	76,000	0.7
2011	2	201,000	27.0	2,340,000	21.7
2012	0	—	—	—	—
2013	1	22,000	3.0
2014	3	33,000	4.5	528,000	4.9
Thereafter	1	40,000	5.4	1,175,000	10.9

Total	44	741,000	100.0%	$10,779,000	100.0%

Geographic Diversification
      We own interests in properties in two geographic regions: Tampa, Florida and Chicago, Illinois. A regional recession in either of these regions could adversely affect our ability to generate or increase operating revenues, attract new tenants or dispose of properties. In addition, our properties may face competition in these geographic regions from other properties owned, operated or managed by our Manager or its affiliates. Our Manager or its affiliates have interests that may vary from ours in these geographic markets.
LEGAL PROCEEDINGS
      We are involved in routine litigation and administrative proceedings arising in the ordinary course of business, some of which are expected to be covered by liability insurance and which collectively are not expected to have a material adverse effect on our business, financial condition or results of operations.
SEC Investigation
      On September 16, 2004, our Manager advised us that it learned that the SEC is conducting an investigation referred to as “In the matter of Triple Net Properties, LLC.” The SEC has requested information from our Manager relating to disclosure in securities offerings (including offerings by G REIT, Inc., T REIT, Inc. and A REIT, Inc.) and the exemption from the registration requirements of the Securities Act for the private offerings in which our Manager and its affiliated entities were involved and exemptions from the registration requirements of the Exchange Act for several entities. The SEC has requested financial and other information regarding these entities as well as the limited liability companies advised by our Manager, including us. Our Manager has advised us that it intends to cooperate fully with the SEC’s investigation. This investigation could focus on our failure to timely file our Form 10 and the required reports under the Exchange Act and could result in fines, penalties or administrative remedies.

Prior Performance Tables
      In connection with our offering of the sale of our units from May 15, 2002 through July 14, 2003, we disclosed the prior performance of all public and non-public investment programs sponsored by our Manager. We now have determined that there were certain errors in those prior performance tables. In particular, the financial information in the tables was stated to be presented on a GAAP basis. Generally the tables for the public programs were not presented on a GAAP basis and the tables for the non-public programs were prepared and presented on a tax or cash accounting basis. Moreover, a number of the prior performance data figures were themselves erroneous, even as presented on a tax or cash basis. In particular, certain calculations of depreciation and amortization were not on an income tax basis for a limited liability company investment. In general, the resulting effect is an overstatement of our Manager’s program and aggregate portfolio operating results.
      Following consideration of alternatives to address the errors in the prior performance tables, the Board of Managers determined that a liquidation and dissolution of our company would provide members with liquidity and with greater returns on their investments than would otherwise be realized if we continued to operate as a public reporting company. As such, the Board of Managers approved the preparation and filing of this proxy statement to solicit the vote of our members to sell our assets, liquidate our company and distribute the net proceeds to our members in accordance with the plan of liquidation.
      Other than the matters described above, above, to our knowledge, there are no material pending legal proceedings, other than routine litigation incidental to our business, to which we are a party to or of which any of our properties is the subject.

SELECTED FINANCIAL INFORMATION
Selected Financial Data
      The following table presents selected historical financial data for our company. The summary historical balance sheet data as of March 31, 2005, December 31, 2004, 2003 and 2002 of our company and the summary statement of operations data for the three months ended March 31, 2005 and 2004 and the years ended December 31, 2004 and 2003 and the period from May 15, 2002 (date of inception) to December 31, 2002 have been derived from our audited consolidated financial statements. We did not commence operations until May 2002. Interim results of operations are not necessarily indicative of the results to be expected for the full year. The following should be read with the selected financial data along with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the audited financial statements included in this proxy statement.
Selected Financial Data

					For the Period
	Three Months Ended				from May 15, 2002
	March 31,		Years Ended December 31,		(Date of Inception)
					to December 31,
	2005	2004	2004	2003	2002

OPERATING DATA:
Total revenues	$—	$—	$—	$—	$—
Income (loss) from continuing operations	85,000	3,000	(380,000)	61,000	(63,000)
Income (loss) from discontinued operations	7,113,000	28,000	196,000	(596,000)	(109,000)

Net income (loss)	$7,198,000	$31,000	$(184,000)	$(535,000)	$(172,000)

Net income (loss) per unit:
Continuing operations — basic and diluted	$14.26	$0.50	$(63.76)	$12.56	$(160.71)
Discontinued operations — basic and diluted	$1,193.46	$4.70	$32.89	$(122.71)	$(278.06)

Total net income (loss) per unit — basic and diluted	$1,207.72	$5.20	$(30.87)	$(110.15)	$(438.77)

		December 31,	December 31,	December 31,
	March 31, 2005	2004	2003	2002

BALANCE SHEET DATA:
Total assets	$70,651,000	$73,236,000	$75,228,000	$21,836,000
Mortgage loans payable secured by property held for sale	33,255,000	42,172,000	41,036,000	14,141,000
Total liabilities	38,113,000	47,437,000	46,600,000	14,910,000
Members’ equity	$25,893,000	$19,331,000	$21,965,000	$6,926,000
OTHER DATA:
Cash flows provided by operating activities	$1,283,000	$2,984,000	$2,140,000	$698,000
Cash flows provided by (used in) investing activities	23,050,000	(2,170,000)	(47,060,000)	(7,959,000)
Cash flows provided by (used in) financing activities	$(10,279,000)	$(1,326,000)	$42,176,000	$11,584,000

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
Forward-Looking Statements
      Historical results and trends should not be taken as indicative of future operations. Our statements contained in this report that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Actual results may differ materially from those included in the forward-looking statements. We intend those forward-looking statements to be covered by the safe-harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we are including this statement for purposes of complying with those safe-harbor provisions. Forward-looking statements, which are based on certain of our assumptions and describe future plans, strategies and expectations, are generally identifiable by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” “prospects,” or similar expressions. Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations and our future prospects on a consolidated basis include, but are not limited to: changes in economic conditions generally and the real estate market specifically, legislative/regulatory changes, availability of capital, interest rates, competition, supply and demand for operating properties in our current and proposed market areas and generally accepted accounting principles, policies. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Additional information concerning us and our business, including additional factors that could materially affect our financial results, is included herein and in our other filings with the Securities and Exchange Commission or the SEC.
Overview and Background
      We are a Virginia limited liability company formed on May 15, 2002 to purchase, own, operate and subsequently sell all or a portion of up to three properties. We expected to own our interests in the properties for approximately three to five years from the date of acquisition of each asset. At the time of our formation, our principal objectives were to: (i) preserve our members’ capital investment; (ii) realize income through the acquisition, operation and sale of the properties; (iii) make monthly distributions to our members from cash generated from operations in an amount equal an 8% annual return of our members’ investment; however, the distributions among the Class A Unit holders, Class B Unit holders and Class C Unit holders may vary; and (iv) within approximately three to five years from the respective acquisition of each asset, subject to market conditions, realize income from the sale of the properties and distribute the proceeds of such sales.
      Triple Net Properties, LLC, or our Manager, manages us pursuant to the terms of an operating agreement, or the Operating Agreement. Triple Net Properties Realty, Inc., or Realty, an affiliate of our Manager, which was solely owned through December 31, 2004, by Anthony W. Thompson, our Manager’s chief executive officer and chairman, (effective January 1, 2005, Mr. Thompson owns 88% of Realty), serves as our property manager pursuant to the terms of the Operating Agreement and a property management agreement, or the Management Agreement.
Plan of Liquidation
      On December 27, 2004, our Manager’s Board of Managers, or the Board of Managers, approved our preparation of a plan of liquidation and dissolution and preparation of a proxy statement to solicit the required approval by our members of the plan of liquidation. We believe that the increasing cost of corporate compliance with federal (including, without limitation, the Sarbanes-Oxley Act of 2002) and state and local regulatory requirements applicable to us with regard to our business activities, among other factors, has made it more likely that liquidation would provide members with greater returns on their investments than would otherwise be realized if we continued to operate as a public reporting company.

Critical Accounting Policies
      The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America, or GAAP, requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. We believe that our critical accounting policies are those that require significant judgments and estimates. These estimates are made and evaluated on an ongoing basis using information that is currently available as well as various other assumptions believed to be reasonable under the circumstances. Actual results could vary from those estimates, perhaps in material adverse ways, and those estimates could be different under different assumptions or conditions.

Property Held for Sale
      Statement of Financial Accounting Standards, or SFAS No. 144, “Accounting for the Impairment or Disposal of Long Lived Assets,” addresses financial accounting and reporting for the impairment or disposal of long-lived assets and requires that, in a period in which a component of an entity either has been disposed of or is classified as held for sale, the income statements for current and prior periods shall report the results of operations of the component as discontinued operations. On February 8, 2005, we listed Netpark for sale and on March 15, 2005, we sold Bank of America Plaza West to an unaffiliated third party. As a result of such sale, we reclassified amounts related to Netpark and Bank of America Plaza West in the consolidated financial statements to reflect the reclassification required by SFAS No. 144.
      Accordingly, revenues, operating costs and expenses, and other non-operating results for the discontinued operations of Netpark and Bank of America Plaza West have been excluded from our results from continuing operations for all periods presented herein. The financial results for Netpark and Bank of America Plaza West are presented in our consolidated statements of operations in a single line item entitled “Income from discontinued operations” and the related assets and liabilities are presented in the consolidated balance sheets in line items entitled “Property held for sale, net,” “Other assets — property held for sale, net,” “Mortgages payable secured by property held for sale,” “Liabilities — property held for sale, net” and “Minority interests — property held for sale.”

Derivative Financial Instruments
      We are exposed to the effect of interest rate changes in the normal course of business. We seek to mitigate these risks by following established risk management policies and procedures which include the occasional use of derivatives. Our primary strategy in entering into derivative contracts is to minimize the volatility that changes in interest rates could have on its future cash flows. We employ derivative instruments, including interest rate swaps and caps, to effectively convert a portion of our variable-rate debt to fixed-rate debt. We do not enter into derivative instruments for speculative purposes. Since our derivative instruments are not designed as hedge instruments, they do not qualify for hedge accounting under SFAS 133 and, accordingly, the gain or loss on these derivative instruments are being recognized in earnings.

Revenue Recognition and Allowance for Doubtful Accounts
      Base rental income is recognized on a straight-line basis over the terms of the respective lease agreements. Differences between rental income recognized and amounts contractually due under the lease agreements are credited or charged, as applicable, to rent receivable. We maintain an allowance for doubtful accounts for estimated losses resulting from the inability of tenants to make required payments under lease agreements. We also maintain an allowance for deferred rent receivables arising from the straight-lining of rents. We determine the adequacy of this allowance by continually evaluating individual tenant receivables considering the tenant’s financial condition, security deposits, letters of credit, lease guarantees and current economic conditions.

Impairment
      Our properties are stated at depreciated cost. We assess the impairment of a real estate asset when events or changes in circumstances indicate that the net book value may not be recoverable. Indicators we consider important which could trigger an impairment review include the following:

•	significant negative industry or economic trend;

•	a significant underperformance relative to historical or projected future operating results; and

•	a significant change in the manner in which the asset is used.
      In the event that the carrying amount of a property exceeds the sum of the undiscounted cash flows (excluding interest) that are expected to result from the use and eventual disposition of the property, we would recognize an impairment loss to the extent the carrying amount exceeded the estimated fair value of the property. The estimation of expected future net cash flows is inherently uncertain and relies on subjective assumptions dependent upon future and current market conditions and events that affect the ultimate value of the property. It requires us to make assumptions related to future rental rates, tenant allowances, operating expenditures, property taxes, capital improvements, occupancy levels and the estimated proceeds generated from the future sale of the property.
      We have not recorded any impairment losses at March 31, 2005, December 31, 2004 and 2003.

Purchase Price Allocation
      In accordance with Statement of SFAS No. 141, Business Combinations, we, with the assistance from independent valuation specialists, allocate the purchase price of acquired properties to tangible and identified intangible assets based on their respective fair values. The allocation to tangible assets (building and land) is based upon management’s determination of the value of the property as if it were vacant using discounted cash flow models similar to those used by independent appraisers. Factors considered by management include an estimate of carrying costs during the expected lease-up periods considering current market conditions and costs to execute similar leases. Additionally, the purchase price of the applicable property is allocated to the above or below market value of in-place leases and the value of in-place leases and related tenant relationships.
      The value allocable to the above or below market component of the acquired in-place leases is determined based upon the present value (using a discount rate which reflects the risks associated with the acquired leases) of the difference between (i) the contractual amounts to be paid pursuant to the lease over its remaining term, and (ii) management’s estimate of the amounts that would be paid using fair market rates over the remaining term of the lease. The amounts allocated to above market leases are included in the intangible in-place lease asset and below market lease values are included in intangible lease liability in the accompanying consolidated financial statements and are amortized to rental income over the weighted average remaining term of the acquired leases with each property.
      The total amount of other intangible assets acquired is further allocated to in-place lease costs and the value of tenant relationships based on management’s evaluation of the specific characteristics of each tenant’s lease and our overall relationship with that respective tenant. Characteristics considered by us in allocating these values include the nature and extent of the credit quality and expectations of lease renewals, among other factors.

Deferred Assets
      Costs incurred for debt financing and property leasing are capitalized as deferred assets. Deferred financing costs include amounts paid to lenders and others to obtain financing. Such costs are amortized over the term of the related loan. Amortization of deferred financing costs is included in interest expense in the consolidated statements of operations. Deferred leasing costs include leasing commissions that are amortized using the straight-line method over the term of the related lease. Unamortized financing and leasing costs are charged to expense in the event of debt prepayment or early termination of the lease.

2003 Acquisitions

Congress Center, Chicago, Illinois
      On January 9, 2003, we, as a member of NNN Congress Center, LLC, a Delaware limited liability company, purchased a 12.3% interest in Congress Center, a 16-story, Class A office building of 525,000 square feet of gross leaseable area, or GLA, located in Chicago, Illinois.
      As of December 31, 2004, Congress Center is owned by the following interest holders as tenants-in-common, or TICs:

Tenant in Common	Interest Held

G REIT, Inc.	30.0%
NNN Congress Center, LLC	28.9%
Unaffiliated third parties	41.1%(combined)
      As of December 31, 2004, NNN Congress Center, LLC, which owns an aggregate 28.9% interest in Congress Center, is owned by the following members, with the proportionate membership interest and interest in Congress Center listed, respectively:

	Membership Interest in	Interest in
Member	NNN Congress Center, LLC	Congress Center

NNN 2002 Value Fund, LLC	42.5%	12.3%
T REIT, Inc.	35.5%	10.3%
Unaffiliated members	22.0%(combined)	6.3%(combined)
      The property was purchased from an unaffiliated third party for a purchase price of $136,108,000. Our cash investment was $6,811,000. Our total investment consisted of our proportionate share of the purchase price of $17,422,000 (consisting of $5,006,000 in cash and $12,416,000 in debt), plus $1,805,000 for our proportionate share of closing costs, loan fees and reserves. We use the equity method of accounting to account for this investment. We engaged an independent third party to provide assistance in the allocation of the purchase price of Netpark to tangible and intangible assets based on their respective fair values in accordance with SFAS No. 141. The seller of the property paid a sales commission to Realty of $2,000,000, or approximately 1.5% of the total purchase price, of which 75% of the commission paid was passed through to our Manager pursuant to an agreement between Realty and our Manager, or the Realty-Triple Net Agreement.
      At the time of acquisition, the purchasers obtained a first mortgage loan in the amount of $81,989,000, with an interest rate at the 30-day LIBOR rate plus 175 basis points. The purchasers also obtained a mezzanine loan for $15,000,000. This loan reflected an interest rate at the 30-day LIBOR rate plus 675 basis points. On September 3, 2004, our Manager refinanced both the mortgage and mezzanine loans with three loans totaling $97,500,000 through Principal Commercial Funding and Principal Life Insurance. We own a 12.3% interest in Congress Center, or the borrower, and in connection with our payment obligations under the three loans our liability is limited to the extent of our interest in Congress Center and any rents we are entitled to therefrom. In connection with the Congress Center refinancing, the total unamortized portion of the capitalized loan costs of $580,000 along with $253,000 in prepayment penalties related to the early termination of the loan were expensed in September 2004 by Congress Center.
      The refinanced loans include:
      Note A is in the amount of $80,000,000 and bears interest at a fixed rate of 5.635% per annum. The borrower is required to make monthly interest only payments until the due date of October 1, 2014. No pre-payments of principal are permitted until July 1, 2014.
      Note B is in the amount of $15,000,000 and bears interest at a fixed rate of 5.635% per annum. The borrower is required to make monthly interest only payments until the due date of October 1, 2014. No pre-payments of principal are permitted until July 1, 2014.

      Note C is in the amount of $2,500,000 and bears interest at a fixed rate of 7.0% per annum. The borrower is required to make monthly interest only payments until October 1, 2006. Thereafter, the borrower is required to make monthly principal and interest payments based on a 30-year amortization schedule until the due date of October 1, 2014. No pre-payments of principal are permitted until July 1, 2014.
      On February 8, 2005, the Board of Managers approved the listing for sale of Congress Center.

Netpark, Tampa, Florida
      On June 3, 2003, through our wholly-owned subsidiary, NNN Netpark 25, LLC, we purchased a 50% TIC interest in Netpark, a 911,000 square foot, two-story office and technology center located in Tampa, Florida. In the purchase transaction, AWT Family LP, a limited partnership, wholly owned by Anthony W. Thompson, the chief executive officer and chairman of the Board of Managers, acquired a 0.625% TIC interest in Netpark and 22 unaffiliated parties acquired TIC interests totaling 44.625% of Netpark. The remaining 4.75% was acquired by unaffiliated limited liability members through NNN Netpark, LLC. We determined that this acquisition is required to be consolidated. The property was purchased from an unaffiliated third party for a purchase price of $47,000,000. Our cash investment was $8,705,000. We engaged an independent third party to provide assistance in the allocation of the purchase price of Netpark to tangible and intangible assets based on their respective fair values in accordance with SFAS No. 141. The seller of the property paid a sales commission to Realty of $1,410,000, or approximately 3.0% of the total purchase price, of which 75% was passed through to our Manager pursuant to the Realty-Triple Net Agreement.
      At the time of the acquisition, we and other purchasers obtained a non-recourse loan from an unaffiliated lender in the amount of $31,500,000, with monthly interest only payments until June 6, 2006, at which time the loan must be paid in full or refinanced. The loan bears interest at LIBOR plus 300 basis points. The rates were 5.35% and 4.05% at December 31, 2004 and 2003, respectively.
      On February 8, 2005, the Board of Managers approved the listing for sale of Netpark.
2005 Dispositions
      On March 15, 2005, we sold Bank of America Plaza West building in Las Vegas, Nevada to an unaffiliated third party, First States Group, L.P., the operating partnership of American Financial Realty Trust, for a sale price of $24,000,000. Our cash proceeds were $11,768,000 after closing costs and other transaction expenses. The sale resulted in us recording a gain of $6,674,000. At closing, we paid a disposition fee to Realty in the amount of $780,000, or 3.25% of the sale price, and sales commissions to unaffiliated brokers of $420,000, or 1.75% of the sale price, of which 75% was passed through to our Manager pursuant to the Realty-Triple Net Agreement.
Factors Which May Influence Results of Operations

Rental Income
      The amount of rental income generated by our properties depends principally on our ability to maintain the occupancy rates of currently leased space and to lease currently available space and space available from unscheduled lease terminations at the existing rental rates. Negative trends in one or more of these factors could adversely affect our rental income in future periods.

Scheduled Lease Expirations at Our Consolidated Property
      As of December 31, 2004, Netpark was 73.2% leased to 17 tenants. During 2005, 8.8% of the leased square footage expires. Our leasing strategy for 2005 focuses on negotiating renewals for leases scheduled to expire during the year and identifying new tenants or existing tenants seeking additional space to occupy the square footage for which we are unable to negotiate such renewals. Of the leases expiring in 2005, we anticipate, but cannot assure, that approximately 90.7% of the tenants will renew for another term. At the time the leases expire and the tenants do not renew the lease, we will write-off all associated intangibles.

Expenses
      Our expenses could increase due to the costs incurred in order to comply with the requirements of being a public company, among other things.
Results of Operations

Comparison of the Three Months Ended March 31, 2005 and 2004

	Three Months Ended
	March 31,
				Percent
	2005	2004	Change	Change

Expenses:
General and administrative	$(23,000)	$—	$(23,000)	$—

	(23,000)	—	(23,000)	—

Income before other income (expense) and discontinued operations	23,000	—	23,000	—
Other income (expense):
Interest expense	(3,000)	—	(3,000)	—
Equity in earnings of unconsolidated real estate	65,000	3,000	62,000	2066.67%

Income from continuing operations	85,000	3,000	82,000	2733.33%
Discontinued operations:
Gain on sale of real estate	6,674,000	—	6,674,000	—
Income from discontinued operations	439,000	28,000	411,000	1467.86%

Net income	$7,198,000	$31,000	$7,167,000	23119.35%

      General and administrative expenses include the expenses associated the operation of the company; however, the expenses do not include any costs of regulatory filings, as our Manager bears all costs of such expenses. General and administrative expenses decreased $23,000 to a reduction in expense of $23,000 during the three months ended March 31, 2005 compared to the same period of the prior year. The decrease was a result of the estimates for legal expenses in excess of actual amounts paid subsequent to the year ended December 31, 2004.
      Interest expense increased $3,000 to $3,000 during the three months ended March 31, 2005 when compared to the same period of the prior year. The increase is attributable to the interest expense paid on our Cunningham Lending Group, LLC, or Cunningham, which is solely owned by Anthony W. Thompson, the chairman and chief executive officer of our Manager, and NNN 2004 Notes Program, LLC or 2004 Notes Program, an affiliate of our Manager loans.
      Equity in earnings of unconsolidated real estate increased by $62,000, or 2,066.7%, to $65,000 for the three months ended March 31, 2005, compared with the same period of the prior year. The increase was primarily due to the reduction of depreciation and amortization at the Congress Center property due to the listing for sale of the property, and accordingly, the cessation of depreciation of the property.
      Gain on sale of operating property was due to the gain on sale of the Bank of America Plaza West building on March 15, 2005.
      Income from discontinued operations was $439,000 for the three months ended March 31, 2005 compared to $28,000 for the same period of the prior year and is comprised of the net operating results of Bank of America Plaza West of $18,000 and Netpark of $421,000. On March 15, 2005, Bank of America

Plaza West was sold and on February 8, 2005 Netpark was listed for sale. The increase in results over the prior period was primarily due to the reduction in depreciation and amortization due to classification of the assets as held for sale, and accordingly, the cessation of depreciation of the property.
      As a result of the above items, net income for the three months ended March 31, 2005 was $7,198,000, or $1,207.72 per basic and dilutive share compared with net income of $31,000, or $5.20 per basic and dilutive share for the three months ended March 31, 2004.

Year Ended December 31, 2004 Compared to Year Ended December 31, 2003
      Operating results are primarily comprised of income from continuing operations, derived from our one consolidated property, Netpark, as described below.

	Years Ended December 31,
				Percent
	2004	2003	Change	Change

Revenues	$—	$—	$—	—
Expenses:
General and administrative	99,000	69,000	30,000	43.5%

Income (loss) before other income and discontinued operations	(99,000)	(69,000)	(30,000)	43.5%
Other (expense) income:
Interest expense (including amortization of deferred financing costs)	(9,000)	—	9,000	—
Interest income	6,000	46,000	(40,000)	87.0%
Equity in earnings (loss) of unconsolidated real estate	(278,000)	84,000	(362,000)	431.0%

Income (loss) from continuing operations	(380,000)	61,000	(441,000)	723.0%
Income (loss) from discontinued operations	196,000	(596,000)	792,000	132.9%

Net loss	$(184,000)	$(535,000)	$351,000	65.6%

      General and administrative expenses consist primarily of third party professional, legal fees and related office expenses required to maintain our accounting records. General and administrative expenses increased by $30,000, or 43.5% to $99,000 during the year ended December 31, 2004, when compared with the same period of the prior year. The increase was due to increase tax preparation costs in 2004 when compared to the same period of the prior year.
      Interest expense increased by $9,000 to $9,000 during the year ended December 31, 2004, when compared with the same period of the prior year. The increase was due to the interest on the $210,000 of borrowings during 2004.
      Interest income decreased by $40,000, or 87%, during the year ended December 31, 2004, when compared with the same period of the prior year. The decrease was due to the investment of the equity offering proceeds in properties.
      Equity in earnings (loss) of unconsolidated real estate decreased by $362,000, or 431.0%, to a loss of $278,000 during the year ended December 31, 2004, when compared with the same period of the prior year. The decrease was due to our proportionate share of operating losses sustained on Congress Center of $278,000, which includes our proportionate share of the write off of prepaid loan costs of $102,000 due to the refinancing of the Congress Center property.
      Income (loss) from discontinued operations increased $792,000, or 132.9% to income of $196,000 for the year ended December 31, 2004. The increase is primarily due to the reduced interest expense due to the pay-off of the second mortgage and write-off of the related prepaid loan costs of $135,000 in

November 2003 on the Bank of America Plaza West property and the entire year of operations of Netpark, which was purchased in June 2003.
      As a result of the above items, net losses for the year ended December 31, 2004 were $184,000, or $30.88 per basic and dilutive Unit, and $535,000, or $110.15 per basic and dilutive Unit for the year ended December 31, 2003.
Liquidity and Capital Resources

Cash Flows

Three Months Ended March 31, 2005 and 2004
      Cash flows provided by operating activities increased by $712,000 for the three months ended March 31, 2005 compared to the three months ended March 31, 2004. The increase was primarily due to increased net income, increases in accounts payable and accrued liabilities and minority interest expense offset by the gain on sale of real estate investments, decreases in depreciation and amortization relating to the assets held for sale and decreases in other assets.
      Cash flows provided by investing activities were $23,050,000 for the three months ended March 31, 2005. The source of cash was from the sale of Bank of America Plaza West on March 15, 2005.
      Cash flows used in financing activities were $10,279,000 for the three months ended March 31, 2005. The decrease of $9,957,000 during 2005 compared to 2004 was primarily due to the pay off of the mortgage loan in conjunction with the sale of Bank of America Plaza West on March 15, 2005. In addition, net cash distributions paid in 2005 were $636,000 compared to $595,000 in 2004.
      As a result of the above, cash and cash equivalents increased $14,054,000 for the three months ended March 31, 2005 to $15,121,000.

Year Ended December 31, 2004 Compared to the Year Ended December 31, 2003
      Cash flows provided by operating activities increased by $844,000 to $2,984,000 for the year ended December 31, 2004 compared to the same period of the prior year. The increase was primarily due to decreased net loss, depreciation and amortization, offset in part by decreases in accounts payable, increased other assets and decreased distributions received in excess of equity in earnings in our equity method investments.
      Cash flows used in investing activities were $2,170,000 for the year ended December 31, 2004. The decrease of $44,890,000 in 2004 compared to 2003 was primarily due to the purchase of Netpark of $40,205,000 in 2003. The use of cash in 2004 was due to capital expenditures of $2,168,000 for tenant improvements at Netpark and increases in restricted cash of $2,000.
      Cash flows used in financing activities were $1,326,000 for the year ended December 31, 2004. The decrease of $43,502,000 during 2004 compared to 2003 was primarily due to the issuance of the mortgage loan payable for the purchase of Netpark of $31,500,000 in 2003 and the issuance of 4,202 units during 2003 that resulted in net proceeds of $17,521,000 offset in part by additional draws against the Netpark line of credit during 2004. Distributions remained relatively constant when comparing the two years.
      As a result of the above, cash and cash equivalents decreased $512,000 for the year ended December 31, 2004 to $1,067,000.

Capital Resources
      Our primary sources of capital are our real estate operations, ability to leverage the increased market value in the real estate assets we own and our ability to obtain debt financing from third parties including, without limitation, Cunningham. As of December 31, 2004, we had additional equity to borrow from the existing properties. We derive substantially all of our revenues from tenants under leases at the properties.

Our operating cash flow therefore depends materially on the rents that we are able to charge our tenants and the ability of these tenants to make their rental payments.
      Our primary uses of cash are to fund distributions to the Unit holders, to fund capital investment in the existing portfolio of operating assets, to fund new acquisitions and for debt service. We may also regularly require capital to invest in the existing portfolio of operating assets in connection with routine capital improvements, deferred maintenance on properties recently acquired and leasing activities, including funding tenant improvements, allowances and leasing commissions. The amounts of the leasing-related expenditures can vary significantly depending on negotiations with tenants and the willingness of tenants to pay higher base rents over the life of the leases.
      Subject to the our members’ approval of the plan of liquidation, we believe that we will have sufficient capital resources to satisfy our liquidity needs over the next twelve months. However, we may be unable to fund future cash distributions. The source for the payment of the distributions is expected be funds from operating activities, as well as short-term and long-term debt and proceeds from the sale of one or more of our properties. We estimate we will require up to $4,600,000 for the year ended December 31, 2005, without limitation, for capital expenditures, budgeted capital improvements, tenant improvements and leasing costs at Netpark, a consolidated property, of which we own 50%. We intend to incur debt at the Netpark property level to provide funds for these expenditures. As of December 31, 2004, we had fully invested our capital proceeds. Because we have fully invested our capital proceeds, we will not invest in any additional properties unless we dispose of one or more of our existing properties and the liquidation is not approved.
      In the event that there is a shortfall in net cash available due to factors including, without limitation, the timing of such distributions or the timing of the collections of receivables, we may seek to obtain capital to pay distributions by means of secured debt financing through one or more third parties. We have additional equity to borrow from our consolidated property for such purposes. We may also pay distributions from cash from capital transactions, including without limitation, the sale of one or more of our properties.
Other Liquidity Needs
      The distribution rate has been the same among Class A Unit holders, Class B Unit holders and Class C Unit holders. In the event that there is a shortfall in net cash available due to factors including, without limitation, the timing of such distributions or the timing of the collections of receivables, we may seek to obtain capital to pay distributions by means of secured or unsecured debt financing through one or more third parties, including Cunningham. We have additional equity to borrow from our consolidated properties that could be used for such purposes. We may also pay distributions from cash from capital transactions, including without limitation, the sale of one or more of our properties. We have been able to maintain our target distribution rate for all periods presented.
      To the extent that prior distributions have been inconsistent with the distribution priorities specified in the Operating Agreement, we intend to adjust future distributions in order to provide overall net distributions consistent with the priority provisions of the Operating Agreement. Such distributions may be distributions from cash from operations or cash from capital transactions and may be completed in connection with a plan of liquidation in the event that the members approve such plan.
      Distributions payable to Unit holders will include a return of capital as well as a return in excess of capital. Distributions exceeding taxable income will constitute a return of capital for federal income tax purposes to the extent of a Unit holder’s tax capital account. Distributions in excess of tax capital are non-taxable to the extent of tax basis. Distributions in excess of tax basis will constitute capital gain.

      Our distribution of amounts in excess of our taxable income has resulted in a return of capital to our Unit holders. The income tax treatment for distributions reportable for the years ended December 31, 2004 and 2003, were as follows:

	Years Ended December 31,

	2004		2003

Ordinary income	$732,000	30.0%	$137,000	7.7%
Return of Capital	$1,705,000	70.0%	$1,646,000	92.3%

	$2,437,000	100.0%	$1,783,000	100.0%

      Subject to the our members’ approval of the plan of liquidation, we expect to meet our long-term liquidity requirements, which may include property acquisitions, through retained cash flow, additional long-term secured and unsecured borrowings and dispositions of assets. We do not intend to reserve funds to retire existing debt upon maturity. We will instead, seek to refinance such debt at maturity or retire such debt through the sale of properties, as market conditions permit.
      If we experience lower occupancy levels, reduced rental rates, reduced revenues as a result of asset sales, increased capital expenditures and leasing costs compared to historical levels due to competitive market conditions for new and renewal leases, the effect would be a reduction of net cash provided by operating activities. This estimate is based on various assumptions which are difficult to predict, including the levels of leasing activity at year end and related leasing costs. Any changes in these assumptions could impact the financial results and our ability to fund working capital and unanticipated cash needs. To the extent any distributions have been or will be made to the Unit holders in excess of accumulated earnings, the excess distributions are considered a return of capital to the Unit holders for federal income tax purposes.

Sale of Unregistered Securities
      We sold 5,960 units to 545 investors in a private placement offering, or Private Placement, which began on May 15, 2002 and ended on July 14, 2003. NNN Capital Corp., which was solely owned by Anthony W. Thompson, the chairman and chief executive officer of our Manager during the offering period, served as the managing broker dealer of the Private Placement. The aggregate offering price for the units sold was $29,799,000 and the aggregate fees paid to NNN Capital Corp. in connection with the Private Placement were $2,298,000. Certain of the fees paid to NNN Capital Corp. were reallowed to participating broker dealers. The net proceeds from the sale of the units received by the Company were $25,456,000.

Financing
      Notes and mortgages payable, including mortgages payable secured by property held for sale, were $33,255,000, $42,171,000 and $41,036,000 at March 31, 2005, December 31, 2004 and 2003, respectively. Notes and mortgages payable as a percentage of total capitalization decreased to 50.5% at March 31, 2005 from 68.6% at December 31, 2004 due to the reduction in mortgages payable as a result of the disposition of Bank of America Plaza West and the subsequent pay-off of the related mortgage on March 16, 2005. Notes and mortgages payable as a percentage of total capitalization increased to 68.6% at December 31, 2004 from 65.1% at December 31, 2003 due to reduced members’ equity as a result of net losses and distribution payouts.
      At March 31, 2005, 100.0% of our total debt required interest payments based on variable rates. The interest payments on 100.0% of our debt are hedged through the employment of interest-rate swap and cap agreements at March 31, 2005. We cannot provide assurance that we will be able to replace the interest-rate swap and cap agreements as they expire and, therefore, our results of operations could be exposed to rising interest rates in the future.

      At December 31, 2004, 78.4% of our total debt required interest payments based on variable rates. Although the interest payments on 96.3% of our debt are either fixed, or hedged through the employment of interest-rate swap and cap agreements at December 31, 2004, the remaining 3.7% of our debt is exposed to fluctuations on the one-month LIBOR rate. We cannot provide assurance that we will be able to replace the interest-rate swap and cap agreements as they expire and, therefore, our results of operations could be exposed to rising interest rates in the future.
      The following table lists the derivative financial instruments held by us as of March 31, 2005 and December 31, 2004:

	Notional Amount	Instrument	Rate	Maturity

December 31, 2004	$31,500,000	Swap	2.3%	06/06/06
March 31, 2005	$31,500,000	Swap	2.3%	06/06/06

Notes Payable
      On August 9, 2004, we borrowed $210,000 from Cunningham. The note was unsecured and requires interest only payments at a rate of 10% per annum with the principal and any accrued interest due on January 11, 2005. As of December 31, 2004, all accrued interest had been paid. On January 11, 2005, the $210,000 Cunningham loan was extended at a rate of 10% per annum with the principal and all accrued interest due on April 30, 2005. The note was paid in full on March 16, 2005.
      On September 23, 2004, we borrowed $186,000 from Cunningham. The note was unsecured and requires interest only payments at a rate of 10% per annum with the principal and all accrued interest due on April 30, 2005. As of December 31, 2004, all accrued interest had been paid. The note was paid in full on March 16, 2005.
      On November 23, 2004, we borrowed $31,000 from Cunningham. The note was unsecured and requires interest only payments at a rate of 10% per annum with the principal and all accrued interest due on November 23, 2005. As of December 31, 2004, all accrued interest had been paid. The note was paid in full on March 16, 2005.
      On December 13, 2004, we borrowed $55,000 from Cunningham. The note was unsecured and requires interest only payments at a rate of 10% per annum with the principal and all accrued interest due on December 13, 2005. As of December 31, 2004, all accrued interest has been paid. The note was paid in full on March 16, 2005.

2004 Notes Program
      The 2004 Notes Program made loans to us and to the Congress Center property. As of December 31, 2004, all principal and interest due on such loans has been repaid and we have no outstanding loans from the 2004 Notes Program. Terms of the 2004 Notes Program provide for interest payments at 11%. In addition to interest, the 2004 Notes Program is entitled to the greater of a 1% prepayment penalty or 20% of the profits upon sale of the property prorated for the amount of time the loan was outstanding. The loans from the 2004 Notes Program to the Congress Center property may result in additional amounts due to the 2004 Notes Program upon the sale of this property, depending on profits, if any, upon sale. We cannot reasonably estimate the additional amount due, if any, to the 2004 Notes Program if and when the Congress Center property is sold.

Unconsolidated Debt
      Our share of unconsolidated debt was approximately $11,973,000, $11,973,000 and $11,910,000 at March 31, 2005, December 31, 2004 and December 31, 2003, respectively.
      On January 9, 2003, we purchased our membership interest in Congress Center and Congress Center obtained a first mortgage loan in the amount of $81,989,000, through Bank of America. The loan bore an interest rate at a 30-day LIBOR plus 175 basis points. We, together with the other purchasers of Congress

Center, also obtained a mezzanine loan for $15,000,000, through Fleet Real Estate, Inc. This loan bore an interest rate at a 30-day LIBOR plus 675 basis points.
      On September 3, 2004, our Manager refinanced Congress Center with three loans totaling $97,500,000 through Principal Commercial Funding and Principal Life Insurance. We own a 12.3% interest in Congress Center, or the borrower, and in connection with our payment obligations under the three loans our liability is limited to the extent of our interest in Congress Center and any rents we are entitled to therefrom. In connection with the Congress Center refinancing, the total unamortized portion of the capitalized loan costs of $580,000 along with $253,000 in prepayment penalties related to the early termination of the loan were expensed in September 2004 by Congress Center.
      The refinanced loans include:
      Note A is in the amount of $80,000,000 and bears interest at a fixed rate of 5.635% per annum. The borrower is required to make monthly interest only payments until the due date of October 1, 2014. No pre-payments of principal are permitted until July 1, 2014.
      Note B is in the amount of $15,000,000 and bears interest at a fixed rate of 5.635% per annum. The borrower is required to make monthly interest only payments until the due date of October 1, 2014. No pre-payments of principal are permitted until July 1, 2014.
      Note C is in the amount of $2,500,000 and bears interest at a fixed rate of 7.0% per annum. The borrower is required to make monthly interest only payments until October 1, 2006. Thereafter, the borrower is required to make monthly principal and interest payments based on a 30-year amortization schedule until the due date of October 1, 2014. No pre-payments of principal are permitted until July 1, 2014.

Insurance

Property Damage, Business Interruption, Earthquake and Terrorism
      The insurance coverage provided through third-party insurance carriers is subject to coverage limitations. For each type of insurance coverage described below, should an uninsured or underinsured loss occur, we could lose all or a portion of its investment in, and anticipated cash flows from, one or more of our properties. In addition, there can be no assurance that third-party insurance carriers will be able to maintain reinsurance sufficient to cover any losses that may be incurred.

Type of Insurance Coverage	Loss Exposure/Deductible

Property damage and business interruption	$200 million annual aggregate exposure, plus $10,000 per occurrence deductible
Earthquake	$90 million annual aggregate exposure plus 5 percent ($100,000 minimum) per occurrence deductible
Earthquake (California properties)	$50 million in excess of $10 million
Flood — named storm	$10 million annual aggregate exposure plus 5 percent ($100,000 minimum) per occurrence deductible
Flood — all other	$10 million annual aggregate exposure plus 5 percent ($25,000 minimum/$100,000 maximum) per occurrence deductible
Liability	$2 million annual aggregate exposure plus $1 million each occurrence
Umbrella (excess liability)	$100 million aggregate exposure
Acts of terrorism	$100 million annual aggregate exposure, plus $10,000 per occurrence deductible

Debt Service Requirements
      Our principal liquidity needs are payments of interest and principal on outstanding mortgage indebtedness. As of March 31, 2005, one of our properties was subject to existing variable rate mortgages which had an aggregate principal amount outstanding of $33,255,000 at a interest rate of 5.75% per annum.
      As of December 31, 2004, all of our properties were subject to existing mortgages which had an aggregate principal amount outstanding of $42,171,000, which consisted of $9,124,000, or 21.6% allocable fixed rate debt at an interest rate of 8.625% per annum and $33,047,000 of variable rate debt at an interest rate of 5.35% per annum. The variable rate debt is subject to an interest rate swap agreement that at December 31, 2004 converted this debt into a variable rate of LIBOR plus 2.3%. As of December 31, 2004, the weighted averaged interest rate on our outstanding mortgages was 6.06% per annum. The scheduled principal payments for the next five years, as of December 31, 2004 are as follows:

Year	Amount

2005	$9,124,000
2006	33,047,000
2007	—
2008	—
2009	—

Total	$42,171,000

Contractual Obligations
      The following table provides information with respect to the maturities and scheduled principal repayments of our secured debt and scheduled interest payments of our variable rate debt at March 31, 2005. The interest payments on the variable rate debt are calculated based on the rate in effect at March 31, 2005. The table does not reflect available extension options.

	Payments Due by Period

	Less Than			More Than
	1 Year	1-3 Years	3-5 Years	5 Years
	(2005)	(2006-2007)	(2008-2009)	(After 2009)	Total

Principal payments — variable rate debt	$—	$33,255,000	$—	$—	$33,255,000
Interest payments — variable rate debt	—	1,913,000	—	—	1,913,000

Total	$—	$35,168,000	$—	$—	$35,168,000

      The following table provides information with respect to the maturities and scheduled principal repayments of our secured debt and scheduled interest payments at December 31, 2004. Contractual obligations as of December 31, 2004 are as follows:

	Payments Due by Period

	Less Than			More Than
	1 Year	1-3 Years	4-5 Years	5 Years
	(2005)	(2006-2008)	(2009-2010)	(After 2010)	Total

Principal payments — fixed rate debt	$9,124,000	$—	$—	$—	$9,124,000
Interest payments — fixed rate debt	391,000	—	—	—	391,000
Principal payments — variable rate debt	—	33,047,000	—	—	33,047,000
Interest payments — variable rate debt (rate in effect at December 31, 2004)	1,769,000	737,000	—	—	2,506,000

Total	$11,284,000	$33,784,000	$—	$—	$45,068,000

Off-Balance Sheet Arrangements
      There are no off-balance sheet transactions, arrangements or obligations (including contingent obligations) that have, or are reasonably likely to have a current or future material effect on our financial condition, changes in the financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

SEC Investigation
      On September 16, 2004, our Manager advised us that it learned that the SEC is conducting an investigation referred to as “In the matter of Triple Net Properties, LLC.” The SEC has requested information from our Manager relating to disclosure in securities offerings (including offerings by G REIT, Inc., T REIT, Inc. and A REIT, Inc.) and the exemption from the registration requirements of the Securities Act for the private offerings in which our Manager and its affiliated entities were involved and exemptions from the registration requirements of the Exchange Act for several entities. The SEC has requested financial and other information regarding these entities as well as the limited liability companies advised by our Manager, including us. Our Manager has advised us that it intends to cooperate fully with the SEC’s investigation. This investigation could focus on or involve our failure to timely file our Form 10 and our required reports under the Exchange Act, and could result in fines, penalties or administrative remedies.
      At this time we cannot assess the outcome of the investigation by the SEC. Therefore, at this time, we have not accrued any loss contingencies in accordance with SFAS No. 5.

Prior Performance Tables
      In connection with our offering of the sale of our units from May 15, 2002 through July 14, 2003, we disclosed the prior performance of all public and non-public investment programs sponsored by our Manager. We now have determined that there were certain errors in those prior performance tables. In particular, the financial information in the tables was stated to be presented on a GAAP basis. Generally the tables for the public programs were not presented on a GAAP basis and the tables for the non-public programs were prepared and presented on a tax or cash accounting basis. Moreover, a number of the prior performance data figures were themselves erroneous, even as presented on a tax or cash basis. In particular, certain calculations of depreciation and amortization were not on an income tax basis for a limited liability company investment. In general, the resulting effect is an overstatement of our Manager’s program and aggregate portfolio operating results.

      Following consideration of alternatives to address the errors in the prior performance tables, the Board of Managers determined that a liquidation and dissolution of our company would provide members with liquidity and with greater returns on their investments than would otherwise be realized if we continued to operate as a public reporting company. As such, the Board of Managers approved the preparation and filing of this proxy statement to solicit the vote of our members to sell our assets, liquidate our company and distribute the net proceeds to our members in accordance with the plan of liquidation.
Inflation
      We will be exposed to inflation risk as income from long-term leases is expected to be the primary source of its cash flows from operations. We expect that there will be provisions in the majority of its tenant leases that would protect us from the impact of inflation. These provisions include rent steps, reimbursement billings for operating expense pass-through charges, real estate tax and insurance reimbursements on a per square foot allowance. However, due to the long-term nature of the leases, among other factors, the leases may not re-set frequently enough to cover inflation.
Subsequent Events
      On April 27, 2005, the Board of Managers of our Manager approved a special distribution of approximately $12,000,000 to unit holders of NNN 2002 Value Fund, LLC. The proceeds from the sale of the Bank of America Plaza West property on March 15, 2005 will be used to fund the distribution. The $12,000,000 distribution was paid on May 27, 2005.
      Following payment of the monthly April 2005 distribution, we will no longer pay regular monthly distributions in anticipation of final approval and filing of the proxy statement to solicit the required approval of our members to sell our assets and liquidate our company. To the extent that prior distributions have not conformed to the distribution priorities, we intend to adjust future distributions in order to provide overall net distributions consistent with the priority provisions of the Operating Agreement, as defined below. Such distributions may be distributions from capital transactions and may be completed in connection with a plan of liquidation in the event the members approve such plan.
New Accounting Pronouncements
      In April 2004, the FASB issued FASB Staff Position FAS 129-1, “Disclosure Requirements under FASB Statement No. 129, Disclosure of Information about Capital Structure, Relating to Contingently Convertible Financial Instruments,” or FASP FAS 129-1. FSP FAS 129-1 provides guidance on disclosures of contingently convertible financial instruments, including those containing contingent conversion requirements that have not been met and are not otherwise required to be included in the calculation of diluted earnings per share. The statement was effective immediately, and applies to all existing and newly created securities. The adoption of this statement did not have a material effect on our results of operations or financial condition.
      In March 2004, the Emerging Issues Task Force, or EITF, reached a consensus on Issue No. 03-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments,” or EITF 03-1. EITF 03-1 provides guidance for determining when an investment is other-than-temporarily impaired to be applied in reporting periods beginning after June 15, 2004 and contains disclosure requirements effective in annual financial statements for fiscal years ending after December 15, 2003 for investments accounted for under SFAS Nos. 115 and 124. For all other investments within the scope of this Issue, the disclosures are effective for fiscal years ending after June 15, 2004. In September 2004, the FASB delayed the accounting provisions of EITF 03-1; however, the disclosure requirements remain effective. We have evaluated the impact of the adoption of EITF 03-1 and do not believe it will have a material effect on our financial condition or results of operations.
      In December 2003, the Financial Accounting Standards Board, or FASB, revised FASB Interpretation No. 46, or FIN 46, Consolidation of Variable Interest Entities, issued in January 2003, an interpretation of Accounting Research Bulletin No. 51, Consolidated Financial Statements (FIN 46R).

FIN 46R requires that variable interest entities be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity’s activities or is entitled to receive a majority of the entity’s residual returns or both. FIN 46R also requires disclosures about variable interest entities that companies are not required to consolidate but in which a company has a significant variable interest. The consolidation requirements of FIN 46R apply immediately to variable interest entities created after December 31, 2003. The consolidation requirements will apply to entities established prior to December 31, 2003, in the first fiscal year or in the interim period beginning after December 15, 2004. We do not believe the adoption of such interpretation will have a material impact on our results of operations or financial condition.
QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
      We are exposed to interest rate changes primarily as a result of our long-term debt used to maintain liquidity and fund capital expenditures and expansion of our real estate investment portfolio and operations. Our interest rate risk objectives are to limit the impact of interest rate changes on earnings and cash flows and to lower our overall borrowing costs. To achieve these objectives we borrow primarily at fixed rates or variable rates with the lowest margins available and, in some cases, with the ability to convert variable rate debt to fixed rate debt. We may enter into derivative financial instruments such as interest rate swaps, caps and treasury locks in order to seek to mitigate our interest rate risk on a related financial instrument. We do not enter into derivative or interest rate transactions for speculative purposes.
      Our interest rate risk is monitored using a variety of techniques. The table below presents, as of March 31, 2005, the principal amounts and weighted average interest rates by year of expected maturity to evaluate the expected cash flows and sensitivity to interest rate changes.

	Expected Maturity Date

	2005	2006	2007	2008	2009	Thereafter	Total

Variable rate debt	$—	$33,255,000	$—	$—	$—	$—	$33,255,000
Average interest rate on maturing debt	—	5.75%	—	—	—	—	5.75%
      The weighted average interest rate of our mortgage debt as of March 31, 2005 was 5.75% per annum. At March 31, 2005, all of our mortgage debt was at a variable interest rate of 5.75% per annum. An increase in the variable interest rate on certain mortgages payable constitutes a market risk. As of March 31, 2005, for example a 0.50% increase in LIBOR would have increased our overall annual interest expense by $166,000, or less than 8.7%.
      Our interest rate risk is monitored using a variety of techniques. The table below presents, as of December 31, 2004, the principal amounts and weighted average interest rates by year of expected maturity to evaluate the expected cash flows and sensitivity to interest rate changes.

	2005	2006	2007	2008	2009	Thereafter	Total	Fair Value

Fixed rate debt — principal payments	$9,124,000	$—	$—	$—	$—	$—	$9,124,000	$9,345,000
Average interest rate on maturing debt	8.63%	—	—	—	—	—	8.63%
Variable rate debt — principal payments	$—	$33,047,000	$—	$—	$—	$—	$33,047,000	$34,551,000
Average interest rate on maturing debt	—	5.35%	—	—	—	—	5.35%
      The estimated fair value of debt is $43,896,000 at December 31, 2004.
      The weighted average interest rate of mortgage debt as of December 31, 2004 was 6.06% per annum. At December 31, 2004, our mortgage debt consisted of $9,124,000, or 21.6% of the total debt at a fixed interest rate of 8.63% per annum.

      An increase in the variable interest rate on certain mortgages payable constitutes a market risk. As of December 31, 2004, for example, a 0.5% increase in LIBOR would have increased the overall interest expense by $166,000 or less than a 9.4% increase to interest expense.
      The table below presents, as of December 31, 2003, the principal amounts and weighted average interest rates by year of expected maturity to evaluate the expected cash flows and sensitivity to interest rate changes.

	2004	2005	2006	2007	2008	Thereafter	Total	Fair Value

Fixed rate debt	$269,000	$9,124,000	$—	$—	$—	$—	$9,393,000	$10,087,000
Average interest rate on maturing debt	8.63%	8.63%	—	—	—	—	8.63%
Variable rate debt	$—	$—	$31,642,000	$—	$—	$—	$31,642,000	$32,267,000
Average interest rate on maturing debt	—	—	4.05%	—	—	—	4.05%
      The estimated fair value of debt is $42,354,000 at December 31, 2003.
      The weighted average interest rate of mortgage debt as of December 31, 2003 was 5.1% per annum. At December 31, 2003, our mortgage debt consisted of $9,393,000 or 22.9% of the total debt at a fixed interest rate of 8.63% per annum.
      An increase in the variable interest rate on certain mortgages payable constitutes a market risk. As of December 31, 2003, for example, a 0.5% increase in LIBOR would have increased the overall interest expense by $158,000 or less than a 12.4% increase to interest expense.
OTHER INFORMATION
Proposals by Our Members
      Once we complete our liquidation, we will no longer have special meetings. However, we project that completion of the liquidation may take 12 months or longer.
OTHER MATTERS
Mailing of Materials; Other Business
      We will mail a proxy card together with this proxy statement to all members of record at the close of business on [                    , 2005]. The only business to come before the special meeting of which the Board of Managers is aware is set forth in this proxy statement. If any other business does properly come before the special meeting or any postponement or adjournment thereof, the proxy holders will vote in regard thereto according to their discretion insofar as such proxies are not limited to the contrary.
      It is important that proxies be returned promptly. Therefore, members are urged to date, sign and return the accompanying proxy card in the enclosed envelope or by fax to (212) 645-8046 or by telephone by dialing toll-free 1-866-407-4371 or by the internet at https://www.proxyvotenow.com/2002vf.

FINANCIAL STATEMENTS

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
To the Managers and Members
NNN 2002 Value Fund, LLC
Santa Ana, California
      We have audited the accompanying consolidated balance sheets of NNN 2002 Value Fund, LLC (the “Company”), as of December 31, 2004 and 2003, and the related consolidated statements of operations, members’ equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
      We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
      In our opinion, such consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2004 and 2003, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche, LLP
Los Angeles, California
April 15, 2005 (June 15, 2005 as to the reclassification of Netpark as discontinued operations as described in Notes 1, 2, 3, 4, 10 and 13)

NNN 2002 VALUE FUND, LLC
CONSOLIDATED BALANCE SHEETS
March 31, 2005 (unaudited), December 31, 2004 and 2003

	March 31,	December 31,	December 31,
	2005	2004	2003

	(Unaudited)

ASSETS
Real estate investments:
Properties held for sale, net	$42,569,000	$56,382,000	$56,416,000
Investments in unconsolidated real estate	4,855,000	4,954,000	5,844,000

	47,424,000	61,336,000	62,260,000
Cash and cash equivalents	15,121,000	1,067,000	1,579,000
Restricted cash	—	248,000	246,000
Accounts receivable from related parties	94,000	30,000	—
Other assets — property held for sale, net	8,012,000	10,554,000	11,143,000

Total assets	$70,651,000	$73,235,000	$75,228,000

LIABILITIES, MINORITY INTERESTS AND MEMBERS’ EQUITY
Mortgages payable secured by property held for sale	$33,255,000	$42,172,000	$41,036,000
Accounts payable and accrued liabilities	4,000	37,000	—
Accounts payable due to related parties	19,000	17,000	—
Distributions payable	211,000	212,000	199,000
Notes payable to related parties	—	482,000	—
Liabilities — property held for sale, net	4,624,000	4,516,000	5,365,000

	38,113,000	47,436,000	46,600,000
Minority interests — property held for sale	6,645,000	6,468,000	6,663,000
Commitments and contingencies (Note 9)
Members’ equity	25,893,000	19,331,000	21,965,000

Total liabilities and members’ equity	$70,651,000	$73,235,000	$75,228,000

The accompanying notes are an integral part of these consolidated financial statements.

NNN 2002 VALUE FUND, LLC
CONSOLIDATED STATEMENTS OF OPERATIONS
For the Three Months Ended March 31, 2005 and 2004 (unaudited)
and the Years Ended December 31, 2004 and 2003

	Three Months Ended		Year Ended
	March 31,		December 31,

	2005	2004	2004	2003

	(Unaudited)
Expenses:
General and administrative	$(23,000)	$—	$99,000	$69,000

	(23,000)	—	99,000	69,000
Income (loss) before other income (expense) and discontinued operations	23,000	—	(99,000)	(69,000)
Other income (expense):
Interest expense	(3,000)	—	(9,000)	—
Interest income	—	—	6,000	46,000
Equity in earnings (loss) of unconsolidated real estate	65,000	3,000	(278,000)	84,000

Income (loss) from continuing operations	85,000	3,000	(380,000)	61,000
Discontinued operations:
Gain on sale on real estate	6,674,000	—	—	—
Income (loss) from discontinued operations	439,000	28,000	196,000	(596,000)

Net income (loss)	$7,198,000	$31,000	$(184,000)	$(535,000)

Net income (loss) per member unit:
Continuing operations — basic and diluted	$14.26	$0.50	$(63.76)	$12.56
Discontinued operations — basic and diluted	$1,193.46	$4.70	$32.89	$(122.71)

Total net income (loss) per member unit — basic and diluted	$1,207.72	$5.20	$(30.87)	$(110.15)

Weighted average number of member units outstanding — basic and diluted	5,960	5,960	5,960	4,857

The accompanying notes are an integral part of these consolidated financial statements.

NNN 2002 VALUE FUND, LLC
CONSOLIDATED STATEMENTS OF MEMBERS’ EQUITY
For the Three Months Ended March 31, 2005 (unaudited)
and the Years Ended December 31, 2004 and 2003

Total

BALANCE — December 31, 2002	$6,926,000
Capital contributions, net of offering costs	17,521,000
Distributions	(1,947,000)
Net loss	(535,000)

BALANCE — December 31, 2003	21,965,000
Distributions	(2,450,000)
Net loss	(184,000)

BALANCE — December 31, 2004	19,331,000
Distributions — (Unaudited)	(636,000)
Net income — (Unaudited)	7,198,000

BALANCE — March 31, 2005 (unaudited)	$25,893,000

The accompanying notes are an integral part of these consolidated financial statements.

NNN 2002 VALUE FUND, LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Three Months Ended March 31, 2005 and 2004 (unaudited)
and the Years Ended December 31, 2004 and 2003

	Three Months Ended March 31,		Years Ended December 31,

	2005	2004	2004	2003

	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$7,198,000	$31,000	$(184,000)	$(535,000)
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Gain on sale of real estate investment	(6,674,000)	—	—	—
Depreciation and amortization including amortization of deferred financing costs and amortization of below market leases — continuing and discontinued operations	496,000	806,000	3,974,000	1,978,000
Swap collar interest	(169,000)	(20,000)	(205,000)	14,000
Distributions received in excess of equity in earnings of unconsolidated properties	99,000	117,000	890,000	967,000
Minority interests	421,000	(22,000)	312,000	54,000
Change in operating assets and liabilities:
Accounts receivable	(64,000)	(216,000)	(29,000)	(224,000)
Other assets	(317,000)	(116,000)	(1,921,000)	(296,000)
Accounts payable and accrued liabilities	293,000	(9,000)	(69,000)	(194,000)
Security deposits and prepaid rent	—	—	216,000	376,000

Net cash provided by operating activities	1,283,000	571,000	2,984,000	2,140,000

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of real estate operating properties	—	—	—	(40,205,000)
Proceeds from sale of real estate operating properties	22,802,000	—	—	—
Acquisition of investments in unconsolidated real estate	—	—	—	(6,707,000)
Capital expenditures	—	(664,000)	(2,168,000)	(159,000)
Restricted cash	248,000	(109,000)	(2,000)	11,000

Net cash provided by (used in) investing activities	23,050,000	(773,000)	(2,170,000)	(47,060,000)

NNN 2002 VALUE FUND, LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Three Months Ended March 31, 2005 and 2004 (unaudited)
and the Years Ended December 31, 2004 and 2003 — (Continued)

	Three Months Ended March 31,		Years Ended December 31,

	2005	2004	2004	2003

	(Unaudited)
CASH FLOWS FROM FINANCING ACTIVITIES
Principal repayments on mortgages payable	(9,607,000)	(65,000)	(269,000)	(4,605,000)
Borrowings on mortgages payable	208,000	575,000	1,405,000	31,500,000
Borrowings from related party	—	—	482,000	—
Distributions	(636,000)	(595,000)	(2,437,000)	(1,793,000)
Distributions to minority interests	(244,000)	(237,000)	(957,000)	(447,000)
Contributions from minority interests	—	—	450,000	—
Issuance of members’ units, net of offering costs	—	—	—	17,521,000

Net cash provided by (used in) financing activities	(10,279,000)	(322,000)	(1,326,000)	42,176,000

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	14,054,000	(524,000)	(512,000)	(2,744,000)
CASH AND CASH EQUIVALENTS — beginning of period	1,067,000	1,579,000	1,579,000	4,323,000

CASH AND CASH EQUIVALENTS — end of period	$15,121,000	$1,055,000	$1,067,000	$1,579,000

The accompanying notes are an integral part of these consolidated financial statements.

NNN 2002 VALUE FUND, LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS—SUPPLEMENTAL INFORMATION
For the Three Months Ended March 31, 2005 and 2004 (unaudited)
and the Years Ended December 31, 2004 and 2003

	Three Months Ended
	March 31,		Years Ended December 31,

	2005	2004	2004	2003

	(Unaudited)
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the period for:
interest	$514,000	$457,000	$2,454,000	$2,236,000

NONCASH INVESTING ACTIVITIES:
Increase in intangible assets less intangible liabilities of acquisitions	$—	$—	$—	$9,320,000

Increase in investment in operating properties	$—	$—	$—	$11,543,000

Mortgage loan upon acquisition of property	$—	$—	$—	$—

Minority interests of acquired property	$—	$—	$—	$7,056,000

NNN 2002 VALUE FUND, LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the Three Months Ended March 31, 2005 and 2004 (unaudited)
and the Years Ended December 31, 2004 and 2003

1.	Organization
      NNN 2002 Value Fund, LLC, or the Company, was formed as a Virginia limited liability company. The use of the words “we”, “us” or “our” refers to NNN 2002 Value Fund, LLC and its subsidiaries. We were organized on May 15, 2002 for the purpose of acquiring all or a portion of up to three unspecified properties from unaffiliated sellers in accordance with the Private Placement Memorandum dated May 15, 2002, as amended, or the Private Placement Memorandum. We were organized with the purpose to acquire interests in and manage a diversified real estate portfolio composed of office buildings with high vacancies. We expected to own and operate interests in the properties for approximately three to five years.
      As of March 31, 2005, we owned one consolidated office property and an interest in one unconsolidated office property, accounted for under the equity method of accounting for investments.
      As of December 31, 2004, we owned two consolidated office properties and an interest in one unconsolidated office property, accounted for under the equity method of accounting.
      We are externally managed by Triple Net Properties, LLC, a Virginia limited liability corporation, or our Manager, which is responsible for managing our day-to-day operations and assets. In addition, Triple Net Properties Realty, Inc., a California corporation, or Realty, an affiliate of our Manager, which was solely owned through December 31, 2004 by Anthony W. Thompson, our Manager’s chairman and chief executive officer, (effective January 1, 2005, Mr. Thompson owns 88% of Realty) serves as our property manager (Note 8).

Plan of Liquidation
      In order to maximize member value, our Manager’s Board of Managers, or the Board of Managers, approved our preparation of a plan of liquidation and dissolution and the preparation of a proxy to solicit the required approval by our members of the plan of liquidation. If the Board of Managers determines that the plan of liquidation is in our best interests and its members, it will approve the plan and the filing of the proxy statement with the SEC. We believe that the increasing cost of corporate compliance with federal (including, without limitation, the Sarbanes-Oxley Act of 2002) and state and local regulatory requirements applicable to us with regard to our business activities, among other factors, has made it more likely in our judgment that liquidation would provide members with greater returns on their investments than would otherwise be realized if we continued to operate as a public reporting company.

2.	Summary of Significant Accounting Policies
      The summary of significant accounting policies presented below is designed to assist in understanding our consolidated financial statements. Such financial statements and accompanying notes are the representations of our management, who is responsible for their integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the United States of America, or GAAP, in all material respects, and have been consistently applied in preparing the accompanying consolidated financial statements.

Basis of Presentation
      The accompanying consolidated financial statements include our accounts, our wholly owned subsidiaries and any majority-owned subsidiaries where we have financial and operating control and variable interest entities, or VIEs, in which we have determined we are the primary beneficiary are included in the consolidated financial statements. All significant intercompany balances and transactions have been eliminated in consolidation. We account for all other unconsolidated real estate investments

NNN 2002 VALUE FUND, LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
using the equity method of accounting. Accordingly, our share of the earnings of these joint ventures and companies is included in consolidated net income (loss). All references to us include our subsidiaries.
      On March 15, 2005, we sold Bank of America Plaza West to an unaffiliated third party. On February 8, 2005, the Board of Managers approved the listing for sale of Netpark. We revised presentations for all periods presented, to reflect the reclassification of Bank of America Plaza West and Netpark as discontinued operations pursuant to the requirements of Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long Lived Assets”.
      SFAS No. 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets and requires that, in a period in which a component of an entity either has been disposed of or is classified as held for sale, the income statements for current and prior periods shall report the results of operations of the component as discontinued operations. We have reclassified amounts related to Bank of America Plaza West and Netpark in the consolidated financial statements to reflect the reclassification required by SFAS No. 144. Accordingly, revenues, operating costs and expenses, and other non-operating results for the discontinued operations of Bank of America Plaza West and Netpark have been excluded from our results from continuing operations for all periods presented herein. The financial results for Bank of America Plaza West and Netpark are presented in our consolidated statements of operations in a single line item entitled “Income from discontinued operations” and the related assets and liabilities are presented in the consolidated balance sheets in line items entitled “Property held for sale, net”, “Other assets — property held for sale, net” and “Mortgages payable secured by property held for sale” and “Liabilities — property held for sale, net.”

Interim Financial Data
      The accompanying interim financial statements have been prepared by our management in accordance with accounting principles generally accepted in the United States of America, or GAAP, and in conjunction with the rules and regulations of the SEC. Accordingly, the interim financial statements do not include all of the information and footnotes required by GAAP for complete financial statements. The accompanying unaudited financial statements reflect all adjustments, which are, in our opinion, of a normal recurring nature and necessary for a fair presentation of our financial position, results of operations and cash flows for the interim periods. Interim results of operations are not necessarily indicative of the results to be expected for the full year; such results may be less favorable.

Cash and Cash Equivalents
      Cash and cash equivalents consist of all highly liquid investments with a maturity of three months or less when purchased.

Restricted Cash
      Restricted cash is comprised of impound reserve accounts for property taxes, insurance and tenant improvements.

Allowance for Uncollectible Accounts
      Tenant receivables and unbilled deferred rent receivables are carried net of the allowances for uncollectible current tenant receivables and unbilled deferred rent. Management’s determination of the adequacy of these allowances is based primarily upon evaluations of historical loss experience, individual tenant receivables considering the tenant’s financial condition, security deposits, letters of credit, lease

NNN 2002 VALUE FUND, LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
guarantees and current economic conditions and other relevant factors. Our Manager has established an allowance for uncollectible accounts of $130,000, $130,000, and $126,000 as of March 31, 2005 (unaudited), December 31, 2004 and 2003, respectively, to reduce receivables to our Manager’s estimate of the amount recoverable.

Purchase Price Allocation
      In accordance with Statement of Financial Accounting Standard, or “SFAS” No. 141, Business Combinations, we, with the assistance from independent valuation specialists, allocate the purchase price of acquired properties to tangible and identified intangible assets based on their respective fair values. The allocation to tangible assets (building and land) is based upon management’s determination of the value of the property as if it were vacant using discounted cash flow models similar to those used by independent appraisers. Factors considered by management include an estimate of carrying costs during the expected lease-up periods considering current market conditions and costs to execute similar leases. Additionally, the purchase price of the applicable property is allocated to the above or below market value of in-place leases and the value of in-place leases and related tenant relationships.
      The value allocable to the above or below market component of the acquired in-place leases is determined based upon the present value (using a discount rate which reflects the risks associated with the acquired leases) of the difference between (i) the contractual amounts to be paid pursuant to the lease over its remaining term, and (ii) management’s estimate of the amounts that would be paid using fair market rates over the remaining term of the lease. The amounts allocated to above market leases are included in the intangible in-place lease asset and below market lease values are included in intangible lease liability in the accompanying consolidated financial statements and are amortized to rental income over the weighted average remaining term of the acquired leases with each property.
      The total amount of other intangible assets acquired is further allocated to in-place lease costs and the value of tenant relationships based on management’s evaluation of the specific characteristics of each tenant’s lease and the overall relationship with that respective tenant. Characteristics considered by management in allocating these values include the nature and extent of the credit quality and expectations of lease renewals, among other factors.

Operating Properties
      Operating properties are carried at the lower of historical cost less accumulated depreciation. The cost of the operating properties includes the cost of land and completed buildings and related improvements. Expenditures that increase the service life of properties are capitalized and the cost of maintenance and repairs is charged to expense as incurred. The cost of building and improvements are depreciated on a straight-line basis over the estimated useful lives of the buildings ranging primarily from 15 to 39 years and the shorter of the lease term or useful life, ranging from one to nine years for tenant improvements. When depreciable property is retired or disposed of, the related costs and accumulated depreciation are removed from the accounts and any gain or loss reflected in operations.
      Impairment losses are recorded on long-lived assets used in operations. Impairment losses are recorded on an operating property when indicators of impairment are present and the carrying amount of the asset is greater than the sum of the future undiscounted cash flows predicted to be generated by that asset. We have not recorded any impairment losses for the three months ended March 31, 2005 and 2004 (unaudited) and the years ended December 31, 2004 and 2003.

NNN 2002 VALUE FUND, LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Property Held for Sale
      In accordance with SFAS 144, Accounting for Impairment or Disposal of Long-Lived Assets, at such time as a property is held for sale, such property is carried at the lower of (i) its carrying amount or (ii) fair value less costs to sell. In addition, a property being held for sale ceases to be depreciated. We classify operating properties as property held for sale in the period in which all of the following criteria are met:

•	management, having the authority to approve the action, commits to a plan to sell the asset;

•	the asset is available for immediate sale in its present condition subject only to terms that are usual and customary for sales of such assets;

•	an active program to locate a buyer and other actions required to complete the plan to sell the asset have been initiated;

•	the sale of the asset is probable and the transfer of the asset is expected to qualify for recognition as a completed sale within one year;

•	the asset is being actively marketed for sale at a price that is reasonable in relation to its current fair value; and

•	given the actions required to complete the plan, it is unlikely that significant changes to the plan will be made or that the plan will be withdrawn.

Other Assets
      Other assets consist primarily of deferred financing costs, deferred rent receivables, lease commissions and other assets. Deferred financing costs consist of loan fees and other loan costs and are amortized over the respective loan term using a method that approximates the effective interest method.

Derivative Financial Instruments
      We are exposed to the effect of interest rate changes in the normal course of business. We seek to mitigate these risks by following established risk management policies and procedures which include the occasional use of derivatives. Our primary strategy in entering into derivative contracts is to minimize the volatility that changes in interest rates could have on its future cash flows. We employ derivative instruments, including interest rate swaps and caps, to effectively convert a portion of our variable-rate debt to fixed-rate debt. We do not enter into derivative instruments for speculative purposes.

Revenue Recognition
      In accordance with SFAS No. 13, “Accounting for Leases,” minimum annual rental revenue is recognized on a straight-line basis over the term of the related lease (including rent holidays). Tenant reimbursement revenue, which is comprised of additional amounts recoverable from tenants for common area maintenance expenses and certain other recoverable expenses, is recognized as revenue in the period in which the related expenses are incurred.

Concentration of Credit Risk
      Financial instruments that potentially subject us to a concentration of credit risk are primarily cash investments and accounts receivable from tenants. Cash is generally invested in investment-grade short-term instruments and the amount of credit exposure to any one commercial issuer is limited. We have cash in financial institutions which is insured by the Federal Deposit Insurance Corporation, or the FDIC, up to $100,000 per institution. At March 31, 2005 (unaudited), December 31, 2004 and 2003, we have

NNN 2002 VALUE FUND, LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
cash accounts in excess of FDIC insured limits. Concentration of credit risk with respect to accounts receivable from tenants is limited. We perform credit evaluations of prospective tenants and security deposits are obtained.
      As of March 31, 2005, we have interests in two properties located in the states of Illinois and Florida.
      As of December 31, 2004, we have interests in three properties located in the states of Illinois, Florida and Nevada.
      As of March 31, 2005 (unaudited), four of our tenants at our one remaining consolidated property accounted for 10% or more of our aggregate annual rental income.

		Percentage of
	2005 Annual	2005 Annual		Lease
Tenant	Base Rent*	Base Rent	Property	Expiration Date

Merck Medco	$1,566,000	18.8%	Netpark	10/31/11
GMC Worldwide	$1,495,000	17.9%	Netpark	11/30/06
Alltel Communications, Inc.	$1,048,000	12.6%	Netpark	11/30/05
Marriott Vacation Club Int’l	$907,000	10.9%	Netpark	11/30/08

*	Annualized rental income based on contractual base rent from leases in effect at March 31, 2005.
      As of March 31, 2004 (unaudited), four of our tenants at our consolidated properties accounted for 10% or more of our aggregate annual rental income.

		Percentage of
	2004 Annual	2004 Annual		Lease
Tenant	Base Rent*	Base Rent	Property	Expiration Date

Merck Medco	$1,520,000	15.7%	Netpark	10/31/11
GMC Worldwide	$1,495,000	15.4%	Netpark	11/30/06
Bank of America	$1,175,000	12.1%	B of A West	10/31/20
Alltel Communications	$1,022,000	10.5%	Netpark	11/30/05

*	Annualized rental income based on contractual base rent from leases in effect at March 31, 2004.
      As of December 31, 2004, three of our tenants accounted for 10% or more of the aggregate annual rental income. Information about these three tenants is provided in the table below:

		Percentage of
	2004 Annual	2004 Annual		Lease
Tenant	Base Rent (*)	Base Rent	Property	Expiration Date

Merck Medco	$1,566,000	14.5%	Netpark	10/31/11
GMC Worldwide	$1,495,000	13.8%	Netpark	11/30/06
Bank of America	$1,175,000	10.9%	Bank of America	10/31/20
			Plaza West

(*) Annualized rental income based on contractual base rent from leases in effect at December 31, 2004.

NNN 2002 VALUE FUND, LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      As of December 31, 2003, four of our tenants accounted for 10% or more of the aggregate annual rental income. Information about these four tenants is provided in the table below:

		Percentage of
	2003 Annual	2003 Annual		Lease
Tenant	Base Rent (*)	Base Rent	Property	Expiration Date

Merck Medco	$1,520,000	15.9%	Netpark	10/31/11
GMC Worldwide	$1,306,000	13.7%	Netpark	11/30/06
Bank of America	$1,152,000	12.1%	Bank of America	10/31/20
			Plaza West
Alltel Communications, Inc.	$1,022,000	10.7%	Netpark	11/30/05

(*) Annualized rental income based on contractual base rent from leases in effect at December 31, 2003.

Fair Value of Financial Instruments
      The SFAS No. 107, Disclosures About Fair Value of Financial Instruments, requires disclosure of fair value of financial instruments, whether or not recognized on the face of the balance sheet, for which it is practical to estimate that value. SFAS 107 defines fair value as the quoted market prices for those instruments that are actively traded in financial markets. In cases where quoted market prices are not available, fair values are estimated using present value or other valuation techniques such as discounted cash flow analysis. The fair value estimates are made at the end of each year based on available market information and judgments about the financial instrument, such as estimates of timing and amount of expected future cash flows. Such estimates do not reflect any premium or discount that could result from offering for sale at one time our entire holdings of a particular financial instrument, nor do they consider that tax impact of the realization of unrealized gains or losses. In many cases, the fair value estimates cannot be substantiated by comparison to independent markets, nor can the disclosed value be realized in immediate settlement of the instrument.
      Our consolidated balance sheets include the following financial instruments: cash and cash equivalents, tenant rent and other receivables, accounts payable and accrued expenses and notes payable. We consider carrying values of cash and cash equivalents, tenant rent and other receivables and accounts payable and accrued expenses to approximate fair value for these financial instruments because of the short period of time between origination of the instruments and their expected realization. The fair value of payable to affiliates is not determinable due to its related party nature. Based on borrowing rates available to us at December 31, 2004, the fair value of the mortgage loans payable was $43,895,000 compared to a carrying value of $42,171,000.

Income Taxes
      We are a pass-through entity for income tax purposes and taxable income is reported by our members on their individual tax returns. Accordingly, no provision has been made for income taxes in the accompanying consolidated statements of operations except for insignificant amounts related to state franchise and income taxes.

Comprehensive Income
      We report comprehensive income in accordance with SFAS No. 130, Reporting Comprehensive Income. This statement defines comprehensive income as the changes in equity of an enterprise except those resulting from members’ transactions. Accordingly, comprehensive income includes certain changes

NNN 2002 VALUE FUND, LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
in equity that are excluded from net loss. There are no differences between net loss and comprehensive loss.

Per Unit Data
      We report earnings per Unit pursuant to Statement of Financial Accounting Standards No. 128, “Earnings Per Share.” Basic earnings per Unit attributable for all periods presented is computed by dividing the net income (loss) by the weighted average number of units outstanding during the period. Diluted earnings per unit are computed based on the weighted average number of units and all potentially dilutive securities, if any. We do not have any dilutive securities as of March 31, 2005 (unaudited), December 31 2004, and 2003.
      Net income (loss) per unit is calculated as follows:

	Three Months Ended
	March 31,		Years Ended December 31,

	2005	2004	2004	2003

	(Unaudited)
Income (loss) from continuing operations	$85,000	$3,000	$(380,000)	$61,000
Income (loss) from discontinued operations	7,113,000	28,000	196,000	(596,000)

Net income (loss)	$7,198,000	$31,000	$(184,000)	$(535,000)

Net income (loss) per member unit:
Continuing operations	$14.26	$0.50	$(63.76)	$12.56
Discontinued operations	$1,193.46	$4.70	$32.89	$(122.71)

Total net income (loss) per member unit — basic and diluted	$1,207.72	$5.20	$(30.87)	$(110.15)

Weighted average number of member units outstanding — basic and diluted	5,960	5,960	5,960	4,857

Use of Estimates
      The preparation of our financial statements in conformity with GAAP requires our Manager to make estimates and assumptions that affect the reported amounts of the assets and liabilities as of March 31, 2005 (unaudited), December 31, 2004 and 2003, and the revenues and expenses for the three months ended March 31, 2005 and 2004 (unaudited) and the years ended December 31, 2004 and 2003. Actual results could differ from those estimates.

Segment
      We internally evaluate all properties as one reportable segment and, accordingly, do not report segment information.

Minority Interests
      Minority interests relate to the interests in the consolidated property that is not owned by us.

Reclassifications
      Certain reclassifications have been made to prior year amounts in order to conform to the current year presentation.

NNN 2002 VALUE FUND, LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Recently Issued Accounting Pronouncements
      In April 2004, the FASB issued FASB Staff Position FAS 129-1, “Disclosure Requirements under FASB Statement No. 129, Disclosure of Information about Capital Structure, Relating to Contingently Convertible Financial Instruments,” or FASP FAS 129-1. FSP FAS 129-1 provides guidance on disclosures of contingently convertible financial instruments, including those containing contingent conversion requirements that have not been met and are not otherwise required to be included in the calculation of diluted earnings per share. The statement was effective immediately, and applies to all existing and newly created securities. The adoption of this statement did not have a material effect on our results of operations or financial condition.
      In March 2004, the Emerging Issues Task Force, or EITF, reached a consensus on Issue No. 03-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments,” or EITF 03-1. EITF 03-1 provides guidance for determining when an investment is other-than-temporarily impaired to be applied in reporting periods beginning after June 15, 2004 and contains disclosure requirements effective in annual financial statements for fiscal years ending after December 15, 2003 for investments accounted for under SFAS Nos. 115 and 124. For all other investments within the scope of this Issue, the disclosures are effective for fiscal years ending after June 15, 2004. In September 2004, the FASB delayed the accounting provisions of EITF 03-1; however, the disclosure requirements remain effective. We have evaluated the impact of the adoption of EITF 03-1 and do not believe it will have a material effect on our financial condition or results of operations.
      In December 2003, the Financial Accounting Standards Board, or FASB, revised FASB Interpretation No. 46, or FIN 46, Consolidation of Variable Interest Entities, issued in January 2003, an interpretation of Accounting Research Bulletin No. 51, Consolidated Financial Statements (FIN 46R). FIN 46R requires that variable interest entities be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity’s activities or is entitled to receive a majority of the entity’s residual returns or both. FIN 46R also requires disclosures about variable interest entities that companies are not required to consolidate but in which a company has a significant variable interest. The consolidation requirements of FIN 46R apply immediately to variable interest entities created after December 31, 2003. The consolidation requirements will apply to entities established prior to December 31, 2003, in the first fiscal year or in the interim period beginning after December 15, 2004. We do not believe the adoption of such interpretation will have a material impact on our results of operations or financial condition.

3.	Real Estate Investments

2005 Dispositions (unaudited)
      On March 15, 2005, we sold Bank of America Plaza West building in Las Vegas, Nevada to an unaffiliated third party, First States Group, L.P., the operating partnership of American Financial Realty Trust, for a sale price of $24,000,000. Our cash proceeds were $11,768,000 after closing costs and other transaction expenses. The sale resulted in us recording a gain of $6,674,000. At closing, we paid a disposition fee to Realty in the amount of $780,000, or 3.25% of the sale price, of which 75% was passed through to our Manager pursuant to an agreement between our Manager and Realty, or the Realty-Triple Net Agreement.

Operating Properties — Held for Sale

Netpark, Tampa, Florida
      On June 3, 2003, through our wholly-owned subsidiary, NNN Netpark 25, LLC, we purchased a 50% tenant-in-common, or TIC, interest in Netpark, a 911,000 square foot, two-story office and technology

NNN 2002 VALUE FUND, LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
center located in Tampa, Florida. In the purchase transaction, AWT Family LP, a limited partnership, wholly owned by Anthony W. Thompson, our Manager’s chairman and chief executive officer, acquired a 0.625% TIC interest in Netpark and 22 unaffiliated parties acquired TIC interests totaling 44.625% of Netpark. The remaining 4.75% was acquired by unaffiliated limited liability members through NNN Netpark, LLC. We determined that this acquisition is required to be consolidated. The property was purchased from an unaffiliated third party for a purchase price of $47,000,000. Our cash investment was $8,705,000. We engaged an independent third party to provide assistance in the allocation of the purchase price of Netpark to tangible and intangible assets based on their respective fair values in accordance with SFAS No. 141. The seller of the property paid a sales commission to Realty of $1,410,000, or approximately 3.0% of the total purchase price, of which 75% was passed through to our Manager pursuant to the terms of an agreement between Realty and our Manager, or the Realty-Triple Net Agreement.
      At acquisition, we and other purchasers obtained a non-recourse loan from an unaffiliated lender in the amount of $31,500,000, with monthly interest only payments until June 6, 2006, at which time the loan must be paid in full or refinanced. The loan bears interest at LIBOR plus 300 basis points. The rates were 5.35% per annum and 4.05% per annum at December 31, 2004 and 2003, respectively.
      On February 8, 2005, the Board of Managers approved the listing for sale of Netpark.

Investments in Unconsolidated Real Estate
      Investments in unconsolidated real estate at March 31, 2005 (unaudited) and December 31, 2004 and 2003, consisted of our membership interest in a limited liability company in Congress Center:

		Company’s Investment
	Percentage
Property	Owned	March 31, 2005	December 31, 2004	December 31, 2003

		(Unaudited)
Congress Center, Chicago, IL	12.3%	$4,855,000	$4,954,000	$5,844,000
      On February 8, 2005, the Board of Managers approved the listing for sale of Congress Center.
      The summarized condensed combined financial information about our unconsolidated real estate is as follows:

	March 31,	December 31,	December 31,
	2005	2004	2003

	(Unaudited)
Assets (primarily real estate)	$140,680,000	$140,870,000	$144,491,000

Mortgage notes payable	97,500,000	97,500,000	96,989,000
Other liabilities	4,897,000	4,736,000	1,035,000
Equity	38,283,000	38,634,000	46,449,000

Total liabilities and equity	$140,680,000	$140,870,000	$144,491,000

Company’s share of equity	$4,855,000	$4,954,000	$5,844,000

NNN 2002 VALUE FUND, LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	For the Three Months Ended		For the Year Ended

	March 31,	March 31,	December 31,	December 31,
	2005	2004	2004	2003

	(Unaudited)
Revenues	$4,681,000	$4,323,000	$17,304,000	$14,261,000
Rental and other expenses	4,154,000	4,299,000	19,769,000	13,576,000

Net income (loss)	$527,000	$24,000	$(2,265,000)	$685,000

Company’s equity in earnings (loss)	$65,000	$3,000	$(278,000)	$84,000

Congress Center, Chicago, Illinois
      On January 9, 2003, we, as a member of NNN Congress Center, LLC, a Delaware limited liability company, purchased a 12.3% interest in Congress Center, a 16-story, Class A office building of 525,000 square feet located in Chicago, Illinois.
      As of December 31, 2004, Congress Center is owned by the following interest holders as TICs:

Tenant in Common	Interest Held

G REIT, Inc. (our affiliate)	30.0%
NNN Congress Center, LLC (our affiliate)	28.9%
Unaffiliated third parties	41.1% (combined)
      As of December 31, 2004, NNN Congress Center, LLC, which owns an aggregate 28.9% interest in Congress Center, is owned by the following members, with the proportionate membership interest and interest in Congress Center, respectively:

	Membership Interest in
Member	NNN Congress Center, LLC	Interest in Congress Center

NNN 2002 Value Fund, LLC	42.5%	12.3%
T REIT, Inc.	35.5%	10.3%
Unaffiliated members	22.0% (combined)	6.3% (combined)
      The property was purchased from an unaffiliated third party for a purchase price of $136,108,000. Our cash investment was $6,811,000. Our total investment consisted of our proportionate share of the purchase price of $17,422,000 (consisting of $5,006,000 in cash and $12,416,000 in debt), plus $1,805,000 for our proportionate share of closing costs, loan fees and reserves. We use the equity method of accounting to account for this investment. We engaged an independent third party to provide assistance in the allocation of the purchase price of Netpark to tangible and intangible assets based on their respective fair values in accordance with SFAS No. 141. The seller of the property paid a sales commission to Realty of $2,000,000, or approximately 1.5% of the total purchase price, of which 75% was passed through to our Manager pursuant to the Realty-Triple Net Agreement.
      On February 8, 2005, the Board of Managers approved the listing for sale of Congress Center.

4.	Mortgage Loans Payable Secured by Property Held for Sale
      In connection with the acquisition of Bank of America Plaza West Building, an office building located in Las Vegas, Nevada, on September 20, 2002, we borrowed $14,200,000 from an unaffiliated lender consisting of a first mortgage loan of $9,700,000, bearing interest at the rate of 8.625% per annum and a second mortgage loan of $4,500,000, at the rate of 10% per annum. The $4,500,000 loan was repaid in full during the year ended December 31, 2003. We received credits of $358,000 from the seller. The balance was $9,124,000, and $9,394,000 as of December 31, 2004, and 2003, respectively and is due on June 1,

NNN 2002 VALUE FUND, LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
2005. On August 9, 2004, we paid $562,000 for a refundable (less costs incurred by the bank) rate lock deposit to lock the interest on a potential refinancing of the Bank of America Plaza West in the amount of $16,200,000 property at a interest rate of 159 basis points above the Index, but in no event less than 5.66%. The rate we locked into was 5.84% per annum and expires on May 1, 2005. The loan was paid in full on March 15, 2005 with the proceeds from the sale of the property.
      In connection with the acquisition of Netpark in June 2003, we and the other owners of Netpark borrowed $31,500,000 from Bank of America. All owners of Netpark, including us, are jointly and severally liable for the entire loan amount. Additional amounts of up to $44,700,000 can be borrowed for approved tenant improvements and leasing commissions to renovate vacant space. The original mortgage of $31,500,000 bears interest at LIBOR rate plus 300 basis points. The rates were 5.75% per annum, 5.35% per annum and 4.05% per annum at March 31, 2005 (unaudited), December 31, 2004 and 2003, respectively. The line of credit which had a balance of $1,755,000, $1,547,000 and $142,000 as of March 31, 2005 (unaudited), December 31, 2004 and 2003, respectively, bears interest at LIBOR plus 300 basis points. The interest rate was 5.85%, 5.41% and 4.16% per annum at March 31, 2005 (unaudited), December 31, 2004 and 2003, respectively. Monthly payments of interest only are required until June 6, 2006, at which time the loan must be paid in full or refinanced.
      The principal payments due on notes payable for each of the next five years ending December 31, 2004 and thereafter are summarized as follows:

Year	Amount

2005	$9,124,000
2006	33,047,000
2007	—
2008	—
2009	—

Total	$42,171,000

      The fair value of total mortgage debt at December 31, 2004 and 2003 was $43,896,000 and $42,354,000, respectively.
      Derivatives are recognized as either assets or liabilities in the balance sheet and measured at fair value in accordance with SFAS No. 133, Derivative Instruments and Hedging Activities. Changes in fair value are included as a component of interest expense in the statement of operations in the period of change. We recorded $169,000, $20,000 and $205,000 as a reduction to interest expense for the three months ended March 31, 2005 and 2004 (unaudited) and year ended December 31, 2004 and $14,000 as an increase to interest expense for the year ended December 31, 2003 for interest rate swaps and collars.
      The following table lists the derivative financial instruments held by us as of March 31, 2005 (unaudited) and December 31, 2004:

Date	Notional Amount	Instrument	Rate	Maturity

March 31, 2005	$33,500,000	Swap	2.3%	06/06/06
December 31, 2004	$31,500,000	Swap	2.3%	06/06/06
5.     Minority Interests
      Minority interests relate to the interests we do not own in the following consolidated property:

•	Netpark — 44.625% owned by unaffiliated TICs; 0.625% owned by affiliated TIC; and 4.750% owned by NNN Netpark, LLC unaffiliated limited liability members.

NNN 2002 VALUE FUND, LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

6.	Member’s Equity

Members’ Equity
      Pursuant to the Private Placement Memorandum, we offered for sale to the public a minimum of 200 and a maximum of 6,000 units at a price of $5,000 per unit. We relied on the exemption from registration provided by Rule 506 under Regulation D and Section 4(2) of the Securities Act of 1933 as amended in connection with the closing of the offering. As discussed in the Private Placement Memorandum, we planned to use the net offering proceeds from the sale of units primarily to acquire ownership interests in up to three real estate properties. We financed the property acquisitions with a combination of net offering proceeds and debt secured by the acquired properties.
      There are three classes of units with different rights with respect to distributions. As of March 31, 2005 (unaudited), December 31, 2004 and 2003, 2,000 Class A units were issued, with aggregate gross proceeds of $10,000,000. As of March 31, 2005 (unaudited), December 31, 2004 and 2003, 2,000, 2,000 and 1,960 Class B units and Class C units were issued with aggregate gross proceeds of $10,000,000, $10,000,000 and $9,799,000, respectively. The rights and obligations of all members are governed by the Operating Agreement.
      Cash from Operations, as defined in the Operating Agreement, is first distributed to all members pro rata until all Class A Unit holders, Class B Unit holders and Class C Unit holders have received a 10%, 9% and 8% cumulative (but not compounded) annual return on their contributed and unrecovered capital, respectively. In the event that any distribution of Cash from Operations is not sufficient to pay the return described above, all Unit holders receive identical pro rata distributions, except that Class C Unit holders do not receive more than an 8% return on their Class C units, and Class B Unit holders do not receive more than a 9% return on their Class B units. Excess Cash from Operations is then allocated pro rata to all members on a per outstanding unit basis and further distributed to the members and our Manager based on predetermined ratios providing our Manager with a share of 15%, 20% and 25% of the distributions available to Class A units, Class B units and Class C units, respectively of such excess Cash from Operations.
      Cash from Capital Transactions, as defined in the Operating Agreement, is first used to satisfy our debt and liability obligations; second, pro rata to all members in accordance with their membership interests until all capital contributions are reduced to zero; third, in accordance with the distributions as outlined above in the Cash from Operations.
      During the three months ended March 31, 2005 and 2004 (unaudited) and the years ended December 31, 2004 and 2003, distributions of $107, $100, $410 and $400 per unit, were declared, aggregating approximately $636,000, $595,000, $2,450,000 and $1,947,000 in distributions, respectively. Class A units, Class B units and Class C units have received identical per-Unit distributions; however, distributions may vary among the three classes of units in the future.
      In connection with the sale of units, we incurred approximately $5,100,000 of costs related to the issuance of units through March 31, 2005 (unaudited), December 31, 2004 and 2003. Such amounts include a total of $2,298,000 as of March 31, 2005 (unaudited), December 31, 2004 and 2003 incurred to NNN Capital Corp., the dealer manager of the offering, which was solely owned by Anthony Thompson, our Manager’s chairman and chief executive officer during the period of the offering, representing primarily selling commissions, investor marketing and due diligence costs. Certain of these amounts were reallowed to participating broker dealers. In addition, $1,762,000 was incurred to the Manager for offering expenses as of March 31, 2005 (unaudited), December 31, 2004 and 2003.

NNN 2002 VALUE FUND, LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

7.	Future Minimum Rent

Rental Income
      We have leases with tenants that expire at various dates through 2014 and are either subject to scheduled fixed increases or adjustments based on the consumer price index. Generally, the leases grant tenants renewal options. Leases also provide for additional rents based on certain operating expenses. Future minimum rent under leases, excluding tenant reimbursements of certain costs, as of December 31, 2004, are summarized as follows:

Year Ending December 31,	Amount

2005	$7,425,000
2006	$5,738,000
2007	$4,825,000
2008	$3,918,000
2009	$3,013,000
Thereafter	$4,872,000
      A certain amount of our rental income is from tenants with leases which are subject to contingent rent provisions. These contingent rents are subject to the tenant achieving periodic revenues in excess of specified levels. For the three months ended March 31, 2005 and 2004 (unaudited) and the years ended December 31, 2004 and 2003, the amount of contingent rent earned by us was not significant.

8.	Related Party Transactions

Offering expenses
      For the three months ended March 31, 2005 and 2004 (unaudited) and the years ended December 31, 2004 and 2003, offering expenses paid by us include $0, $0, $0 and $1,467,000, respectively, paid to the dealer manager and $0, $0, $0 and $1,324,000, respectively, in reimbursements to our Manager for legal, accounting and other expenses of the offering.

Real estate commissions
      As discussed in Note 3, Realty received real estate sales commissions in the amount of $0, $0, $0 and $3,410,000 for the three months ended March 31, 2005 and 2004 (unaudited) and the years ended December 31, 2004 and 2003, respectively, in connection with our real estate acquisitions. Realty received disposition fees of $780,000, $0, $0 and $0 in connection with our real estate dispositions during the three months ended March 31, 2005 and 2004 (unaudited) and the years ended December 31, 2004 and 2003, respectively. 75% of these commissions were passed through to our Manager pursuant to the Realty-Triple Net Agreement.

Property management fees
      We pay Realty a property management fee equal to 5% of the gross receipts revenue from the properties. For the three months ended March 31, 2005 and 2004 (unaudited) and the years ended December 31, 2004 and 2003, management fees paid to Realty were $218,000, $150,000, $840,000 and $463,000, respectively. 100% of the property management fees are passed through to our Manager pursuant to the Realty-Triple Net Agreement.

NNN 2002 VALUE FUND, LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Lease commissions
      We pay Realty a leasing commission for its services in leasing any of our properties equal to 6% of the value of any lease entered into during the term of the Management Agreement and 3% with respect to any renewals. For the three months ended March 31, 2005 and 2004 (unaudited) and the years ended December 31, 2004 and 2003, we paid lease commissions to Realty of $4,000, $114,000, $630,000 and $141,000, respectively. 100% of leasing fees are passed through to our Manager pursuant to the Realty-Triple Net Agreement.

Notes Payable
      On August 9, 2004, we borrowed $210,000 from Cunningham Lending Group, LLC, or Cunningham, which is solely owned by Anthony W. Thompson, our Manager’s chairman and chief executive officer. The note was unsecured and requires interest only payments at a rate of 10% per annum with the principal and any accrued interest due on January 11, 2005. As of December 31, 2004, all accrued interest had been paid. On January 11, 2005, the $210,000 Cunningham loan was extended at a rate of 10% per annum with the principal and all accrued interest due on April 30, 2005. The note was paid in full on March 16, 2005.
      On September 23, 2004, we borrowed $186,000 from Cunningham. The note was unsecured and requires interest only payments at a rate of 10% per annum with the principal and all accrued interest due on April 30, 2005. As of December 31, 2004, all accrued interest had been paid. The note was paid in full on March 16, 2005.
      On November 23, 2004, we borrowed $31,000 from Cunningham. The note was unsecured and requires interest only payments at a rate of 10% per annum with the principal and all accrued interest due on November 23, 2005. As of December 31, 2004, all accrued interest had been paid. The note was paid in full on March 16, 2005.
      On December 13, 2004, we borrowed $55,000 from Cunningham. The note was unsecured and requires interest only payments at a rate of 10% per annum with the principal and all accrued interest due on December 13, 2005. As of December 31, 2004, all accrued interest has been paid. The note was paid in full on March 16, 2005.

NNN 2004 Notes Program, LLC
      The 2004 Notes Program, which is an affiliate of our Manager, made loans to us and to the Congress Center property. As of December 31, 2004, all principal and interest due on such loans have been repaid and we have no outstanding loans from the 2004 Notes Program. Terms of the 2004 Notes Program provide for interest payments at 11%. In addition to interest, the 2004 Notes Program is entitled to the greater of a 1% prepayment penalty or 20% of the profits upon sale of the property prorated for the amount of time the loan was outstanding. The loan from the 2004 Notes Program to the Congress Center property may result in additional amounts due to the 2004 Notes Program upon the sale of this property, depending on profits, if any, upon sale. We cannot reasonably estimate the additional amount due, if any, to the 2004 Notes Program if and when the Congress Center property is sold.

Related party accounts receivable/payable
      Related party accounts receivable/payable consists primarily of amounts due from/to us for operating expenses incurred by us and paid by our Manager or agreed to be absorbed by our Manager as discussed below.

NNN 2002 VALUE FUND, LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Costs incurred with compliance with public company filings
      On December 27, 2004, the Board of Managers approved payment by our Manager of costs associated with our compliance with public company filings. These costs include, but are not limited to, audit and legal fees as well as the cost of Sarbanes-Oxley compliance. As such, these costs are not included in our financial statements.

9.	Commitments and Contingencies

SEC Investigation
      On September 16, 2004, our Manager advised us that it learned that the SEC is conducting an investigation referred to as “In the matter of Triple Net Properties, LLC.” The SEC has requested information from our Manager relating to disclosure in securities offerings (including offerings by G REIT, Inc., T REIT, Inc. and A REIT, Inc.) and the exemption from the registration requirements of the Securities Act for the private offerings in which our Manager and its affiliated entities were involved and exemptions from the registration requirements of the Exchange Act for several entities. The SEC has requested financial and other information regarding these entities as well as the limited liability companies advised by our Manager, including us. Our Manager has advised us that it intends to cooperate fully with the SEC’s investigation. This investigation could focus on or involve our failure to timely file our Form 10 and our required reports under the Exchange Act, and could result in fines, penalties or administrative remedies.
      At this time we cannot assess the outcome of the investigation by the SEC. Therefore, at this time, we have not accrued any loss contingencies in accordance with SFAS No. 5.

Prior Performance Tables
      In connection with our offering of the sale of our units from May 15, 2002 through July 14, 2003, we disclosed the prior performance of all public and non-public investment programs sponsored by our Manager. We now have determined that there were certain errors in those prior performance tables. In particular, the financial information in the tables was stated to be presented on a GAAP basis. Generally the tables for the public programs were not presented on a GAAP basis and the tables for the non-public programs were prepared and presented on a tax or cash accounting basis. Moreover, a number of the prior performance data figures were themselves erroneous, even as presented on a tax or cash basis. In particular, certain calculations of depreciation and amortization were not on an income tax basis for a limited liability company investment. In general, the resulting effect is an overstatement of our Manager’s program and aggregate portfolio operating results.
      Following consideration of alternatives to address the errors in the prior performance tables, the Board of Managers determined that a liquidation and dissolution of our company would provide members with liquidity and with greater returns on their investments than would otherwise be realized if we continued to operate as a public reporting company. As such, the Board of Managers approved the preparation and filing of this proxy statement to solicit the vote of our members to sell our assets, liquidate our company and distribute the net proceeds to our members in accordance with the plan of liquidation.

Unconsolidated debt
      Our share of unconsolidated debt was approximately $11,973,000, $11,973,000 and $11,910,000 at March 31, 2005 (unaudited), December 31, 2004 and December 31, 2003, respectively.
      On January 9, 2003, we purchased interest in Congress Center and obtained a first mortgage loan in the amount of $81,989,000, through Bank of America. The loan bore an interest rate at a 30-day LIBOR

NNN 2002 VALUE FUND, LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
plus 175 basis points. We, together with the other purchasers of Congress Center, also obtained a mezzanine loan for $15,000,000, through Fleet Real Estate, Inc. This loan bore an interest rate at a 30-day LIBOR plus 675 basis points.
      On September 3, 2004, our Manager refinanced Congress Center with three loans totaling $97,500,000 through Principal Commercial Funding and Principal Life Insurance. We own a 12.3% interest in Congress Center, or the borrower, and in connection with our payment obligations under the three loans our liability is limited to the extent of our interest in Congress Center and any rents we are entitled to therefrom. In connection with the Congress Center refinancing, the total unamortized portion of the capitalized loan costs of $580,000 along with $253,000 in prepayment penalties related to the early termination of the loan were expensed in September 2004 by Congress Center.
      The refinanced loans include:
      Note A is in the amount of $80,000,000 and bears interest at a fixed rate of 5.635% per annum. The borrower is required to make monthly interest only payments until the due date of October 1, 2014. No pre-payments of principal are permitted until July 1, 2014.
      Note B is in the amount of $15,000,000 and bears interest at a fixed rate of 5.635% per annum. The borrower is required to make monthly interest only payments until the due date of October 1, 2014. No pre-payments of principal are permitted until July 1, 2014.
      Note C is in the amount of $2,500,000 and bears interest at a fixed rate of 7.0% per annum. The borrower is required to make monthly interest only payments until October 1, 2006. Thereafter, the borrower is required to make monthly principal and interest payments based on a 30-year amortization schedule until the due date of October 1, 2014. No pre-payments of principal are permitted until July 1, 2014.

Litigation
      Neither us nor any of our properties are presently subject to any other material litigation nor, to our knowledge, is any material litigation threatened against us or any of its properties which if determined unfavorably to us would have a material adverse effect on our cash flows, financial condition or results of operations. We are party to litigation arising in the ordinary course of business, none of which if determined unfavorably to us, individually or in the aggregate, is expected to have a material adverse effect on our cash flows, financial condition or results of operations.

Environmental matters
      We follow the policy of monitoring our properties for the presence of hazardous or toxic substances. While there can be no assurance that a material environmental liability does not exist, we are not currently aware of any environmental liability with respect to the properties that would have a material effect on our financial condition, results of operations and cash flows. Further, we are not aware of any material environmental liability or any unasserted claim or assessment with respect to an environmental liability that we believe would require additional disclosure or the recording of a loss contingency.

Other
      Our commitments and contingencies include the usual obligations of real estate owners and operators in the normal course of business. In the opinion of our Manager, these matters are not expected to have a material impact on our consolidated financial position and results of operations.

NNN 2002 VALUE FUND, LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

10.	Discontinued Operations — Property Held for Sale
      On February 8, 2005, our Manager listed Netpark in Tampa, Florida for sale.
      On March 15, 2005, we sold Bank of America Plaza West building in Las Vegas, Nevada to an unaffiliated third party, First States Group, L.P., the operating partnership of American Financial Realty Trust, for a sales price of $24,000,000. Our net cash proceeds were $11,768,000 after closing costs and other transaction expenses. The sale resulted in us recording a net gain of $6,143,000. At closing, we paid a commission to Realty in the amount of $780,000, or 3.25% of the purchase price, of which 75% was passed through to our Manager pursuant to the Realty-Triple Net Agreement.
      In accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, the net income and the net gain on dispositions of operating properties sold subsequent to December 31, 2001 or classified as held for sale are reflected in the consolidated statement of operations as discontinued operations for all periods presented. For the three months ended March 31, 2005 and 2004 (unaudited) and the years ended December 31, 2004 and 2003, discontinued operations included the net income (loss) of Bank of America Plaza West, that was sold in 2005 and was held for sale at December 31, 2004 and Netpark, that was listed on February 8, 2005. The following table summarizes the income and expense components that comprise discontinued operations for the three months ended March 31, 2005 and 2004 (unaudited) and the years ended December 31, 2004 and 2003:

	Three Months Ended		Years Ended
	March 31,		December 31,

	2005	2004	2004	2003

	(Unaudited)
Rental income	$2,991,000	$2,869,000	$12,358,000	$7,375,000
Rental expenses	1,293,000	1,287,000	4,948,000	3,240,000
Depreciation and amortization	381,000	945,000	4,433,000	2,138,000

Income before other income and minority interests	1,317,000	637,000	2,977,000	1,997,000
Interest expense (including amortization of deferred financing costs)	(505,000)	(640,000)	(2,520,000)	(2,555,000)
Other income	48,000	9,000	51,000	16,000
Minority interests	(421,000)	22,000	(312,000)	(54,000)

Income (loss) from discontinued operations — property held for sale, net	$439,000	$28,000	$196,000	$(596,000)

NNN 2002 VALUE FUND, LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      A summary of the Bank of America Plaza West and Netpark balance sheet information is as follows:

		December 31,
	March 31,
	2005	2004	2003

	(Unaudited)
Operating property, net of accumulated depreciation of $2,808,000, $2,271,000 and $1,306,000, respectively	$42,569,000	$56,382,000	$56,416,000
In-place leases and tenant relationships, net of accumulated amortization of $2,611,000, $3,052,000 and $1,002,000 at March 31, 2005 (unaudited), December 31, 2004 and 2003, respectively (with a weighted average life of 62 and 117 months for in-place leases and tenant relationships, respectively)	6,968,000	7,846,000	9,947,000
Total assets	$54,398,000	$67,703,000	$68,674,000

Mortgage loans payable	33,255,000	42,172,000	41,036,000
Below market leases, net of accumulated amortization of $1,312,000, $1,226,000 and $492,000 at March 31, 2005 (unaudited), December 31, 2004 and 2003, respectively (with a weighted average life of 63 months)	3,000,000	3,126,000	3,861,000
Minority liability	6,645,000	6,468,000	6,663,000
Total liabilities	37,880,000	46,879,000	53,065,000
Total equity	$16,518,000	$20,824,000	$15,610,000

      Amortization expense recorded on the identified intangible assets, for the three months ended March 31, 2005 and 2004 (unaudited) and the years ended December 31, 2004 and 2003 was $143,000, $348,000, $1,740,000 and $732,000, respectively.
      Estimated amortization expense of in-place leases and tenant relationships as of December 31, 2004 for each of the five succeeding fiscal years is as follows:

Year	Amount

2005	$1,063,000
2006	$867,000
2007	$827,000
2008	$786,000
2009	$700,000
      Amortization expense recorded on the identified intangible liabilities, for the three months ended March 31, 2005 and 2004 (unaudited) and the years ended December 31, 2004 and 2003 was $72,000, $211,000, $734,000 and $487,000, respectively.

NNN 2002 VALUE FUND, LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Estimated amortization expense of identified intangible liabilities as of December 31, 2004 for each of the five succeeding fiscal years is as follows:

Year	Amount

2005	$694,000
2006	$721,000
2007	$626,000
2008	$432,000
2009	$253,000

11.	Tax Treatment of Distributions
      The income tax treatment for distributions reportable for the years ended December 31, 2004 and 2003 was as follows:

	2004		2003

Ordinary income	$732,000	30.0%	$137,000	7.7%
Return of Capital	$1,705,000	70.0%	$1,646,000	92.3%

	$2,437,000	100.0%	$1,783,000	100.0%

12.	Selected Quarterly Data (unaudited)
      Set forth below is certain unaudited quarterly financial information. We believe that all necessary adjustments, consisting only of normal recurring adjustments, have been included in the amounts stated below to present fairly, and in accordance with generally accepted accounting principles, the selected quarterly information.

	Year Ended December 31, 2004

	4th Quarter	3rd Quarter	2nd Quarter	1st Quarter

Revenues	$—	$—	$—	$—
Expenses	13,000	1,000	85,000	—

Income (loss) before other income and discontinued operations	(13,000)	(1,000)	(85,000)	—
Interest expense (including amortization of deferred financing costs)	(6,000)	(3,000)	—	—
Other income	5,000	—	1,000	—
Equity in earnings (loss) of unconsolidated real estate	(211,000)	(139,000)	69,000	3,000

Income (loss) from continuing operations	(225,000)	(143,000)	(15,000)	3,000
Income (loss) from discontinued operations	69,000	(7,000)	106,000	28,000

Net income (loss)	$(156,000)	$(150,000)	$91,000	$31,000

Earnings (loss) per unit — basic and diluted
Continuing operations	$(37.77)	$(23.99)	$(2.52)	$.50
Discontinued operations	$11.59	$(1.17)	$17.79	$4.70

Total net income (loss) per unit — basic and diluted	$(26.18)	$(25.16)	$15.27	$5.20

NNN 2002 VALUE FUND, LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Year Ended December 31, 2003

	4th Quarter	3rd Quarter	2nd Quarter	1st Quarter

Revenues	$—	$—	$—	$—
Expenses	—	—	54,000	15,000

Income (loss) before other income and discontinued operations	—	—	(54,000)	(15,000)
Other (expense) income	6,000	24,000	7,000	9,000
Equity in earnings (loss) of unconsolidated real estate	(17,000)	97,000	64,000	(60,000)

Income (loss) from continuing operations	(11,000)	121,000	17,000	(66,000)
Loss from discontinued operations	(184,000)	(308,000)	(73,000)	(31,000)

Net loss	$(195,000)	$(187,000)	$(56,000)	$(97,000)

Earnings (loss) per unit — basic and diluted
Continuing operations	$(2.26)	$24.91	$3.50	$(13.59)
Discontinued operations	$(37.89)	$(63.41)	$(15.03)	$(6.38)

Total net income (loss) per unit — basic and diluted	$(40.15)	$(38.50)	$(11.53)	$(19.97)

13.	Subsequent Events

Dispositions
      On March 15, 2005, we sold Bank of America Plaza West building in Las Vegas, Nevada to an unaffiliated third party, First States Group, L.P., the operating partnership of American Financial Realty Trust, for a sales price of $24,000,000. Our net cash proceeds were $11,768,000 after closing costs and other transaction expenses. The sale resulted in us recording a net gain of $6,143,000. At closing, we paid a commission to Realty in the amount of $780,000, or 3.25% of the purchase price, of which 75% was passed through to our Manager pursuant to the Realty-Triple Net Agreement.

Congress Center
      On February 8, 2005, the Board of Managers approved the listing for sale of the Congress Center property in Chicago, Illinois, of which we own a 12.3% interest.

Netpark
      On February 8, 2005, the Board of Managers approved the listing for sale of the Netpark property in Tampa, Florida, of which we own a 50.0% interest.

Notes Payable
      On January 11, 2005, the $210,000 Cunningham loan was extended at a rate of 10% per annum with the principal and all accrued interest due on April 30, 2005. On March 16, 2005, the note was paid in full.
      On March 16, 2005, the following Cunningham loans also were paid in full:

•	September 23, 2004 loan in the amount of $186,000;

•	November 23, 2004 loan in the amount of $31,000; and

•	December 13, 2004 loan in the amount of $55,000.

NNN 2002 VALUE FUND, LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Subsequent Events — Unaudited
      On April 27, 2005, the Board of Managers of our Manager approved a special distribution of approximately $12,000,000 to members of NNN 2002 Value Fund, LLC. The proceeds from the sale of the Bank of America Plaza West property on March 15, 2005 will be used to fund the distribution. The $12,000,000 distribution was paid on May 27, 2005.
      Following payment of the monthly April 2005 distribution, we will no longer pay regular monthly distributions in anticipation of final approval and filing of the proxy statement to solicit the required approval of our members to sell our assets and liquidate our company. To the extent that prior distributions have not conformed to the distribution priorities, we intend to adjust future distributions in order to provide overall net distributions consistent with the priority provisions of the Operating Agreement. Such distributions may be distributions from capital transactions and may be completed in connection with a plan of liquidation in the event the members approve such plan.

EXHIBIT A
NNN 2002 VALUE FUND, LLC
PLAN OF LIQUIDATION AND DISSOLUTION
      1. Approval and Effectiveness of Plan. This Plan of Liquidation and Dissolution (this “Plan”) of NNN 2002 Value Fund, LLC, a Virginia limited liability company (the “Company”), has been approved by the Board of Managers (the “Board of Managers”) of the Company’s manager, Triple Net Properties, LLC (the “Manager”), as being advisable and in the best interests of the Company and its members. The Board of Managers has directed that this Plan be submitted to the members of the Company for approval. This Plan shall become effective upon approval of this Plan by holders of units of the Company in the manner and by the vote required by law and by the charter of the Company. The date of the members’ approval is hereinafter referred to as the “Effective Date.”
      2. Voluntary Liquidation and Dissolution. On and after the Effective Date, the Company shall voluntarily liquidate and dissolve in accordance with Section 731 of the Internal Revenue Code of 1986, as amended and in accordance with the Code of Virginia. Pursuant to this Plan, the Company shall sell, convey, transfer and deliver or otherwise dispose of all of the assets of the Company in one or more transactions without further approval of the members.
      3. Sales of Other Assets.
      a. The Company, acting for itself is authorized to sell or to cause the subsidiaries of the Company to sell any and all of their assets for cash, notes, redemption of equity, or such other assets as may be conveniently liquidated or distributed to the members; upon such terms as the Board of Managers may deem advisable.
      b. The Company and its subsidiaries shall not authorize or transfer assets pursuant to any sale agreement between the Company or its subsidiaries, on the one hand, and an affiliate of the Company or its subsidiaries, on the other hand, unless the Company receives:

(i) (A) an appraisal of such asset showing that the proposed sale price is within the appraiser’s range of estimated values for the asset, or (B) an opinion from Robert A. Stanger & Co., Inc. that such sale is fair to the Company from a financial point of view; and

(ii) approval of the transaction by the Board of Managers.
      4. Payment of Creditors; Distributions to Members. Subject to Section 9 hereof, the Board of Managers and such officers of the Company as the Manager may authorize and direct are authorized and directed to proceed promptly to: (i) collect its assets; (ii) dispose of such of its assets as are not to be distributed in kind to its members; (iii) pay or create a reserve fund for the payment of or otherwise adequately provide for all of the liabilities and obligations of the Company and the Operating Partnership and their subsidiaries; (iv) pay all expenses incidental to this Plan, including all counsel fees, accountants’ fees, advisory fees and such other fees and taxes as are necessary to effectuate this Plan; (v) distribute all the remaining assets of the Company, either in cash or in kind, to the members in cancellation or redemption of their units in one or more distributions, in accordance with the terms and provisions of the Operating Agreement of the Company (the “Operating Agreement”); and (vi) do every other act necessary or advisable to wind up the affairs of the Company (including, without limitation, the affairs of its subsidiaries) and liquidate its business and affairs. Upon the sale or other disposition of the assets of the Company, and the payment of, or provision for, all of the liabilities and obligations of the Company, the Company will be deemed to have liquidated.
      5. Reserve Fund. The Company is authorized, but not required, to establish one or more reserve funds in a reasonable amount to be determined by the Board of Managers within its discretion, to meet known liabilities and liquidating expenses and estimated unascertained or contingent liabilities and expenses, if the Board of Managers of the Company deems such reserves desirable. Creation of a reserve fund may be accomplished by a recording in the Company’s accounting ledgers of any accounting or bookkeeping entry which indicates the allocation of funds so set aside for payment. The Company is also authorized, but not required, to create a reserve fund by placing cash or property in escrow with an escrow agent for a specified term together with payment instructions. Any undistributed amounts remaining in such an escrowed reserve fund at the end of its term shall be returned to the Company or such other successor in interest to the Company as may then exist or, if no such entity is then in existence, shall be delivered to the Unclaimed Property Division of the Commonwealth of Virginia Department of the Treasury. The Company may also create a reserve fund by any other reasonable means.
      6. Insurance Policies. The Company is authorized, but not required, to procure for itself one or more insurance policies in a reasonable amount to be determined by the Board of Managers within its discretion, to cover unknown or unpaid liabilities and liquidating expenses and unascertained or contingent liabilities and expenses, if the Board of Managers deems such insurance policies desirable.
      7. Certificate of Cancellation. The Board of Managers and the Manager of the Company are authorized and directed, when appropriate, to file a certificate of cancellation with the Virginia State Company Commission (the “Virginia Commission”) pursuant to the Code of Virginia and to take all other appropriate and necessary action to dissolve the Company under Virginia law. Prior to filing of a certificate of cancellation, the Company shall give notice to its known creditors as required by the Code of Virginia and satisfy all other prerequisites to such filing under Virginia law. Upon the Virginia Commission’s acceptance of the certificate of cancellation, (i) the Company shall be dissolved upon the effective date of the certificate of cancellation; however (ii) as provided by the Code of Virginia, the Company shall continue to exist for the purpose of paying, satisfying and discharging any existing debts or obligations, collecting and distributing its assets, and doing all other acts required to liquidate and wind up its business and affairs.
      8. Effect and Timing of Distributions. Upon the complete distribution of all assets of the Company to the holders of outstanding units of the Company (the “Final Distribution”), all such units of the Company will be canceled and no longer deemed outstanding and all rights of the holders thereof as members of the Company shall cease and terminate. The Company shall use commercially reasonable efforts to cause the liquidation and dissolution of the Company to occur and to make the Final Distribution to holders of units no later than the first anniversary of the Effective Date.
      9. Corporate Governance following Dissolution, pending the Final Distribution. After the filing of the certificate of cancellation, the Company shall continue to be governed by its charter and the Operating Agreement, except as otherwise provided in this Plan or required by applicable law.
      10. Termination of Exchange Act Registration. At such other time as the Board of Managers considers appropriate, the Board of Managers and Manager of the Company are authorized to cause the Company to file a Form 15 (or take other appropriate action) to terminate the registration of its units under the Securities Exchange Act of 1934, as amended.
      11. Interpretation; General Authority. The Board of Managers and the Manager are hereby authorized to interpret the provisions of this Plan and the Manager are hereby authorized and directed to take such actions, to give such notices to creditors, members and governmental entities, to make such filings with governmental entities and to execute such agreements, conveyances, assignments, transfers, certificates and other documents, as may in their judgment be necessary or desirable in order to wind up expeditiously the affairs of the Company and complete the liquidation and dissolution thereof, including, without limitation: (i) the execution of any contracts, deeds, assignments or other instruments necessary or appropriate to sell or otherwise dispose of, any and all property of the Company or its respective subsidiaries, whether real or personal, tangible or intangible, (ii) the appointment of other persons to carry out any aspect of this Plan, and (iii) the temporary investment of funds in such medium as the Board of Managers or such trustees may deem appropriate. The death, resignation or other disability of any member of the Board of Managers or officer of the Managers shall not impair the authority of the surviving or remaining members of the Board of Managers or officers of the Manager (or any persons appointed as substitutes therefor) to exercise any of the powers provided for in this Plan. Upon such death, resignation or other disability, the surviving or remaining members of the Board of Managers shall have the authority to fill the vacancy or vacancies so created, but the failure to fill such vacancy or vacancies shall not impair the authority of the surviving or remaining members of the Board of Managers or officers of the Manager to exercise any of the powers provided for in this Plan.
      12. Indemnification. The Company shall reserve sufficient assets and/or obtain or maintain such insurance (including, without limitation, directors and officers (or equivalent) insurance) as shall be necessary or advisable to provide the continued indemnification of the Board of Managers of the Company, the Manager, the officers and agents of the Manager, the officers and agents, if any, of the Company, and such other parties whom the Company has agreed to indemnify, to the full extent provided by the charter of the Company, the Operating Agreement, any existing indemnification agreement and applicable law. At the discretion of the Board of Managers of the Company, such insurance may include coverage for the periods after the dissolution of the Company.
      13. Governing Law. The validity, interpretation, and performance of this Plan shall be controlled by and construed under the laws of the Commonwealth of Virginia.
      14. Abandonment of Plan of Liquidation; Amendment. Prior to approval of this Plan by members, the Board of Managers may withdraw and abandon this Plan for any reason. Following approval of this Plan by members, this Plan may not be abandoned by the Company except in accordance with applicable law. Notwithstanding approval of this Plan by the members of the Company, the Board of Managers may modify or amend this Plan without further action by or approval of the members of the Company to the extent permitted under then-current applicable law.

Robert A. Stanger & Co., Inc.
EXHIBIT B
June 16, 2005
The Board of Managers of
Triple Net Properties, LLC,
The Manager of
NNN 2002 Value Fund, LLC
1551 N. Tustin Avenue — Suite 200
Santa Ana, California 92705
Gentlemen:
      We have been advised that NNN 2002 Value Fund LLC (the “Company”) is contemplating the commencement of a plan to liquidate the assets of the Company (the “Plan of Liquidation”) and distribute the net proceeds after the payment of transaction costs and liabilities to the unitholders of the Company (the “Unitholders”) in each of three classes, namely Class A, Class B and Class C. The real estate assets of the Company include interests in two income-producing properties as set forth in Exhibit 1 hereto (individually, a “Property” and collectively, the “Properties”).
      In connection with the contemplated Plan of Liquidation, we have been advised that the Company may enter into one or a series of transactions for the sale of the Properties owned by the Company, after conducting negotiations to establish commercially fair and reasonable terms for such transactions, to third party buyers or affiliates of the Company.
      We have also been advised that if the Company decides to pursue such Plan of Liquidation, the Company will obtain the approval of: (i) the board of managers of the Triple Net Properties, LLC the Manager of the Company (the “Board of Managers”); and (ii) Unitholders holding a majority in interest in the Company pursuant to a proxy statement to be provided to such Unitholders (the “Proxy Statement”). We have also been advised that such Proxy Statement will include the terms and conditions and consideration to be received by the Company in any transactions for which definitive agreements have been entered into as of the date of the Proxy Statement, and will include estimates prepared by management of the Company (“Management”) of: (1) the range of liquidation value for all the Company’s real estate assets and associated liabilities (the “Management’s Net Real Estate Liquidation Value Range Estimate”); and (2) an estimate prepared by Management of the range of expected per Unit distribution of proceeds from the Plan of Liquidation (“Management’s Estimated Per Unit Distribution Range”) for the Class A, Class B and Class C units, which estimate reflects Management’s best good faith estimate of such distributions taking into account provisions of the Company’s Operating Agreement and Management Agreement.
      We have further been advised that the Company has engaged third parties and solicited interest and attempted to market certain Properties to unaffiliated prospective buyers and, as of the date of this letter, has closed the following transaction, which is described in the Proxy Statement, with unaffiliated third parties for the sale of such asset (the “Third Party Transaction”):

Property	Consideration

Bank of America West	$24,000,000
      We have been advised further that Management’s Net Real Estate Liquidation Value Range Estimate is $20,313,000 to $21,747,000, and that Management’s Estimated Per Unit Distribution Range is as follows, after considering a special distribution of cash during May, 2005 in the amount of $12,000,000:

	(a) Low	High

Class A	$3,606	$3,810
Class B	$3,457	$3,649
Class C	$3,328	$3,509

Robert A. Stanger & Co., Inc.
      We have also been advised that the Company intends to make a distribution of cash, at or around the time of closing of the Transactions, approximately equal to the value of the net financial assets and liabilities of the Company in conformity with the provisions relating to liquidating distributions as set forth in the Operating Agreement, the Management Agreement and the agreements of all entities through which the Company holds interests in the Properties.
      The Board of Managers has considered certain matters relating to the Plan of Liquidation and the Transactions, and has requested that Robert A. Stanger & Co., Inc. (“Stanger”) provide to the Board of Managers: (1) its opinion as to the fairness from a financial point of view of the consideration received by the Company in the Third Party Transaction, as identified above; and (2) its opinion as to the reasonableness from a financial point of view of Management’s Net Real Estate Liquidation Value Range Estimate and Management’s Estimated Per Unit Distribution Range for each class of units.
      Stanger, founded in 1978, has provided information, research, investment banking and consulting services to clients located throughout the United States, including major New York Stock Exchange member firms, insurance companies and over seventy companies engaged in the management and operation of partnerships and real estate investment trusts. The investment banking activities of Stanger include merger and acquisitions advisory and fairness opinion services, asset and securities valuations, industry and company research and analysis, litigation support and expert witness services, and due diligence investigations in connection with both publicly registered and privately placed securities transactions.
      Stanger, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers, acquisitions, and reorganizations and for estate, tax, corporate and other purposes. In particular, Stanger’s valuation practice principally involves partnerships, partnership and real estate investment trust (“REIT”) securities and the assets typically owned through partnerships and REITs including, but not limited to, real estate assets.
      In the course of our review to render this opinion, we have, among other things:

•	Reviewed a draft of the Proxy Statement related to the Plan of Liquidation, which draft the Company has indicated to be in substantially the form intended to be finalized and filed with the Securities and Exchange Commission and distributed to Unitholders;

•	Reviewed the Company’s annual report to unitholders filed with the Securities and Exchange Commission on Form 10-K for the year ending December 31, 2004, and the Company’s quarterly report filed with the SEC on Form 10-Q for the quarter ended March 31, 2005 which reports Management has indicated to be the most current financial statements available;

•	Reviewed a rent roll for each Property along with historical operating statements for the period of Company ownership as available, and the 2005 operating budget for each Property, including capital expenditures, tenant improvement allowances and leasing commissions;

•	Performed site visits of each Property and made inquiries and reviewed information concerning local market conditions and competing properties;

•	Discussed with members of Management and the Property Manager conditions in office property markets in general, and the local market of each Property, in particular, market conditions for the sale/acquisition of properties similar to those owned by the Company, the current and projected operation and performance of each of the Properties, the current debt encumbering each Property, and the financial condition and future prospects of the Company;

•	Reviewed available published national surveys and certain other information relating to acquisition criteria for properties similar to the subject Properties;

Robert A. Stanger & Co., Inc.

•	Reviewed an appraisal of the Congress Center property performed at or around the time of acquisition or refinancing;

•	Reviewed offering materials prepared by real estate brokers engaged by the Company to serve as real estate broker to identify qualified potential buyers, solicit interest and market the Properties;

•	Reviewed internal financial analyses and derivations prepared by the Company of the Management’s Net Real Estate Liquidation Value Range Estimate;

•	Reviewed the internal financial analyses and projections prepared by the Company of Management’s Estimated Per Unit Distribution Range for the Class A, Class B and Class C Units, which estimate reflects the completion of the Third Party Transaction, Management’s Net Real Estate Liquidation Value Range Estimate, and the terms and conditions of the Company’s Operating Agreement and Management Agreement relating to liquidating distributions; and

•	Conducted such other analyses and inquiries, as we deemed appropriate.
      In rendering these opinions, we have relied upon and assumed, without independent verification, the accuracy and completeness in all material respects of all financial and other information contained in the Proxy Statement or furnished or otherwise communicated to us by the Company, the Manager or the Property Manager. We have not performed an independent appraisal of the assets and liabilities of the Company and have relied upon and assumed the accuracy of any estimates of potential environmental liabilities, physical condition and deferred maintenance contained in third party reports or provided to us by management, and the balance sheet value determinations for non-real estate assets and liabilities of the underlying real estate investments and the Company and any transaction expense and other adjustments thereto made by management to determine Management’s Net Real Estate Liquidation Value Range Estimate and Management’s Per Unit Distribution Range for the Class A, Class B and Class C Units. We have also relied on the assurance of the Company that any pro forma financial statements, projections, budgets, value or distribution estimates or adjustments provided or communicated to us, were reasonably prepared on bases consistent with actual historical experience and reflect the best currently available estimates and good faith judgments; that the allocation of Consideration between the Unitholders of each class and the Manager and the fees associated with the Plan of Liquidation are consistent with the provisions of the Company’s Operating Agreement, Management Agreement, the agreements of any other entities through which the Company owns interests in the Properties; that no material change has occurred in the value of the assets or the information reviewed between the date such information was provided and the date of this letter; and that the Company, the Manager and the Property Manager are not aware of any information or facts that would cause the information supplied to us to be incomplete or misleading in any material respect. Nothing has come to our attention that would lead us to believe that any of the foregoing is incorrect, incomplete or misleading in any material respect. We have assumed that: (i) the Company will maintain it’s status as a limited liability company for the entire period of the Plan of Liquidation and will meet any tests and will not incur any tax liabilities of any kind in connection with the failure to so comply with tax rules of any nature; (ii) the Company will not incur any fees or costs associated with reserves or insurance for liabilities, contingent or otherwise, during the term of the Plan of Liquidation, which are not accrued in Management’s Estimated Per Unit Distribution Range or funded by operating cash flow subsequent to the commencement of the Plan of Liquidation; (iii) the Company will not incur any contingency reserve in excess of Management’s estimate of such reserve at $300,000; (iv) the Company’s interest in and the value of each real estate investment will not be encumbered or reduced by any incentive interest, fees or expenses associated with any management agreement, tenant in common agreement or other program agreement or any discount relating to a minority interest or tenant in common interest, other than such fees and compensation as estimated by Management and authorized by the related agreements; (v) the Company will not incur any fines, penalties, assessment, charges, settlement costs, judgments or any other costs, legal or otherwise associated with any regulatory inquiry or litigation, including, but not limited to that regulatory investigation and litigation identified in the Proxy as:

Robert A. Stanger & Co., Inc.
the SEC Investigation into the Matter of Triple Net Properties LLC, or potential shareholder litigation relating to the Plan of Liquidation or any other matter; (vi) the Company will not sell any assets while under duress at prices less than market value, including any sales of assets d ue to influence exerted by any lender or accept any consideration for the sale or exchange of any of it’s assets which has a market value which is less than the assets exchanged therefore, including any deferred, contingent or earn-out type consideration; (vii) the Company will not incur any costs associated with the assumption or prepayment of mortgages; (viii) the Company will not incur any transaction expenses which are not accrued in Management’s Estimated Per Unit Distribution Range or which will not be funded by cash flow from operations subsequent to the date of this letter; and (ix) the Company will not incur any additional wind down cost associated with the Plan of Liquidation which is in excess of the cash flow realized by the Company subsequent to the date hereof.
      We have not been engaged to, and therefore did not: (i) appraise the Company or the assets and liabilities of the Company; (ii) select the method of determining the type or amount of consideration to be received in any Transaction; (iii) make any recommendation to the Company, the Board of Managers or the Unitholders of any class with respect to whether or not to pursue a Plan of Liquidation, whether to accept or reject any transaction, or the impact, tax or otherwise, of acceptance or rejection of any transaction or the Plan of Liquidation; (iv) express any opinion as to (a) the business decision to pursue a Plan of Liquidation, or alternatives to the Plan of Liquidation including, but not limited to, refinancing of the Properties or continuing the Company as a going concern; (b) the amount or allocation of expenses relating to the Plan of Liquidation or any transaction; (c) any terms of any transaction other than the Consideration; and (d) the rights of any unitholder or tenant-in-common interest holder to acquire any Property, to prevent the sale of any Property, or to retain a tenant-in-common interest in any Property; (v) provide any implied or explicit guarantee or warrantee that the amounts actually realized in a transaction involving the Real Estate Assets will be within Management’s Net Real Estate Liquidation Value Range Estimate and that the distributions per Unit resulting from the Plan of Liquidation will be within Management’s Estimated Per Share and Per Unit Distribution Range, which realized amounts may be higher or lower than the estimates. Our opinions are based on business, economic, real estate and securities markets, and other conditions as they existed and could be evaluated on the date of our analysis and addresses the Consideration and Management estimates in the context of information available as of the date of our analysis. Events occurring after that date may materially affect the assumptions used in preparing the opinions.
      Based upon and subject to the foregoing, and in reliance thereon, it is our opinion that as of the date of this letter: (i) the Consideration received by the Company in the Third Party Transaction was fair to the Company from a financial point of view; and (ii) Management’s Net Real Estate Liquidation Value Range Estimate and Management’s Estimated Per Unit Distribution Range for each of the Class A, Class B and Class C units are reasonable from a financial point of view.

Robert A. Stanger & Co., Inc.
      This letter does not purport to be a complete description of the analyses performed or the matters considered in rendering this opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. We have advised the Board of Managers that our entire analysis must be considered as a whole and that selecting portions of our analysis and the factors considered by us, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying these opinions. In rendering these opinions judgment was applied to a variety of complex analyses and assumptions. The assumptions made and the judgments applied in rendering the opinions are not readily susceptible to partial analysis or summary description.

Yours truly,

Robert A. Stanger & Co., Inc.
Shrewsbury, New Jersey
June 16, 2005

Property Name	City	State

Net Park	Tampa	FL
Congress Center	Chicago	IL
Bank of America West(1)	Las Vegas	NV

(1) Property was sold in March, 2005.

INVESTOR PROXY CARD

Please Vote by September 6, 2005

The undersigned member of NNN 2002 Value Fund, LLC, a Virginia limited liability company, hereby appoints Louis J. Rogers and Talle A. Voorhies and each of them as Proxies for the undersigned with full power of substitution in each of them, to attend the special meeting of members of the company to be held at Triple Net Properties 1551 N. Tustin Ave., Suite 200 Santa Ana, CA 92705 on September 7, 2005 at 9:00 a.m., local time and any and all adjournments and postponements thereof, and to cast, on behalf of the undersigned, all votes that the undersigned is entitled to cast, and otherwise to represent the undersigned, at such meeting and all adjournments and postponements thereof, with all power possessed by the undersigned as if personally present and to vote in their discretion on such other matters as may properly come before the meeting. The undersigned hereby acknowledges receipt of the notice of the special meeting of members and of the accompanying proxy statement and revokes any proxy heretofore given with respect to such meeting.

This proxy is solicited on behalf of the board of managers of the manager of NNN 2002 Value Fund, LLC. In its discretion, the proxies are authorized to vote upon such other business as may properly come before the special meeting, including matters incident to its conduct.

When properly executed, this proxy will be voted as specified by the undersigned member. If no voting instruction is given as to any item, this proxy will be voted “FOR” Item 1 and “FOR” Item 2.

THE BOARD OF MANAGERS RECOMMENDS A VOTE “FOR” ITEMS NO. 1 AND 2. IF NO SPECIFICATION IS MADE, SUCH PROXY WILL BE VOTED “FOR” EACH SUCH ITEM.

1.	Approval and adoption of the plan of liquidation.

☐       For            ☐       Against            ☐       Abstain

2.	Approval of the proposal to permit the board to adjourn the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve Item 1.

☐       For            ☐       Against            ☐       Abstain

SIGN, DATE and RETURN:

	Date:	/	/2005

If the unit is jointly owned, both parties must sign.

	Date:	/	/2005

YOUR VOTE IS IMPORTANT!

You can authorize the proxies to cast your vote and otherwise represent you at the Special Meeting in one of four ways:

MAIL: Return the completed form in the enclosed postage-paid envelope.

FAX: Fax the completed form to 1-212-645-8046.

PHONE: Call our toll-free number at 1-866-407-4371 to vote.

INTERNET: Vote online at https://www.proxyvotenow.com/2002vf.

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